UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No. )

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BorgWarner Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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BORGWARNER

2026

Notice of Annual Meeting of Stockholders and Proxy Statement

ANCHORED IN OUR BELIEFS

INCLUSION. Respecting individuals	INTEGRITY. Honoring truth	EXCELLENCE. Focusing on results	RESPONSIBILITY. Our commitment	COLLABORATION. Building trust

BORGWARNER TODAY*
65 MANUFACTURING LOCATIONS	16 TECHNICAL CENTERS	37,500 WORKERS	~7,700 ENGINEERS

*As of December 31, 2025

In 2025, BorgWarner Inc. (“BorgWarner” or the “Company”) generated approximately $14.3 billion in sales and returned approximately $627 million to stockholders through quarterly cash dividends and share repurchases. Reflecting our commitment to stockholder value, the Company also increased its quarterly dividend by 55% from $0.11 to $0.17 per share of common stock. These results underscore BorgWarner’s ability to execute with discipline and resilience in a rapidly evolving automotive landscape. Despite ongoing challenges facing the industry, including volatility in electric vehicle adoption, tariff headwinds, and macroeconomic uncertainty, the Company maintained strong margin performance through light vehicle eProduct growth and disciplined cost management. Additionally, our broad product portfolio of combustion, hybrid, and electric technologies has allowed our business to effectively adjust and adapt to customers’ needs and market shifts. With a diversified portfolio, commitment to controlling costs, and decentralized operating model that allows for speed and agility, BorgWarner believes it is well positioned to continue to deliver stockholder value for years to come.

Key business highlights achieved during 2025 include:

*In this proxy statement, “BorgWarner Adjusted Operating Margin” or “BW AOM” herein represents the Company’s Adjusted Operating Margin used for purposes of determining performance under the Company’s Management Incentive Plan (the “MIP”), which modifies Adjusted Operating Margin, as defined and reported by the Company in its earnings press release for the year ended December 31, 2025, to exclude the impact of customer tariff recoveries consistent with the terms of the MIP.

Reconciliations from the Company’s financial statements to BW AOM and BW FCF can be found in Appendix A.

Our product portfolio is a result of our long-term investment strategy. This strategy has led to a broad and resilient product portfolio of combustion, hybrid, and electric technologies that we believe meets the demands and needs of our customers and market, which vary by region. Below is an example of our diverse and innovative portfolio.

		COMBUSTION	HYBRID	ELECTRIC

Foundational*	Turbos
AWD/4WD
Intake & EGRs
ECUs
Engine Timing
Transmission Products
eProducts*	Inverters
Other Power Electronics
Thermal Management
EV Gearboxes
Electric Drive Motors
Battery Systems

*Foundational Products include products used on internal combustion engines, plus those products and components that are also included in hybrid powertrains. eProducts are products utilized on electric vehicles (“EVs”), plus those products that are included in hybrid powertrains whose underlying technologies are adaptable or applicable to those used in or for EVs.

Dear Fellow Stockholder:

On behalf of the Board of Directors (the “Board”) and the management of BorgWarner, we invite you to attend the 2026 Annual Meeting of Stockholders (the “Annual Meeting”) at our world headquarters located at 3850 Hamlin Road, Auburn Hills, Michigan 48326, on Wednesday, April 29, 2026, at 9:00 a.m., local time, for the following purposes:

DATE	TIME	PLACE	RECORD DATE

Wednesday, April 29, 2026	9:00 a.m., local time	3850 Hamlin Road, Auburn Hills, Michigan 48326	March 3, 2026

Proposals to be Voted:		Recommendation
❶	Elect the eight directors named herein to serve for the next year See page 10	FOR the Board’s nominees
❷	Approve, on an advisory basis, the compensation of our named executive officers See page 26	FOR
❸	Ratify the selection of PricewaterhouseCoopers LLP as the independent registered public accounting firm for the Company for 2026 See page 72	FOR
❹	Approve the Amended and Restated BorgWarner Inc. 2023 Stock Incentive Plan See page 75	FOR
❺	Vote on a stockholder proposal regarding action by written consent See page 85	VOTE AGAINST

Only stockholders of record at the close of business on March 3, 2026 are entitled to vote at the Annual Meeting or any adjournment or postponement thereof.

Please read the attached proxy statement carefully, as it describes in greater detail the matters to be acted upon and your voting rights with respect to those matters. The proxy card delivered to stockholders is solicited by the Board.

Along with the attached proxy statement, we are providing you with a copy of our Annual Report on Form 10-K for our fiscal year ended December 31, 2025.
Stockholders should not regard our Annual Report on Form 10-K, which includes our audited financial statements, as proxy solicitation material.
By Order of the Board,
Tonit M. Calaway Executive Vice President, Chief Administrative Officer, General Counsel and Secretary March 19, 2026

Your Vote is Important! You can submit your vote by:
Telephone Call us free of charge at 1-800-690-6903 and follow the instructions.
Internet Access the internet, go to www.proxyvote.com, and follow the instructions.
Mail Vote by mail by requesting a paper copy of the materials, which will include a proxy card. See page 88 for instructions on how to receive a paper copy of our proxy materials.
In Person If you attend the meeting, you may vote in person if you wish to do so, even if you have previously submitted your proxy.

This summary of ballot items provides information that you should consider before voting on the proposals presented at this year’s Annual Meeting, which include (1) the election of eight directors named herein, (2) the approval, on an advisory basis, of the compensation of our named executive officers, (3) the ratification of the selection of PricewaterhouseCoopers LLP as the independent registered public accounting firm for the Company for 2026, (4) the approval of the Amended and Restated BorgWarner Inc. 2023 Stock Incentive Plan, and (5) a vote on a stockholder proposal regarding action by written consent. It does not contain all the information that you should consider, and you should read the entire Proxy Statement carefully before voting.

Director Nominee Demographics

It is a priority of our Board and Corporate Governance Committee that our directors possess the expertise, knowledge, and qualifications necessary to effectively represent the long-term interests of the Company and our stockholders. The Corporate Governance Committee regularly reviews and updates, as needed, the skills and attributes (see page 18) that they believe are needed to guide the Company.

We also focus on board refreshment because we believe that fresh perspectives of newer directors blended with the institutional knowledge of longer-tenured directors enhance strategic insight and overall board performance. Since 2021, we have added four new directors to our Board.

Director Nominee Tenure	Director Nominee Gender and Racial/Ethnic Diversity

Director Nominee Independence	Director Nominee Age

2026 Proxy Statement |	1

Director Nominee Highlights

PROPOSAL 1 To Elect Eight Directors to the Board of Directors		Our Board recommends that you vote “FOR” the Board’s nominees.

Non-Independent	Joseph F. Fadool President and Chief Executive Officer, BorgWarner Inc. Age: 59 Director since: 2025	Skills

Committees: Executive Other current public company directorships: None

Independent	Sara A. Greenstein President and Chief Executive Officer, Axel Johnson Inc. Age: 51 Director since: 2021	Skills

Committees: Compensation, Corporate Governance (Chair) Other current public company directorships: None

Independent	Michael S. Hanley Retired Global Automotive Leader, Ernst & Young LLP Age: 70 Director since: 2016	Skills

Committees: Audit (Chair), Executive Other current public company directorships: None

Independent	Shaun E. McAlmont Chief Executive Officer, Collaborative for Higher Education Shared Services Age: 60 Director since: 2020	Skills

Committees: Compensation, Corporate Governance Other current public company directorships: Lee Enterprises, Inc.

Independent	Deborah D. McWhinney Retired Chief Executive Officer of Global Enterprise Payments, Citigroup Inc. Age: 70 Director since: 2018	Skills

Committees: Audit, Compensation (Chair) Other current public company directorships: Franklin Templeton ETF Trust

Independent	Alexis P. Michas Non-Executive Chair of the Board, BorgWarner Inc.; Managing Partner, Juniper Investment Company, LLC Age: 68 Director since: 1993	Skills

Committees: Executive (Chair) Other current public company directorships: AstroNova, Inc., Revvity, Inc.

Independent	Sailaja K. Shankar Senior Vice President, Growth Platforms and Innovation, Cisco Systems, Inc. Age: 59 Director since: 2022	Skills

Committees: Audit, Compensation Other current public company directorships: None

Independent	Hau N. Thai-Tang Retired Chief Industrial Platform Officer, Ford Motor Company Age: 59 Director since: 2023	Skills

Committees: Audit, Corporate Governance Other current public company directorships: None

Skills and Experience Key:
Notable Auto Industry Experience	Experience as Chair/CEO of Multi-National Business	Background Contributes to Desired Diversity	Legal/Governance Experience

Non-U.S. Origin	Product or Clean Technology/ Electronics Expertise	Non-Automotive Technology Expertise	Manufacturing Experience

Meets SEC Definition of “Audit Committee Financial Expert”	Environmental/Sustainability Experience	Cybersecurity/Risk Management Expertise

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Corporate Governance Highlights

Board Structure and Independence	Board Effectiveness
● Independent Board Chair ● 7 out of 8 members are independent ● All committee chairs are independent ● Strong, independent oversight of management
●
Annual election of directors
●
Use of a skills matrix to align Board selection with business strategy
●
Limit on number of public company directorships Board members may hold (4)
●
Director retirement policy (age 72)

Stockholder Rights and Engagement
● Majority voting standard for election of directors ● Robust stockholder engagement ● Stockholder right to call a special meeting (20%) ● Stockholder right to act by written consent (10%)	● No supermajority voting provisions for common stockholders ● Proxy access stockholder right ● No stockholder rights plan

Compensation Controls	Corporate Responsibility
● Clawback and recoupment policies ● Share ownership policies ● Prohibition of speculative and hedging transactions by all employees and directors
●
Board oversees and continually assesses BorgWarner’s sustainability strategy and environmental, social, and governance (“ESG”) risks
●
Corporate Sustainability Report issued annually
●
Ethics training is offered to 100% of salaried workforce through multiple mediums and frequent touchpoints

2026 Proxy Statement |	3

Proxy Stockholder Engagement

At BorgWarner, we recognize the significance of stockholders’ voices. That is why we have a longstanding practice of listening to our stockholders and incorporating their feedback into our governance practices. As part of BorgWarner’s annual engagement program, and in preparation for the 2026 proxy season, our management conducted extensive outreach with our stockholders during the fourth quarter of 2025.

34	71%	9	25%

We contacted 34 of our top stockholders in October 2025	Representing approximately 71% of our outstanding shares*	We held virtual meetings or calls with 9 stockholders in December 2025	Representing holders of approximately 25% of our outstanding shares*

*As of September 10, 2025

Our proxy-related stockholder engagement consists of three activities: (1) off-season stockholder engagement before filing the proxy statement; (2) engagement leading up to the Annual Meeting; and (3) post-Annual Meeting assessment.

Off-Season Engagement	Engagement Leading up to the Annual Meeting of Stockholders	Post-Annual Meeting Assessment
●
We reached out to 34 of our top stockholders in October 2025 to discuss corporate governance, sustainability, and succession, as well as executive compensation matters, and to solicit feedback.
●
Our Board is provided with our stockholders’ feedback for consideration.
●
The Board and management discussed feedback and whether action should be taken.
●
Disclosure enhancements are considered.

●
Leading up to the Annual Meeting, we conduct engagement meetings with stockholders who had questions or concerns regarding ballot items.
●
At the Annual Meeting, our stockholders vote on the election of directors, executive compensation, ratification of our auditors, and other management and stockholder proposals.

●
Our Board and management review and discuss the vote results from our Annual Meeting.
●
The Board and management discuss whether action should be taken based on vote results.
●
Preparation begins for off-season engagement meetings.

We shared and discussed with the full Board the stockholder feedback we received in 2025. Topics we discussed with stockholders included, among other things: executive compensation; sustainability initiatives; human capital management; corporate governance practices; and Board composition, skills, and experience. Engagement with our stockholders is a valuable source of input for our Board and management team and has helped to inform decisions on topics we have discussed. Please refer to page 37 for more details on topics discussed.

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PROPOSAL 2 Approve, on an Advisory Basis, the Compensation of Our Named Executive Officers	Our Board recommends that you vote “FOR” this proposal.

Why Should You Vote in Favor of Our Say-on-Pay Proposal?

A strong link between pay and performance

Despite the significant market volatility and the impact of tariffs faced in 2025, the Company performed well. As a result of strong sales and margin performance, we delivered full-year 2025 results above the top end of the guidance for both the BW AOM and BW FCF that we disclosed in February 2025.

Management Incentive Plan

For purposes of the MIP, which is our cash-based annual incentive plan for executives, the Company and Business Units achieved the following performance results:

BorgWarner Adjusted Operating Margin (“BW AOM”)*	BorgWarner Free Cash Flow (“BW FCF”)*
The Company delivered BW AOM of 10.80%, exceeding the target performance level of 10.40%, which qualified for a payout of 150% of target for this metric.	The Company delivered BW FCF of $1,208 million, exceeding the maximum performance level of $1,000 million, which qualified for a payout of 200% of target for this metric.

Business Unit Adjusted Operating Margin (“BU AOM”)* for Turbos and Thermal Technologies	Business Unit Adjusted Operating Income (“BU AOI”)* for PowerDrive Systems

The Turbos and Thermal Technologies (“TTT”) business unit delivered BU AOM of 15.31%, which was above the target performance level and qualified for a payout of 135% of target for the BU AOM portion of the award.

The PowerDrive Systems (“PDS”) business unit delivered a BU Adjusted Operating Loss of ($88) million, which was between the threshold and target performance levels and qualified for a payout of 95% of target for the BU AOI portion of the award.

For the Chief Executive Officer, Chief Financial Officer, and Chief Administrative Officer, with a 50% weighting for each of the designated metrics of BW AOM and BW FCF, they qualified for a combined payout of 175% of target under the 2025 MIP.

For the Presidents and General Managers of the TTT and PDS business units, with a 35% weighting for BW AOM, 35% weighting for BW FCF, and a 30% weighting for BU AOM/BU AOI, they qualified for combined payouts of 163% and 151% of target, respectively, under the 2025 MIP.

2026 Proxy Statement |	5

Long-Term Equity Incentive Plan

In addition to the strong financial performance highlighted above and despite softening electrification volumes, the Company also performed well on the Long-Term Equity Incentive Plan metrics underlying the 2023–2025 performance period, as follows:

Relative Total Stockholder Return (“TSR”)	eProducts Revenue Mix
The Company’s Relative TSR was at the 64th percentile of the performance peer group (ranking 9th out of 23 companies), which resulted in a 156% of target payout for the 2023–2025 TSR metric.

The Company’s eProducts Revenue Mix in 2025 was 18.0%, which was at the threshold level of 18%. The threshold-level performance resulted in a 50% of target payout for the 2023–2025 eProducts Revenue Mix metric.

eProducts Revenue	Cumulative Free Cash Flow (“FCF”)*
The Company’s eProducts Revenue in 2025 was $2.570 billion, which was below the threshold level of $3.2 billion and resulted in no payout for the 2023–2025 eProducts Revenue metric.

The Company’s Cumulative FCF over the performance period was $2.337 billion, which was above the maximum level of $2.1 billion and resulted in a 200% of target payout for the 2023–2025 Cumulative FCF metric.

*Adjusted Operating Margin/Income and Free Cash Flow are non-GAAP measures. Reconciliations to comparable GAAP measures for BW AOM, BU AOM/BU AOI, and BW FCF can be found in the Appendix. The foregoing use of BU AOM and BU AOI herein represent the Company’s BU AOM and BU AOI, respectively, used for purposes of determining performance under the MIP, which modifies BU AOM and BU AOI respectively, as reported by the Company in its Annual Report on Form 10-K for the year ended December 31, 2025, to exclude the impact of customer tariff recoveries and inter company transfers consistent with the terms of the MIP.

With a 25% weighting for each of these metrics, the result was a combined payout of 102% of target for the 2023–2025 performance period.

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Executive Compensation Objectives

The objectives of our executive compensation program are to:

●	Link executives’ and stockholders’ interests through long-term equity-based incentive plans
●	Attract and retain the best global talent
●	Motivate our executives to perform in support of the Company’s business strategies and goals (including growth and the creation of long-term stockholder value) by taking calculated risks
●	Provide an equitable and market-competitive compensation package that rewards individual performance in line with overall business results

2025 CEO Target Direct Compensation

Joseph F. Fadool President and Chief Executive Officer, BorgWarner Inc.

Long-Term Equity Incentive	Annual Incentive	Base Salary
●
Aligns management’s interests with our stockholders’ interests
●
Supports talent retention
●
Significant portion performance based
●
Two-Thirds of Total Value of Target Long-Term Equity Incentive Opportunity
Performance stock units divided among Relative Total Stockholder Return (50%), Relative Revenue Growth (25%), and Cumulative Adjusted Earnings Per Share (25%), vesting at the end of a three-year performance period
●
One-Third of Total Value of Target Long-Term Equity Incentive Opportunity
Restricted stock vesting 50% after two years and the remainder vesting after three years

●
Drives achievement of key business results
●
Incentivizes delivery of key short-term business objectives
●
Based on achievement of BW AOM and BW FCF, demonstrating strength of business
●
Includes a performance modifier that allows the Compensation Committee to modify the annual payout upward or downward up to 10% of MIP target award. Annual payout remains capped at 200% of target
●
For 2025, the Compensation Committee did not apply the performance modifier
● Comprised 11% of total target direct compensation ● Remaining 89% of total target direct compensation was at-risk

2026 Proxy Statement |	7

The compensation of our named executive officers (“NEOs”) is largely performance-based, with approximately 82% to 89% of their target direct compensation (base salary, annual incentive, and long-term equity incentives) at-risk and tied to Company performance, except for Mr. Lissalde, who retired in 2025.

We continue to refine our executive compensation program to ensure it is consistent with our short-term and long-term strategies and provides a strong link between pay and performance.

Long-term Equity Incentive Plan Design Changes for 2025

To align executive compensation with our planned future profitable growth in an evolving market and to increase stockholder value, we added two metrics to our Long-Term Equity Incentive (“LTI”) Plan for awards in 2025.

First, we re-introduced the Relative Revenue Growth metric (Company revenue growth above market growth) for our 2025–2027 LTI Plan.

Second, for the 2025–2027 LTI Plan, we added a Cumulative Adjusted Earnings Per Share metric (the sum of the Adjusted Earnings Per Share in 2025, 2026, and 2027) to incentivize EPS growth and drive stockholder value.

These two metrics replaced eProducts Revenue, eProducts Adjusted Operating Margin, and Foundational Adjusted Operating Margin which were used for the 2024–2026 LTI Plan.

In addition to the two new metrics, for the 2025–2027 LTI Plan, we modified the measurement of the Relative Total Stockholder Return (“TSR”) metric to increase the performance level required for a payout at target (from the 50th to the 55th percentile) and introduced a cap to limit the payout to 100% of target in the event the absolute TSR result is negative.

For the 2025–2027 Long-Term Equity Incentive Plan, the metrics are as follows:

Stockholder Engagement

We regularly meet with our investors to discuss our compensation practices, seek their feedback, and respond to any feedback shared with us. The Company’s 2024 executive compensation program received stockholder support and was approved, on an advisory basis, by 86.4% of votes cast on the proposal at the 2025 Annual Meeting of Stockholders. During our stockholder engagement virtual meetings and calls held in December 2025, the Company spoke at length about executive compensation. Please refer to page 37 for more details on topics discussed.

We continue to refine our executive compensation program to ensure it is consistent with our short-term and long-term strategies.

For information on our 2025 executive compensation, please see page 43.

PROPOSAL 3 Ratification of Selection of Independent Registered Public Accounting Firm	Our Board recommends that you vote “FOR” this proposal.

PROPOSAL 4 Approve the Amended and Restated BorgWarner Inc. 2023 Stock Incentive Plan	Our Board recommends that you vote “FOR” this proposal.

PROPOSAL 5 Vote on a stockholder proposal regarding action by written consent	Our Board recommends that you vote “AGAINST” this proposal.

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We will also act upon any other business that may properly come before the Annual Meeting and any adjournments or postponements of that meeting.

2026 Proxy Statement |	9

Our Board has nominated the eight directors named herein to stand for election at the Annual Meeting. If elected by the stockholders at the meeting, each of the nominees will serve a one-year term that will expire at our 2027 Annual Meeting of Stockholders and until their respective successors have been duly elected and qualified. The Board consists of eight directors. The Company believes that the current slate of director nominees blends fresh perspectives of newer directors with the continuity and institutional knowledge of longer-tenured directors, for an average tenure of approximately 8.4 years and a median tenure of approximately 5.0 years as of the date of this Proxy Statement. Seven out of our eight directors qualify as independent under the rules of the New York Stock Exchange (“NYSE”), and all directors provide strong oversight of our long-term strategy.

Our Board takes a thoughtful approach to its composition and refreshment and utilizes a skills matrix (see page 18) to ensure the Board has the expertise, knowledge, and qualifications needed to guide the Company in the execution of its business strategy. Currently, our skills matrix includes the following attributes: notable auto industry experience, experience as Chair/CEO of a multi-national business, backgrounds that contribute to desired diversity, legal/governance experience, international backgrounds, product or clean technology/electronics expertise, non-automotive technology expertise, manufacturing experience, accounting and finance expertise, environmental/sustainability experience, and cybersecurity/risk management expertise.

See page 15 for information on candidate requirements and our process for director nominations.

Information on Nominees for Directors

The following pages set forth, as of March 3, 2026, each of the director nominee’s names, the year in which he or she first became a director of the Company, age, principal occupation, and his or her current directorships in other entities. The pages also include a narrative description of the director nominee’s experience, qualifications, attributes, and skills, as well as all directorships at public companies and registered investment companies held since March 3, 2021.

Our Amended and Restated By-Laws (“By-Laws”) provide that a director nominee will be elected in an uncontested election only if the number of votes cast “for” a director nominee exceeds the number of votes cast “against” that nominee’s election. If you hold your stock in street name, your brokerage firm or other nominee may not vote your shares with respect to the election of directors without specific instructions from you as to how to vote with respect to the election of each of the eight nominees for director. For purposes of determining the vote regarding this proposal, abstentions, and broker non-votes do not constitute a vote “for” or “against” the proposal and will be disregarded in the calculation of “votes cast.” Each of the nominees for election has agreed to serve, if elected. All nominees are currently directors of the Company. If any nominee should become unavailable for election, our Board may designate a substitute nominee, in which event the shares represented by proxies at the meeting will be voted for such substitute nominee, unless an instruction to the contrary is indicated on the proxy card. Alternatively, the proxies, at the Board’s discretion, may be voted for that fewer number of nominees as results from the inability of any nominee to serve.

Our Board recommends a vote “FOR” the election of each of the nominees for director: Joseph F. Fadool; Sara A. Greenstein; Michael S. Hanley; Shaun E. McAlmont; Deborah D. McWhinney; Alexis P. Michas; Sailaja K. Shankar; and Hau N. Thai-Tang.

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Directors and Nominees

Age: 59 Director Since: 2025 BorgWarner Committee: Executive Other Current Public Company Directorships: None

Principal Occupation, Directorships, and Education

Mr. Fadool has served as the President and Chief Executive Officer of the Company since February 2025. Prior to this role, Mr. Fadool held a number of top positions within BorgWarner, including:

●
Executive Vice President and Chief Operating Officer from July 2024 to February 2025
●
Vice President of the Company and President and General Manager of BorgWarner Emissions Systems LLC, BorgWarner Thermal Systems Inc., and BorgWarner Turbo Systems LLC from October 2019 to June 2024
●
Vice President of the Company and President and General Manager of BorgWarner Turbo Systems LLC from May 2019 to October 2019
●
Vice President of the Company and President and General Manager of BorgWarner Emissions Systems LLC and BorgWarner Thermal Systems Inc. from January 2017 to May 2019
●
Vice President of the Company and President and General Manager of BorgWarner Ithaca LLC (d/b/a BorgWarner Morse Systems) from July 2015 to December 2016
●
Vice President of the Company and President and General Manager of BorgWarner Morse TEC Inc. from May 2012 to July 2015

Mr. Fadool holds a Bachelor of Science in electrical engineering from Lawrence Technological University and earned a Master of Science in computer and electronic controls from Wayne State University.

Key Attributes, Skills, and Experience

Mr. Fadool brings to the Board his deep understanding of the automotive industry and an intimate knowledge of the Company’s product portfolio, operations, and culture.

Age: 51 Director Since: 2021 BorgWarner Committees: Compensation, Corporate Governance (Chair) Other Current Public Company Directorships: None

Principal Occupation, Directorships, and Education

Ms. Greenstein has served as the President and Chief Executive Officer of Axel Johnson Inc. (“Axel Johnson”), a privately held investment company that invests in global manufacturing and service businesses, since June 2022. Prior to Axel Johnson, Ms. Greenstein’s leadership and executive experience includes:

●
President, Chief Executive Officer, and Board Member of Lydall, Inc. (NYSE: LDL), a leading global manufacturer of value-added engineered materials and specialty filtration solutions serving the industrial, automotive, agribusiness, and medical markets, from November 2019 to October 2021
●
Senior Vice President of United States Steel Corporation (NYSE: X), an integrated steel producer, where she managed the company’s $4 billion Consumer Solutions business unit from December 2014 to November 2019
●
President, Supply Chain and Sustainability of UL, LLC (formerly Underwriters Laboratories) from February 2012 to November 2014 and various other executive roles at UL since 2001

Ms. Greenstein has served on the board of Copeland, a global climate technologies company, since August 2023, and serves on its compensation committee. Previously, Ms. Greenstein served on the board of directors of Briggs & Stratton Corporation from August 2018 to January 2021, where she served on its finance committee and nominating and governance committee.

Ms. Greenstein holds a Bachelor of Science in business administration, with a concentration in industrial distribution management, from the Gies College of Business at the University of Illinois, Urbana-Champaign. Ms. Greenstein earned an MBA from the University of Michigan Stephen M. Ross School of Business.

Key Attributes, Skills, and Experience

Ms. Greenstein brings to the Board her executive leadership skills, including experience as a public company chief executive officer, as well as cybersecurity expertise and her knowledge of public company matters from her service on other public company boards.

Skills and Experience Key:
Notable Auto Industry Experience	Experience as Chair/CEO of Multi-National Business	Background Contributes to Desired Diversity	Legal/Governance Experience

Non-U.S. Origin	Product or Clean Technology/ Electronics Expertise	Non-Automotive Technology Expertise	Manufacturing Experience

Meets SEC Definition of “Audit Committee Financial Expert”	Environmental/Sustainability Experience	Cybersecurity/Risk Management Expertise

2026 Proxy Statement |	11

Age: 70 Director Since: 2016 BorgWarner Committees: Audit (Chair), Executive Other Current Public Company Directorships: None

Principal Occupation, Directorships, and Education

Mr. Hanley retired as a Partner from Ernst & Young LLP, a global professional services firm, in 2014. He served as the firm’s Global Automotive Leader from 2003 to 2014 and was Senior Advisory Partner or Global Coordinating Partner for many automotive clients during his 24-year span as a Partner.

Previously, Mr. Hanley served on the board of directors of Shiloh Industries, Inc. from 2014 until the sale of the company in 2020 to private investors.

Mr. Hanley holds a Bachelor of Business Administration in accounting from the University of Toledo and is a Certified Public Accountant (Retired).

Key Attributes, Skills, and Experience

Mr. Hanley brings to the Board his extensive knowledge of accounting and his financial expertise in the automotive industry, including experience in assurance and industry advisory services and global automotive industry strategy and initiatives, as well as his knowledge of public company matters from his service on other public company boards.

Age: 60 Director Since: 2020 BorgWarner Committees: Compensation, Corporate Governance Other Current Public Company Directorship: Lee Enterprises, Inc.

Principal Occupation, Directorships, and Education

Dr. McAlmont has served as the Chief Executive Officer of the Collaborative for Higher Education Shared Services (“CHESS”), a nonprofit organization that employs unique shared technology and service solutions to align key business processes across multiple institutions, since July 2025. Prior to CHESS, Dr. McAlmont’s extensive leadership experience includes:

●
Business Consultant from September 2024 to July 2025
●
President and Chief Executive Officer of Ninjio, LLC, a cybersecurity training company which provides global enterprise level awareness training, from January 2022 to September 2024
●
President of Career Learning for Stride, Inc. (NYSE: LRN), a provider of online consumer and corporate talent development programs, from June 2018 to December 2021
●
President and CEO of Neumont College of Computer Science, a for-profit technical college, from January 2015 to December 2017
●
CEO and Director of Lincoln Educational Services (NASDAQ: LINC), which includes the Lincoln Tech automotive training institutes, from January 2005 to January 2015

Dr. McAlmont has served on the board of Lee Enterprises, Inc. (NASDAQ: LEE), an American media company, since April 2022, and serves on its audit and risk management committee and the executive compensation committee. Dr. McAlmont also serves as a member of the Brigham Young University Marriott School of Business National Advisory Council.

Dr. McAlmont holds a Bachelor of Science from Brigham Young University, a Master of Arts in education administration from the University of San Francisco, and a Doctorate in higher education from the University of Pennsylvania. At the University of Pennsylvania, he graduated with a rare dual distinction both for his dissertation and for the defense of his research on student development. In addition to his academic and career achievements, Dr. McAlmont is a former NCAA and international athlete.

Key Attributes, Skills, and Experience

Dr. McAlmont brings to the Board his executive leadership experience, including proficiency as a public company chief executive officer, as well as expertise in executive coaching and leadership development, corporate learning and development, human capital management, digital transformations, and global cybersecurity awareness training.

Skills and Experience Key:
Notable Auto Industry Experience	Experience as Chair/CEO of Multi-National Business	Background Contributes to Desired Diversity	Legal/Governance Experience

Non-U.S. Origin	Product or Clean Technology/ Electronics Expertise	Non-Automotive Technology Expertise	Manufacturing Experience

Meets SEC Definition of “Audit Committee Financial Expert”	Environmental/Sustainability Experience	Cybersecurity/Risk Management Expertise

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Age: 70 Director Since: 2018 BorgWarner Committees: Audit, Compensation (Chair) Other Current Public Company Directorship: Franklin Templeton ETF Trust

Principal Occupation, Directorships, and Education

Ms. McWhinney retired from Citigroup Inc. (NYSE: C), one of the largest financial services firms, in 2014 as Chief Executive Officer of Global Enterprise Payments. She joined Citigroup in 2009 as President of Wealth Management & Personal Banking. Ms. McWhinney also co-chaired Citi Women, an internal program aimed to improve training and sponsorship for women across the group and to develop high-potential female executives. Prior to Citigroup, she spent six years as President of Charles Schwab Corp.’s (NYSE: SCHW) division that serves financial advisors and was a member of the Schwab Bank board of directors.

Ms. McWhinney has served on the board of Franklin Templeton ETF Trust, since January 2020. In addition to her public board service, Ms. McWhinney is Chair of Fortress Net Lease REIT. She is also on the Board of Trustees for the California Institute for Technology and the Chair of the Board of Trustees for the Institute for Defense Analyses. Previously, Ms. McWhinney served on the boards of Fluor Corp (NYSE: FLR); Focus Financial Partners, Inc. (NYSE: FOCS); Lloyds Banking Group PLC (NYSE: LLOY), where she was Chair of the Cyber and IT Resilience Committee; Fresenius Medical Company (NYSE: FMS); and S&P Global Inc. (NYSE:SPGI).

Ms. McWhinney holds a Bachelor of Arts in communications from the University of Montana.

Key Attributes, Skills, and Experience

Ms. McWhinney brings to the Board her executive leadership skills in developing and implementing global technology services for some of the world’s largest corporations and governments, including her financial expertise, knowledge of cybersecurity matters, and broad understanding of corporate governance matters.

Age: 68 Director Since: 1993 BorgWarner Committee: Executive (Chair) Other Current Public Company Directorships: AstroNova, Inc., Revvity, Inc.

Principal Occupation, Directorships, and Education

Mr. Michas is the founder and acting Managing Partner of Juniper Investment Company, LLC, an investment management firm based in New York, since 2008. Mr. Michas is also a Principal of Aetolian Investors, LLC, a registered Commodity Pool Operator.

Mr. Michas has been the Non-Executive Chairman of Revvity, Inc. (NYSE: RVTY) (formerly PerkinElmer Inc.) since December 2019, has been a director of AstroNova, Inc. (NASDAQ: ALOT) since June 2022, and is a director of Theragenics Corporation, a privately held company. Previously, Mr. Michas also served as the Non-Executive Chairman of the board of directors of Lincoln Educational Services Corporation (NASDAQ: LINC) until 2015 and was a director of Allied Motion Technologies, Inc. (NASDAQ: AMOT) until July 2017.

Mr. Michas holds a Bachelor of Arts from Harvard College and an MBA from Harvard Business School.

Key Attributes, Skills, and Experience

Mr. Michas brings to the Board his many years of private equity experience across a wide range of industries, and a successful record of managing investments in public companies. Mr. Michas also brings extensive transactional expertise, including mergers and acquisitions, IPOs, debt and equity offerings, and bank financing, which provides valuable insight into trends in global debt and equity markets, and the impact of such trends on the capital structure of the Company. The Board also benefits from his knowledge of public company corporate governance matters from his service on other public company boards, including his service as Non-Executive Chair, lead director, and a member of the compensation, governance, audit, finance, and executive committees of such companies. Mr. Michas’ thorough knowledge of the Company and his comprehensive understanding of the role of boards of directors qualify him to serve on our Board and as our Non-Executive Chair.

Skills and Experience Key:
Notable Auto Industry Experience	Experience as Chair/CEO of Multi-National Business	Background Contributes to Desired Diversity	Legal/Governance Experience

Non-U.S. Origin	Product or Clean Technology/ Electronics Expertise	Non-Automotive Technology Expertise	Manufacturing Experience

Meets SEC Definition of “Audit Committee Financial Expert”	Environmental/Sustainability Experience	Cybersecurity/Risk Management Expertise

2026 Proxy Statement |	13

Age: 59 Director Since: 2022 BorgWarner Committees: Audit, Compensation Other Current Public Company Directorships: None

Principal Occupation, Directorships, and Education

Ms. Shankar has served as the Senior Vice President, Growth Platforms and Innovation, within Cisco Systems, Inc. (”Cisco”)’s Infrastructure and Security Business Group, since January 2026. Cisco (NASDAQ: CSCO) is a leading global provider of networking hardware, software, telecommunications equipment, and related high-technology services and products. In this role, she leads AI-native, cross-portfolio initiatives spanning networking, security, and silicon, with responsibility for strategy, execution, and architecture. At Cisco, Ms. Shankar also held the following roles:

●
Senior Vice President, Engineering of the Security Business Group (January 2023 to January 2026)
●
Senior Vice President and General Manager of SBG (September 2021 to January 2023)
●
Senior Vice President and General Manager of the Cloud and Network Security business unit within SBG (June 2021 to September 2021)

Prior to joining Cisco, Ms. Shankar served as Senior Vice President of Engineering, Enterprise of McAfee Corp. (NASDAQ: MCFE), a computer security software company, where she was responsible for its security and threat defense solutions across endpoint, extended detection and response, data center security, and cloud native application processes, from February 2019 to June 2021. She also acted as General Manager of Mobile and ISP Solutions Business Unit from February 2016 to February 2019.

Ms. Shankar has served on the board of advisors of Team8, a global venture capital company, since January 2025 and as a board observer of NetFoundry since January 2025 and SpecterOps since October 2025, both companies focused on cybersecurity solutions.

Ms. Shankar holds a Bachelor of Science in chemistry from Maris Stella College, and a Bachelor and Master of Arts from Andhra University in mass communications/journalism and English literature, respectively. In 2022, Ms. Shankar received accolades for her executive leadership within the IT industry and beyond and was named among 10 Women Making a Difference in Cybersecurity by CRN, a top technology news and information source for solution providers, IT channel partners, and value-added resellers.

Key Attributes, Skills, and Experience

Ms. Shankar brings to the Board her deep experience in innovating technological solutions, driving strategic change in global enterprises, as well as her specialized knowledge in cybersecurity and artificial intelligence (“AI”). She is a champion of diversity, mentoring the next generation of technical women, and is a global advisor with “How Women Lead.” At Cisco, Ms. Shankar is the executive sponsor for Women in AI, Women in Tech, Women in Cybersecurity, and Humans of AI.

Age: 59 Director Since: 2023 BorgWarner Committees: Audit, Corporate Governance Other Current Public Company Directorships: None

Principal Occupation, Directorships, and Education

Mr. Thai-Tang retired from Ford Motor Company (NYSE: F), a global automotive manufacturer, in 2022 as Chief Industrial Platform Officer. He started the position in 2020 and led global research and advanced engineering, product development, design, manufacturing engineering, purchasing, and supply chain teams to deliver an industry-leading product portfolio of digitally connected ICE and BEV vehicles. Mr. Thai-Tang joined Ford in 1988 and held positions of increasingly significant responsibility. Previous positions included:

●
Chief Product Platform and Operations Officer from October 2020 to October 2021
●
Chief Product Development and Purchasing Officer from July 2017 to October 2020
●
Group Vice President of Global Purchasing from August 2013 to July 2017

Mr. Thai-Tang has served on the board of Bose Corporation, an American audio equipment manufacturer, since June 2023, and serves on its nominating and corporate governance committee and is the chair of the compensation committee. He also joined the board of Inline Plastics Corp., a leading food packaging manufacturer in February 2026.

Mr. Thai-Tang holds a Bachelor of Science in mechanical engineering from Carnegie Mellon University and an MBA from the University of Michigan Stephen M. Ross School of Business.

Key Attributes, Skills, and Experience

Mr. Thai-Tang brings to the Board his extensive automotive industry experience and excellent forward-looking perspective on the industry, particularly the transformation around electrification. In addition to his engineering, product planning, product development, cybersecurity, and technology expertise, Mr. Thai-Tang has a strong operational background, including supply chain and procurement. He led Ford’s product development and purchasing organizations during its launches of the Mustang-E, F-150 Lightning, Bronco, Maverick, and Puma.

Skills and Experience Key:
Notable Auto Industry Experience	Experience as Chair/CEO of Multi-National Business	Background Contributes to Desired Diversity	Legal/Governance Experience

Non-U.S. Origin	Product or Clean Technology/ Electronics Expertise	Non-Automotive Technology Expertise	Manufacturing Experience

Meets SEC Definition of “Audit Committee Financial Expert”	Environmental/Sustainability Experience	Cybersecurity/Risk Management Expertise

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Director Nominee Requirements

The Corporate Governance Committee seeks to establish and maintain a board that is strong in its collective knowledge and that possesses a diversity of skills, background, and experience in areas that are relevant to guide the Company in executing its business strategy. In considering whether to recommend to the full Board any candidate for inclusion in our Board’s slate of recommended director nominees, the Corporate Governance Committee will consider, among other things, the extent to which candidates possess the following factors:

●	The highest personal and professional ethics, integrity, and values
●	Demonstrated business acumen, experience, and the ability to use sound judgment to contribute to effective oversight of the business and financial affairs of the Company
●	Ability to evaluate strategic options and risks, form independent opinions, and state those opinions in a constructive manner
●	Active, objective, and constructive participation at meetings of our Board and its committees
●	Flexibility in approaching problems
●	Open-mindedness on policy issues and areas of activity affecting the overall interests of the Company and its stockholders
●	Stature to represent the Company before the public, stockholders, and various others who affect the Company
●	Involvement only in activities and interests that do not create a conflict with the director’s responsibilities to the Company and its stockholders
●	Willingness to objectively appraise management performance in the interest of the stockholders
●	Interest and availability of time to be involved with the Company and its employees over a sustained period
●	Ability to work well with others, with a deep and wide perspective in dealing with people and situations, while respecting the views of others
●	A reasoned and balanced commitment to the social responsibilities of the Company
●	Contribution to our desired diversity and balance of our Board
●	Willingness of independent directors to limit public company board service to four or fewer boards (any exceptions would require Corporate Governance Committee approval)
●	Willingness to tender, promptly following the annual meeting at which they are elected or re-elected as director, an irrevocable resignation that will be effective upon (i) the failure to receive the required vote at the next annual meeting at which they face re-election, and (ii) our Board’s acceptance of such resignation
●	Willingness to provide all information, including completion of a questionnaire, required by the By-Laws

Nomination Process and Evaluation

The Corporate Governance Committee accepts candidate recommendations and referrals from a variety of sources, including stockholders, directors, management, search firms, and other sources. An overview of the process undertaken by the Corporate Governance Committee when evaluating candidates includes:

●	Use of a skills matrix to identify specific attributes desired to be represented on our Board
●	An assessment of the candidates’ freedom from conflicts of interest and independence
●	Consideration of the candidates’ qualifications, expertise, and cognitive diversity
●	Qualified candidates are evaluated by the Corporate Governance Committee, Non-Executive Chair, and CEO
●	The Corporate Governance Committee recommends nominees to the full Board
●	The full Board selects nominees
●	Stockholders vote on nominees at annual stockholders’ meetings
●	The Corporate Governance Committee evaluates the full Board, its committees, and individual directors annually

2026 Proxy Statement |	15

Board Refreshment

We routinely assess the Board’s composition to ensure we have the right mix of attributes, experiences, perspectives, qualifications, and skills to maximize our Board’s potential. We have a director retirement policy making directors ineligible to stand for re-election if they have achieved their 72nd birthday by the date of the annual stockholder’s meeting at which they would stand for re-election. Our Corporate Governance Committee engages in a rigorous review process to evaluate each director’s continuation on the Board and address succession planning. We believe the Company and our stockholders benefit from the continuity of longer-tenured directors complemented by the fresh perspectives of newer directors. Over the last five years, our Board has undergone significant refreshment, resulting in a lower average tenure and broad diversity of backgrounds.

Corporate Governance Principles and Board Matters

Independence of the Directors

Our Board has determined that all Board members meet the independence requirements of the NYSE, except for Mr. Fadool, our President and CEO. Under the Company’s Corporate Governance Guidelines (available at www.borgwarner.com/investors/corporate-governance) and applicable NYSE rules, a director will not be considered independent unless our Board determines that such director does not have a material relationship with the Company. In addition, the Company’s Corporate Governance Guidelines and applicable NYSE rules provide, among other things, that:

●	A director who is an employee or whose immediate family member is an executive officer of the Company is not “independent” until three years after the end of such employment relationship.
●	A director who receives, or whose immediate family member receives, more than $120,000 per year in direct compensation from the Company, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service), is not “independent” until three years after the director stops receiving more than $120,000 per year in such compensation.
●	A director who is affiliated with or employed by, or whose immediate family member is a current partner of, the internal or external auditor of the Company, is a current employee of such a firm and personally works on the Company’s audit or was, within the last three years, a partner or employee of such a firm and personally worked on the Company’s audit at that time, is not “independent” until three years after the end of the affiliation or the employment or auditing relationship.
●	A director who is employed, or whose immediate family member is employed, as an executive officer of another company where any of the Company’s present executives serve on that company’s compensation committee, is not “independent” until three years after the end of such service or the employment relationship.
●	A director who is an executive officer or an employee, or whose immediate family member is an executive officer, of a company that makes payments to, or receives payments from, the Company for property or services in an amount that, in any single fiscal year, exceeds the greater of $1 million, or 2% of such other company’s consolidated gross revenues, is not “independent” until three years after falling below such threshold.
●	A director who is not considered independent by relevant statute or regulation is not “independent.”

No director nominee, director, or executive officer is related to any other director nominee, director, or executive officer (or to any director or executive officer of any of the Company’s subsidiaries) by blood, marriage, or adoption. There are no arrangements or understandings between any nominee or any of our directors or executive officers or any other person pursuant to which that nominee or director or executive officer was nominated or elected as a director of the Company or any of its subsidiaries. No director or executive officer of the Company is party to, or has any material interests in, any material legal proceedings that are adverse to the Company or its subsidiaries.

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Board Leadership Structure

Our Board currently separates the roles of Chair and Chief Executive Officer. Mr. Michas, an independent director, is Non-Executive Chair, and Mr. Fadool is President and CEO and a member of the Board. Our Board believes that separating the Chair and CEO positions provides the most appropriate leadership structure for the Company at this time. Our Board further believes that the separation maximizes the synergetic benefits of these two leaders. It allows Mr. Fadool to devote his full attention to focusing on his responsibilities as CEO without the additional responsibilities of Chair. The Non-Executive Chair focuses on the following:

Alexis P. Michas Non-Executive Chair and Independent Director
●
The effectiveness and independence of our Board, including providing independent oversight of the Company’s management and affairs on behalf of the Company’s stockholders
●
Serving as the principal liaison between the Company’s management and the independent directors
●
Contributing to agenda planning and chairing the executive session of non-employee directors at each regularly scheduled Board meeting
●
Facilitating discussion among the independent directors on key issues and concerns outside of Board meetings
●
Consulting with the CEO and independent directors regarding Board agenda items
●
Approving the scheduling of Board meetings and approving the agenda and materials for each Board meeting and executive session of our Board’s non-employee, independent directors
●
Presiding over all meetings of our Board
●
Communicating with stockholders when appropriate
●
Overseeing the CEO, full Board, and individual director evaluation processes with the Corporate Governance Committee
●
Other responsibilities that the independent directors as a whole might designate from time to time

Our Board recognizes that no single leadership model is right for all companies at all times. Accordingly, the Board has reserved the discretion to determine the most appropriate leadership structure for the Company and periodically reviews the leadership structure.

Please find our director nominees’ principal areas of expertise and attributes on the following page.

2026 Proxy Statement |	17

Board Nominee Skills and Attributes

	FADOOL	GREENSTEIN	HANLEY	MCALMONT	MCWHINNEY	MICHAS	SHANKAR	THAI-TANG
CORE ATTRIBUTES
Board Tenure (Year Joined)	2025	2021	2016	2020	2018	1993	2022	2023
Board Tenure (Years of Service)	1	4	9	5	7	33	3	3
Number of Other Public Company Boards				1	1	2

SKILLS AND EXPERIENCE
Notable Auto Industry Experience Has either long (measured in years) or high-level experience in the original equipment vehicle manufacture or vehicle systems or component supply business.	⏺	⏺	⏺			⏺		⏺
Experience as Chair/CEO of Multi-National Business Serves as or has served as Chair or Chief Executive Officer of a corporation that does or did business on more than one continent.	⏺	⏺		⏺	⏺	⏺
Background Contributes to Desired Diversity Cultural, ethnic, or geographic background increases the diversity of such backgrounds represented on the Board.		⏺		⏺	⏺		⏺	⏺
Legal/Governance Experience Current or former member of corporate governance committee of a public company or advised a public company on corporate governance matters.		⏺			⏺	⏺
Non-U.S. Origin Was born outside of the United States.				⏺		⏺	⏺	⏺

Product or Clean Technology/Electronics Expertise
Holds one or more degrees in engineering or has acquired specialized technical knowledge in industry-relevant product design and development, electronic controls, or ground propulsion technology.

	⏺	⏺						⏺

Non-Automotive Technology Expertise
Has served as a leader in technology, strategy, or innovation in a mid-cap or larger multi-national company or currently does so. Experience in disruptive technology is also desired.

		⏺		⏺	⏺		⏺	⏺
Manufacturing Experience Participated in or directly oversaw manufacturing operations during a significant portion of their career or currently does so.	⏺	⏺						⏺

Meets SEC Definition of “Audit Committee Financial Expert”
As determined by our Board, qualifies as an “Audit Committee Financial Expert” as defined in U.S. Securities and Exchange Commission (“SEC”) rules.

		⏺	⏺	⏺	⏺	⏺	⏺	⏺
Environmental/Sustainability Experience Has either long (measured in years) or high-level experience in assessing environmental compliance and overseeing responsible long-term value creation.		⏺		⏺	⏺	⏺		⏺
Cybersecurity/Risk Management Expertise Has either long (measured in years) or high-level experience in providing effective oversight of risk management (including cybersecurity) procedures.		⏺	⏺	⏺	⏺		⏺	⏺

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Board Committees

Our Board held four meetings during 2025. Each of the directors attended at least 75% of the meetings of our Board and each committee on which he or she served. Our Corporate Governance Guidelines state that directors are expected to use their best efforts to personally attend the Company’s Annual Meeting of Stockholders. If a director cannot attend meetings in person due to travel issues, schedule conflicts, or similar reasons, the director may attend by phone or via a virtual meeting platform. All directors serving at the time of the 2025 Annual Meeting of Stockholders attended the meeting.

Our Board has a standing Audit Committee, Compensation Committee, Corporate Governance Committee, and Executive Committee. The charters for each committee can be found on the Company’s website at www.borgwarner.com/investors/corporate-governance. The responsibilities of our Board committees are set forth in their charters. The chart below details the committees upon which our directors serve.

			COMMITTEES
	Age	Director Since	AUDIT	COMPENSATION	CORPORATE GOVERNANCE	EXECUTIVE*
Joseph F. Fadool President and Chief Executive Officer, BorgWarner Inc.	59	2025				⏺
Sara A. Greenstein IND President and Chief Executive Officer, Axel Johnson Inc.	51	2021		⏺	CHAIR
Michael S. Hanley IND Retired Global Automotive Leader, Ernst & Young LLP	70	2016	CHAIR			⏺
Shaun E. McAlmont IND Chief Executive Officer, Collaborative for Higher Education Shared Services	60	2020		⏺	⏺
Deborah D. McWhinney IND Retired Chief Executive Officer of Global Enterprise Payments, Citigroup Inc.	70	2018	⏺	CHAIR
Alexis P. Michas IND Non-Executive Chair of the Board, BorgWarner Inc. Managing Partner, Juniper Investment Company, LLC	68	1993				CHAIR
Sailaja K. Shankar IND Senior Vice President, Growth Platforms and Innovation, Cisco Systems, Inc.	59	2022	⏺	⏺
Hau N. Thai-Tang IND Retired Chief Industrial Platform Officer, Ford Motor Company	59	2023	⏺		⏺

*Director Lissalde retired from his role as Chief Executive Officer of the Company and resigned from the Board effective February 6, 2025.

⏺ = Member

IND = Independent

2026 Proxy Statement |	19

The following profiles reflect the composition of each Board committee, as of March 19, 2026.

Audit Committee			5 Meetings in 2025

Michael S. Hanley (Chair)	Deborah D. McWhinney	Sailaja K. Shankar	Hau N. Thai-Tang

The Audit Committee Charter provides that the Audit Committee will, among other things, assist the full Board in fulfilling our Board’s oversight responsibility relating to:

●	Ensuring the quality and integrity of the accounting, auditing, financial reporting, and risk management practices of the Company
●	Overseeing the appointment, compensation, retention, and oversight of the independent registered public accounting firm
●	Monitoring the independent registered public accounting firm’s qualifications, independence, and work (including resolving any disagreements between the Company’s management and the independent registered public accounting firm regarding financial reporting)
●	Providing pre-approval of all services to be performed by the independent registered public accounting firm
●	Monitoring the performance of the Company’s internal audit function and compliance with legal and regulatory requirements and reviewing, on behalf of our Board, the Company’s risk management programs
●	Overseeing the quality and integrity of the accounting, auditing, financial reporting and risk management practices of the Company, including as it relates to cybersecurity and artificial intelligence, and assessing the Company’s compliance with ESG-related disclosure requirements
●	Considering any requests for waivers of application of the Company’s Code of Ethical Conduct

The Audit Committee may form and delegate authority to subcommittees as it deems appropriate.

In July 2025, the Audit Committee reviewed the Audit Committee Charter and recommended revisions to our Board, including amendments to clarify the Audit Committee’s oversight of artificial intelligence and algorithmic technologies. Stockholders can find the current charter reflecting those changes on the Company’s website at www.borgwarner.com/investors/corporate-governance.

Each member of the Audit Committee meets the independence requirements set by the NYSE, Section 10A(m)(3) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations of the SEC. The Audit Committee has four members whom the Board has determined are qualified as an audit committee financial expert as defined by the rules and regulations of the SEC: Mr. Hanley (who serves as Chair), Ms. McWhinney, Ms. Shankar, and Mr. Thai-Tang. None of the Audit Committee members simultaneously serves on the audit committees of more than two other public companies.

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Compensation Committee			5 Meetings in 2025

Deborah D. McWhinney (Chair)	Sara A. Greenstein	Shaun E. McAlmont	Sailaja K. Shankar

The Compensation Committee Charter provides that the Compensation Committee will, among other things, assist our Board in fulfilling its oversight responsibility relating to:

●	Reviewing and approving the Company’s stated executive compensation philosophy and strategy to ensure that members of management are rewarded appropriately for their contributions to corporate growth and value creation and that the executive compensation strategy supports corporate objectives and stockholder interests
●	Reviewing and approving CEO and other executive officer remuneration and compensation plans, and supervising the administration of these plans
●	Ensuring that the compensation of executive officers is internally equitable, is externally competitive, motivates executive officers toward the achievement of business objectives, and aligns their focus with the long-term interests of Company stockholders
●	Overseeing human capital management and assessing whether ESG goals, if appropriate, are effectively reflected in executive compensation

The Compensation Committee may form and delegate authority to subcommittees as it deems appropriate.

In July 2025, the Compensation Committee reviewed the Compensation Committee Charter and did not recommend any changes to our Board. Stockholders can find the current charter on the Company’s website at www.borgwarner.com/investors/corporate-governance.

2026 Proxy Statement |	21

Corporate Governance Committee			4 Meetings in 2025

Sara A. Greenstein (Chair)	Shaun E. McAlmont	Hau N. Thai-Tang

The Corporate Governance Committee Charter provides that the Corporate Governance Committee will, among other things, assist our Board in fulfilling its oversight responsibility by:

●	Recommending Board composition and structure
●	Developing and recommending appropriate corporate governance principles, including the nature, duties, and powers of Board committees
●	Reviewing and recommending qualified persons to be nominated for election or re-election as directors, including stockholders’ suggestions for Board nominations
●	Analyzing and recommending to the Board CEO succession, executive talent development, and the Company’s executive management needs
●	Recommending the emergency successor to the CEO
●	Analyzing and approving or ratifying any related person transactions
●	Overseeing the Company’s sustainability strategy, policies, and procedures, including corporate responsibility matters
●	Receiving, reviewing, and considering stakeholder feedback
●	Ensuring that there is ESG expertise on the Board and an awareness of ESG risks and opportunities

The Corporate Governance Committee also establishes criteria for Board and committee membership, evaluates Company policies relating to directors, and oversees the evaluation of our Board, its committees, and management. The Corporate Governance Committee, subject to Board approval, also determines directors’ retainers, equity awards, fees, and reimbursable expenses, and makes appropriate recommendations to the Board in light of corporate governance developments.

The Corporate Governance Committee will consider nominees for our Board from a variety of sources, including current directors, management, retained third-party search firms, and stockholders.

Stockholder-recommended candidates and stockholder nominees whose nominations comply with the required procedures and who meet the criteria referred to in this Proxy Statement will be evaluated by the Corporate Governance Committee in the same manner as the Corporate Governance Committee’s candidates.

The Corporate Governance Committee may form and delegate authority to subcommittees as it deems appropriate.

In July 2025, the Corporate Governance Committee reviewed the Corporate Governance Committee Charter and did not recommend any changes to our Board. Stockholders can find the current charter on the Company’s website at www.borgwarner.com/investors/corporate-governance.

22|

Executive Committee*			THE EXECUTIVE COMMITTEE DID NOT MEET DURING 2025

Alexis P. Michas (Chair)	Michael S. Hanley	Joseph F. Fadool

*Frédéric B. Lissalde served as a member of the Executive Committee until his resignation from the Board on February 6, 2025. Joseph F. Fadool was appointed as a member of the Executive Committee on April 30, 2025.

The Executive Committee is empowered to act for the full Board during intervals between Board meetings when telephonic or virtual meetings cannot reasonably be arranged, except for certain matters that by law may not be delegated.

2026 Proxy Statement |	23

Risk Oversight

Oversight of risk is an evolving process. Management, through the Company’s internal enterprise risk management committee (the “ERM Committee”), assesses the degree to which risk management is integrated into business processes throughout the organization. While our Board has ultimate responsibility for oversight of the Company’s risk management practices, as set forth below, each Board committee contributes to the risk management oversight function.

Board of Directors

Regularly and continually receives information, including risk assessment and management reports from the internal ERM Committee, intended to apprise it of the strategic, operational, commercial, financial, legal, health and safety, and compliance risks the Company faces.

Audit	Compensation	Corporate Governance

●
Focuses on financial and compliance risk, including internal controls, cybersecurity risk, and artificial intelligence management practices, and receives risk assessment and management reports from the Company’s information technology and internal audit functions.
●
Receives, reviews, and discusses regular reports concerning risk identification and assessment, risk management policies and practices, and mitigation initiatives, to assure that the risk management processes designed and implemented by the Company are adapted to the Company’s strategy, are functioning as expected, and comply with legal and regulatory requirements.
	● Strives to adopt compensation incentives that encourage appropriate risk-taking behavior that is consistent with the Company’s long-term business strategy and objectives.	● Oversees risk management practices in its domain, including director candidate selection, governance, sustainability, and succession matters.

Management

Assesses the degree to which risk management is integrated into business processes and continually seeks opportunities to further engrain enterprise risk management into business processes throughout the organization.

The ERM Committee is overseen by the Company’s Executive Vice President, Chief Financial Officer and Executive Vice President, Chief Administrative Officer, General Counsel and Secretary (together, the “Executive Champions”). The Executive Champions set the tone and expectations for enterprise risk management throughout the Company. The ERM Committee is comprised of the Company’s Vice President, Chief Accounting Officer; Vice President, Treasurer; Head of Internal Audit Services; Vice President, Chief Compliance Officer; Vice President, Chief Information Officer; Assistant Controller; Director of Finance FP&A; and Director of Risk Management. Given their roles with the Company, the members are well positioned to provide the ERM Committee with the information necessary to properly identify, manage, and monitor material risks associated with our business processes. The ERM Committee works closely with business unit representatives, who coordinate and promote enterprise risk management activities within their respective business units.

Our Board actively encourages management to continue to drive opportunities to evolve its enterprise risk management processes. In 2025, our Board reviewed the Company’s ongoing enhancement of its enterprise risk management governance infrastructure, processes, integration, communications, and sustainability policies and practices. The members of the ERM Committee have direct access to the Audit, Compensation, and Corporate Governance Committees and our Board.

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Board and Committee Evaluations

1	Review of Evaluation Forms	2	Self-Evaluation	3	Gathering Feedback
	● The Corporate Governance Committee reviews and approves the self-evaluation questionnaire		● Directors provide candid feedback on the CEO, Board, and each Committee through the self-evaluation questionnaire
●
Results of the self-evaluations are analyzed and aggregated by a third party to maintain confidentiality. The results are shared with the Chair of the Corporate Governance Committee
●
A summary of the self-evaluation results is presented to the full Board by the Chair of the Corporate Governance Committee

Executive Sessions

The non-employee directors meet in executive sessions without the presence of any corporate officer or member of management in conjunction with regular meetings of our Board. Non-Executive Chair Michas is the current presiding director. Except for our Executive Committee, the committees of our Board also meet in executive sessions without the presence of any corporate officer or members of management in conjunction with regular meetings of the committees.

Stockholder Communication with the Board

Stockholders interested in communicating with the Non-Executive Chair or with non-employee directors may do so by writing to such director, in care of the Company’s Secretary, 3850 Hamlin Road, Auburn Hills, Michigan 48326. The “Investors” section on our website located at www.borgwarner.com/investors/corporate-governance lists the current members of our Board. We open and forward mail to the director or directors specified in the communication. Additionally, any interested parties can make compliance concerns known directly to the Company’s non-employee directors either online at compliancehotline.borgwarner.com, or by calling toll-free at 1-800-461-9330.

Certain Relationships and Related Person Transactions

The Company has a written policy concerning related person transactions under which the Corporate Governance Committee is responsible for the review and disapproval, approval or ratification of any related party transactions (as defined in the policy) in which a director, nominee for director or executive officer, or immediate family member of any of them has a material interest. Since the beginning of our last fiscal year, we have not been a party to any transaction or proposed transaction with any related person.

2026 Proxy Statement |	25

BorgWarner seeks a non-binding advisory vote from its stockholders to approve the compensation of its NEOs as described and disclosed in the Compensation Discussion and Analysis section beginning on page 30 and the Executive Compensation Tables section beginning on page 54 in accordance with the executive compensation disclosure rules in Item 402 of the SEC’s Regulation S-K. Consistent with the requirements of Section 14A of the Exchange Act, the vote on this proposal is not intended to address any specific element of compensation but, rather, the overall compensation of our NEOs and the philosophy, policies, and practices described in this Proxy Statement.

While this vote is advisory and not binding on our Company, our Board and the Compensation Committee value the opinions of our stockholders.

The Compensation Committee believes that its 2025 compensation decisions and our executive compensation program align the interests of stockholders and executives by emphasizing variable, at-risk compensation tied to measurable performance goals. We believe this approach strikes an appropriate balance of short-term and long-term objectives, while also discouraging unnecessary or excessive risk taking. We maintain the highest level of oversight of our executive compensation program. Our Board, Non-Executive Chair, CEO, and Chief Human Resources Officer engage in a rigorous talent review process annually to address succession and executive development for our CEO and other key executives. We closely monitor the compensation program and pay levels of executives from other companies that we believe to be similar to BorgWarner in business characteristics and economics.

Our Board recommends a vote “FOR” the approval, by advisory vote, of the compensation of our NEOs.

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Highlights of the 2025 Executive Compensation Program

Base Salary

●	Base pay is the initial salary paid, excluding benefits, bonuses, and pay increases
●	Reviewed annually, adjusted as appropriate to align with median-market levels (50th percentile of the Company’s compensation peer group discussed on page 42) with actual salaries reasonably below or above the median considering scope of responsibilities and experience, development opportunity, changes in responsibilities, and individual and business performance

Annual Cash Incentive

●	The Management Incentive Plan (“MIP”) is our cash-based, annual incentive plan for executives
●	Reviewed annually, adjusted as appropriate to align with median-market levels (50th percentile of the Company’s compensation peer group) with annual cash incentive targets, expressed as a percentage of base salary, reasonably below or above the median considering scope of responsibilities and experience, development opportunity, changes in responsibilities, and individual and business performance
●	The MIP represents a variable pay component focused on short-term annual objectives that demonstrates the strength of the business
●	Includes a performance modifier that allows the Compensation Committee to modify the annual payout upward or downward up to 10% of MIP target awards for non-financial performance, subject to an overall cap on the MIP payout of 200% of target
●	For the Chief Executive Officer (and former Chief Executive Officer), Chief Financial Officer and Chief Administrative Officer, for 2025 performance, 50% of the payout was based on BW AOM and 50% was based on BW FCF
●	For our business unit presidents, for 2025 performance, 70% of the payout was based on Company results (split equally between BW AOM and BW FCF), while 30% of the payout was based on BU AOM or BU AOI
●	For each metric, the threshold, target, and maximum payouts were set as follows:

BorgWarner Adjusted Operating Margin (“BW AOM”)	BorgWarner Free Cash Flow (“BW FCF”)

Business Unit Adjusted Operating Margin (“BU AOM”) for Turbos and Thermal Technologies (“TTT”)	Business Unit Adjusted Operating Income (“BU AOI”) for PowerDrive Systems (“PDS”)

2026 Proxy Statement |	27

Long-Term Equity Incentive

●	Reviewed annually, adjusted as appropriate to align with median-market levels (50th percentile of the Company’s compensation peer group) with target long-term equity incentives reasonably below or above the median considering scope of responsibilities and experience, development opportunity, changes in responsibilities, and individual and business performance
●	One-third of the total value of target long-term equity incentive opportunity in Restricted Stock
●	50% vesting after two years and the remainder vesting after three years
●	Two-thirds of the total value of target long-term equity incentive opportunity in Performance Stock Units
●	50% based on Relative TSR (as defined on page 48), measured over a three-year performance period, and modified in 2025 to increase the performance required to reach a target payout from the 50th to 55th percentile and to cap the payout at 100% of target in the event of a negative absolute TSR result
●	25% based on Relative Revenue Growth (as defined on page 48), measured over a three-year performance period
●	25% based on Cumulative Adjusted Earnings Per Share (as defined on page 48), measured over a three-year performance period
●	For the 2025-2027 performance period, the threshold, target, and maximum payout were set as follows:
Relative Total Stockholder Return (“TSR”)	Relative Revenue Growth

Cumulative Adjusted Earnings Per Share

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2025 CEO Target Direct Compensation

BorgWarner Inc.
Joseph F. Fadool President and Chief Executive Officer, BorgWarner Inc.

Long-Term Equity Incentive	Annual Incentive	Base Salary
●
Aligns management’s interests with our stockholders’ interests
●
Supports talent retention
●
Significant portion performance based
●
Two-Thirds of Total Value of Target Long-Term Equity Incentive Opportunity
Performance stock units divided among Relative Total Stockholder Return (50%), Relative Revenue Growth (25%), and Cumulative Adjusted Earnings Per Share (25%), vesting at the end of a three-year performance period
●
One-Third of Total Value of Target Long-Term Equity Incentive Opportunity
Restricted stock vesting 50% after two years and the remainder vesting after three years

●
Drives achievement of key business results
●
Incentivizes delivery of key short-term business objectives
●
Based on achievement of BW AOM and BW FCF, demonstrating strength of business
●
Includes a performance modifier that allows the Compensation Committee to modify the annual payout upward or downward up to 10% of MIP target award. Annual payout remains capped at 200% of target
●
For 2025, the Compensation Committee did not apply the performance modifier
● Comprised 11% of total target direct compensation ● Remaining 89% of total target direct compensation was at-risk

Refer to page 35 for 2025 Key Compensation Decisions.

For the reasons we discuss above and in the “Compensation Discussion and Analysis” section, our Board recommends that stockholders vote in favor of the compensation of our NEOs as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables, and narrative discussion.

The approval, on an advisory basis, of the compensation of our NEOs, assuming that a quorum is present, requires the affirmative vote of a majority of the votes cast on this proposal. For purposes of determining the advisory vote regarding this proposal, abstentions and broker non-votes do not constitute a vote “for” or “against” the proposal and will be disregarded in the calculation of “votes cast.” Proxies solicited by our Board will be voted “for” approval of the compensation of our NEOs unless a stockholder specifies otherwise.

We currently hold advisory votes on the compensation of NEOs on an annual basis and intend to hold the next such vote at the 2027 Annual Meeting of Stockholders.

2026 Proxy Statement |	29

Compensation Discussion and Analysis

31	Introduction
31	Our Named Executive Officers
34	Executive Summary
34	2025 Performance Highlights
34	Leadership Transition
35	2025 Key Compensation Decisions
37	Stockholder Engagement
38	Leading Compensation Governance Practices
39	What Guides Our Program
39	Compensation Philosophy and Objectives
40	Principal Elements of Compensation
41	The Decision-Making Process
41	The Role of the Compensation Committee
41	The Role of Management
41	The Role of the Independent Compensation Consultant
42	The Role of Peer Groups
43	2025 Executive Compensation Program in Detail
43	Base Salary
43	Management Incentive Plan
43	2025 MIP Target Award Opportunities
44	2025 MIP Performance Goals and Results
45	2025 MIP Performance Modifier
46	2025 MIP Payouts
47	Long-Term Equity Incentives
47	2023-2025 Performance Stock Unit Awards Earned
48	2025-2027 Performance Stock Unit Awards
49	Restricted Stock
49	Treatment of Equity in the Event of a Change of Control
49	Treatment of Equity upon Qualifying Termination (Not in the Event of a Change of Control)
50	Other Executive Compensation Practices, Policies, and Guidelines
50	Stock Ownership Guidelines
50	Clawback Policy
50	Policies and Practices Relating to the Timing of Equity Awards
50	Insider Trading and Confidentiality Policy
50	Executive Benefits and Perquisites
51	Amended Employment Agreement with Mr. Lissalde
52	Change of Control Agreements and Executive Severance Plan
52	Compensation Risk Management
53	Tax Deductibility of Compensation
53	Compensation Committee Report
53	Compensation Committee Interlocks and Insider Participation
54	Executive Compensation Tables
54	Fiscal Year 2025 Summary Compensation Table
55	All Other Compensation Table
56	Grants of Plan-Based Awards in 2025
57	Outstanding Equity Awards at Fiscal 2025 Year End
58	Option Exercises and Stock Vested in 2025
59	Pension Benefits
60	Non-Qualified Deferred Compensation
61	Potential Payments Upon Termination or Change of Control
61	Change of Control Employment Agreements
63	Potential Payments Under Executive Severance Plan
63	Executive Severance Plan
64	Potential Payments Under Death, Disability, and Retirement
65	CEO Pay Ratio
66	Pay Versus Performance
69	Director Compensation

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Introduction

This Compensation Discussion and Analysis, or CD&A, explains the executive compensation program for the Company’s named executive officers, or NEOs, that we list below. This CD&A also describes the Compensation Committee’s process for making pay decisions, and its rationale for specific decisions related to 2025 compensation for the NEOs. The section immediately below sets out the biographies for each of our NEOs as well as their Target Direct Compensation (i.e., the total of their base salaries, target annual incentive, and target long-term equity incentive awards) and their compensation at-risk for 2025 after taking into account any changes in target compensation levels during 2025. We list Mr. Frédéric B. Lissalde as an NEO because he served as our President and Chief Executive Officer in 2025 until February 6, 2025.

Our Named Executive Officers

Joseph F. Fadool President and Chief Executive Officer of BorgWarner Inc. Age: 59 Employee Since: 2010	2025 Target Direct Compensation Highlights

Biography

Mr. Fadool has served as the President and Chief Executive Officer of the Company since February 2025. Prior to this role, he held several executive positions within the Company, including the following:

●
Executive Vice President and Chief Operating Officer from July 2024 to February 2025
●
Vice President of the Company and President and General Manager of BorgWarner Emissions Systems, BorgWarner Thermal Systems, and BorgWarner Turbo Systems from October 2019 to June 2024
●
Vice President of the Company and President and General Manager of BorgWarner Turbo Systems from May 2019 to October 2019
●
Vice President of the Company and President and General Manager of BorgWarner Emissions Systems and BorgWarner Thermal Systems from January 2017 to May 2019
●
Vice President of the Company and President and General Manager of BorgWarner Morse Systems from July 2015 to December 2016
●
Vice President of the Company and President and General Manager of BorgWarner Morse TEC from May 2012 to July 2015

Mr. Fadool holds a Bachelor of Science in electrical engineering from Lawrence Technological University and earned a Master of Science in computer and electronic controls from Wayne State University.

Craig D. Aaron Executive Vice President and Chief Financial Officer of BorgWarner Inc. Age: 48 Employee Since: 2007	2025 Target Direct Compensation Highlights

Biography

Mr. Aaron has served as the Executive Vice President and Chief Financial Officer of the Company since March 2024. Prior to this role, he held several leadership positions within the Company, including the following:

●
Vice President, Controller of the Company from December 2022 to February 2024
●
Vice President, Treasurer of the Company from March 2019 to November 2022
●
Vice President, Finance of BorgWarner Morse Systems from December 2016 to February 2019

Prior to joining BorgWarner, Mr. Aaron worked at Federal-Mogul Corporation as a Corporate Account Manager and at Deloitte & Touche LLP as an In-Charge Auditor.

Mr. Aaron holds a Bachelor of Arts in accounting from Michigan State University and is a Certified Public Accountant in the State of Michigan.

2026 Proxy Statement |	31

Stefan Demmerle Vice President of BorgWarner Inc. and President and General Manager, BorgWarner PowerDrive Systems Age: 61 Employee Since: 2012	2025 Target Direct Compensation Highlights

Biography

Dr. Demmerle has served as a Vice President of the Company and President and General Manager of BorgWarner PowerDrive Systems since November 2015. Prior to this role, he served as Vice President of the Company and President and General Manager of BorgWarner TorqTransfer Systems from September 2012 to November 2015.

Before joining BorgWarner, Dr. Demmerle held executive positions within the automotive industry, including: Vice President, Engine Control Electronics, Continental Automotive Systems from July 2010 to September 2012, and President and CEO, Continental Diesel Systems US LLC (formerly known as Siemens Diesel Systems Technology) from December 2007 to June 2010.

Dr. Demmerle holds a Master of Science in mechanical engineering from the Technical University of Munich, Germany, and a Ph.D. in mechanical engineering from the Institute Polytechnique de Grenoble, France.

Volker Weng Vice President of BorgWarner Inc. and President and General Manager, BorgWarner Turbos and Thermal Technologies Age: 55 Employee Since: 2004	2025 Target Direct Compensation Highlights

Biography

Dr. Weng has served as the Vice President of the Company and President and General Manager of BorgWarner Turbos and Thermal Technologies since July 2024. Prior to this role, he held several leadership positions within the Company, including the following:

●
Vice President of the Company and President and General Manager of BorgWarner Drivetrain & Battery Systems from June 2019 to June 2024
●
Vice President of the Company and President and General Manager of BorgWarner Emissions and BorgWarner Thermal Systems from May 2019 to September 2019
●
Vice President and General Manager, Europe for BorgWarner Emissions and BorgWarner Thermal Systems from April 2017 to April 2019
●
Vice President and General Manager, Asia for BorgWarner Turbo Systems from July 2015 to April 2017
●
General Manager, China for BorgWarner Turbo Systems from January 2013 to July 2015

Prior to joining BorgWarner, Dr. Weng worked at FEV in advanced engine technology, with increasing responsibilities within the engine simulation team.

Dr. Weng holds a diploma degree in mechanical engineering, a Ph.D. in combustion engines from Karlsruhe University, and an MBA from Mainz University.

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Tonit M. Calaway Executive Vice President, Chief Administrative Officer, General Counsel and Secretary of BorgWarner Inc. Age: 58 Employee Since: 2016	2025 Target Direct Compensation Highlights

Biography

Ms. Calaway has served as Executive Vice President, Chief Administrative Officer, General Counsel and Secretary of the Company since October 2020. In this role, Ms. Calaway oversees the Legal, Government Affairs, Real Estate, Facilities, Security, and Aviation Departments. Prior to this role, she held multiple executive positions within the Company, including the following:

●
Executive Vice President, Chief Legal Officer and Secretary of the Company from August 2018 to October 2020, where she managed the Company’s Legal Function
●
Executive Vice President and Chief Human Resources Officer of the Company from August 2016 to August 2018, where she managed all aspects of human resources for employees around the globe, including compensation and benefits, talent management, labor, employment, and related management issues

Before joining BorgWarner, Ms. Calaway held various positions during her 18-year career at Harley-Davidson, Inc., including Vice President of Human Resources. A securities attorney by training, Ms. Calaway rose through the legal department, serving as Associate General Counsel – Motor Company Operations, Assistant General Counsel, Chief Compliance Counsel, and Assistant Secretary.

Ms. Calaway holds a Bachelor of Arts from the University of Wisconsin-Milwaukee and earned her juris doctorate from the University of Chicago Law School. In addition, she holds an honorary doctorate of corporate and community relations degree from the University of Wisconsin-Milwaukee.

She is a member of the State Bar of Wisconsin. Ms. Calaway currently serves on the boards of Air Products and Chemicals, Inc. (NYSE: APD) and W.P. Carey Inc. (NYSE: WPC).

Frédéric B. Lissalde Former President and Chief Executive Officer of BorgWarner Inc. Age: 58 Employee Since: 1999	2025 Target Direct Compensation Highlights

Biography

Mr. Lissalde served as the President and Chief Executive Officer of the Company from August 2018 to February 2025 and continued in an advisory capacity until his retirement in August 2025. Prior to this role, he held several executive positions within the Company, including the following:

●
Executive Vice President and Chief Operating Officer from January 2018 to July 2018
●
Vice President of the Company and President and General Manager of BorgWarner Turbo Systems LLC from May 2013 to December 2017

Prior to joining BorgWarner, Mr. Lissalde held positions at Valeo and ZF in the areas of program management, engineering, operations, and sales in the United Kingdom, Japan, and France.

Mr. Lissalde’s target compensation reflects his annualized compensation during the period in 2025 through February 6 that he served as President and Chief Executive Officer.

2026 Proxy Statement |	33

Executive Summary

2025 Performance Highlights

At BorgWarner, we strongly believe that pay should be linked to Company performance. During 2025, our technology-focused product portfolio remained strong in a dynamic market. This allowed us to deliver another year of strong underlying results, demonstrated by our focus on expanding margins and free cash flow generation in 2025 versus the prior year. We were able to improve our adjusted operating margin and free cash flow despite a volatile market and unpredictable tariff changes.

Performance Highlights

$14.3B IN SALES	10.80%* BORGWARNER ADJUSTED OPERATING MARGIN (“BW AOM”)	$1,208M* IN BORGWARNER FREE CASH FLOW (“BW FCF”)

*For purposes of this proxy statement, the use of BW AOM herein represents the Company’s Adjusted Operating Margin used for purposes of determining performance under the Company’s Management Incentive Plan (the “MIP”), which modifies Adjusted Operating Margin, as defined and reported by the Company in its earnings press release for the year ended December 31, 2025, to exclude the impact of customer tariff recoveries consistent with the terms of the MIP.

As a result of strong Company performance, we delivered full-year 2025 results above the top end of our guidance for both BW AOM and BW FCF that we disclosed in February 2025. We delivered BW AOM of 10.80% and BW FCF at $1,208 million for purposes of the Management Incentive Plan, or MIP, which is our cash-based annual incentive plan for executives. In addition, our Turbos and Thermal Technologies, or TTT, business unit delivered BU AOM of 15.31%, and our PowerDrive Systems, or PDS, business unit delivered BU Adjusted Operating Income, or BU AOI, of ($88) million. The foregoing use of BU AOM and BU AOI herein represent the Company’s BU AOM and BU AOI, respectively, used for purposes of determining performance under the MIP, which modifies BU AOM and BU AOI respectively, as reported by the Company in its Annual Report on Form 10-K for the year ended December 31, 2025, to exclude the impact of customer tariff recoveries and inter company transfers consistent with the terms of the MIP.

Our strong performance is also evident in the results of our 2023–2025 Long-Term Equity Incentive Plan, under which the Company exceeded target-level performance for Relative Total Stockholder Return and Cumulative Free Cash Flow. As a result of slower than expected EV adoption, we achieved a threshold level payout for eProducts Revenue Mix and we did not achieve the threshold level for eProducts Revenue.

Leadership Transition

Frédéric B. Lissalde

On February 6, 2025, Joseph F. Fadool, who was previously our Executive Vice President and Chief Operating Officer, succeeded Frédéric B. Lissalde as the President and Chief Executive Officer of the Company, as we had announced on November 6, 2024. Mr. Lissalde continued to serve the Company as a consultant to the Board and supported the transition of his duties from February 6 through August 30, 2025.

The Amended Employment Agreement for Mr. Lissalde that we describe on page 51 governed Mr. Lissalde’s compensation during the transition period. Specifically, beginning February 7, 2025, his annual base salary was reduced to sixty-seven percent (67%) of his previous rate of $1,450,000, resulting in an annual base salary of $971,500 through August 30, 2025. He was not eligible to participate in the MIP for any performance periods beginning on or after the transition date, but he was entitled to a pro rata MIP payment for the period in 2025 up to February 6, 2025. Mr. Lissalde also received awards in February 2025 under the Company’s 2023 Stock Incentive Plan, as the Amended Employment Agreement contemplated.

Joseph F. Fadool

In connection with Mr. Fadool’s appointment as President and Chief Executive Officer effective on February 6, 2025, the Compensation Committee approved a compensation package for Mr. Fadool. Effective as of February 6, 2025, we increased Mr. Fadool’s annual base salary to $1,250,000. His target annual bonus opportunity (which was prorated for 2025) was $1,875,000 (150% of base salary). Mr. Fadool’s long-term equity incentive target opportunity for 2025 was $8,125,000 (650% of base salary). In recognition of his new role, in February 2025, Mr. Fadool also received an award of 59,760 additional performance stock units for the performance period of January 1, 2024 to December 31, 2026, using the same performance measures as awards that we made to other executives in February 2024. In addition, Mr. Fadool received an increase in his perquisite allowance to $50,000 effective from February 6, 2025.

The Compensation Committee established the compensation for Mr. Fadool based on benchmarking information that its independent compensation consultant provided, referencing the compensation for Chief Executive Officer positions in our

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compensation peer group. The Committee set the total target direct compensation for Mr. Fadool equal to $11,250,000 (allocated as set out above), which was broadly equal to 80% of the median CEO target direct compensation of the compensation peer group. This approach is consistent with the Committee’s past practice of setting compensation below the median for executives new to a role.

2025 Key Compensation Decisions

Below is a summary of the other key compensation decisions that the Compensation Committee made for fiscal 2025:

●	Base Salary: As part of the annual strategic review of base salaries, the Compensation Committee determined the compensation of our executive management team, which we refer to as the Strategy Board, including the NEOs, and increased base salaries effective April 1, 2025, after considering performance, external benchmarking, and internal equity. For compensation decisions relating to executive officers other than our CEO, our Compensation Committee considered the recommendations of our CEO. No adjustments other than those described above in the Leadership Transition section were made for the CEO in 2025. We provide details on page 43.
●	Annual Incentives: From a financial performance perspective, the Company delivered BW AOM of 10.80%, which was above the target performance level that we set under our MIP for 2025. This qualified for a payout of 150% of target for the BW AOM portion of the MIP award. For purposes of the MIP calculation, the Company also generated $1,208 million of BW FCF which was above the maximum performance level for this metric. This qualified for a payout of 200% of target for the BW FCF portion of the award.

At a business unit level, the TTT business unit delivered BU AOM of 15.31%, which was above the target performance level and qualified for a payout of 135% for the BU AOM portion of the award. The PDS business unit delivered BU AOI of $(88) million, which was between the threshold and target performance levels and qualified for a payout of 95% for the BU AOI portion of the award.

For the Chief Executive Officer, Former Chief Executive Officer, Chief Financial Officer, and Chief Administrative Officer, with a 50% weighting for each of the designated metrics of BW FCF and BW AOM, they qualified for a combined payout of 175% of target under the 2025 MIP.

For the Presidents and General Managers of the TTT and PDS business units, with a 35% weighting for BW AOM, 35% weighting for BW FCF, and a 30% weighting for BU AOM/BU AOI, they qualified for combined payouts of 163% and 151%, respectively, under the 2025 MIP.

The compensation committee was pleased with both the financial and non-financial performance of the Company and was satisfied that the MIP Payout adequately reflected the achievements of the management team. As a result, the performance modifier was not used in 2025.

●	Long-Term Equity Incentives: Long-term equity incentives that we granted in 2025 consisted of performance stock units (two-thirds of the total value of target long-term equity incentive opportunity) and restricted stock (one-third of the total value of target long-term equity incentive opportunity). For the 2025–2027 performance cycle, the mix of performance metrics consisted of the following:

The Cumulative Adjusted Earnings Per Share over the performance period	Determined by ranking the Company’s three-year TSR among a peer group of companies (see “performance peer group” on page 42)	The Relative Revenue Growth achieved during the performance period compared to the percentage change in the market

2026 Proxy Statement |	35

The Compensation Committee believes this compensation mix: (i) places appropriate emphasis on outgrowing our end markets by building our existing product portfolio through continued organic and inorganic investments, (ii) focuses on increasing earnings per share over time, and (iii) drives enhanced financial performance through margin expansion and cash generation, all of which contribute to long-term growth and stockholder value creation. We provide details about these performance metrics on pages 48–49.

For the 2023–2025 performance cycle, participants could earn performance stock units based on the achievement of four measures: Relative Total Stockholder Return (Relative TSR) (25%), eProducts Revenue Mix (25%), eProducts Revenue (25%), and Cumulative Free Cash Flow (Cumulative FCF) (25%). Results for the 2023–2025 performance cycle were as follows:

●	Relative TSR Payout for 2023–2025: The Company’s Relative TSR was at the 64th percentile of the peer group used for purposes of determining relative performance (ranking 9th out of 23 companies), which resulted in a payout of TSR performance stock units at 156% of target.
●	eProducts Revenue Mix Payout for 2023–2025: The Company’s eProducts Revenue Mix in 2025 was 18.0%, compared to a threshold of 18%. The threshold-level performance resulted in a payout for the 2023–2025 eProducts Revenue Mix performance stock units at 50% of target.
●	eProducts Revenue Payout for 2023–2025: The Company’s eProducts Revenue in 2025 was $2.570 billion, compared to a threshold of $3.2 billion. The below-target performance resulted in no payout for the 2023–2025 eProducts Revenue performance stock units.
●	Cumulative FCF Payout for 2023–2025: The Company’s Cumulative FCF was $2.337 billion, which was above the maximum level of $2.1 billion and resulted in a 2023–2025 Cumulative FCF performance stock unit payout at 200% of target.

With a 25% weighting for each of the designated performance cycle metrics, the combined payout was 102% of target for the 2023–2025 performance stock units.

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Stockholder Engagement

2024 Stockholder Engagement and Responsive Actions

Based on feedback from stockholders that we received in the fall of 2024, the Compensation Committee (with input from the committee’s compensation consultant) elected to make changes to our compensation programs for 2025 as follows:

●	Introducing long-term equity incentive plan metrics that are based on Cumulative Adjusted Earnings Per Share and Relative Revenue Growth, which are more directly aligned with share price performance (and which avoids overlap of metrics with the MIP short-term incentive plan)
●	Requiring above-median performance for relative TSR, with a payout of 100% of target for performance at the 55th percentile of our performance peer group in response to stockholders’ preference that target performance level be set above the median of the performance peer group
●	Applying a cap of 100% of target on the relative TSR payout in the event that absolute total stockholder return is negative
●	Removing some of the largest companies (by market capitalization) from our 2025 compensation peer group

More information on these changes appears on pages 42, 48, and 49 in this Compensation Discussion and Analysis section.

2025 Stockholder Engagement

Each year, we carefully consider the results of our stockholder say-on-pay vote from the preceding year. We also consider the feedback we receive from our major stockholders during our ongoing, Board-driven outreach and engagement efforts, which we describe in detail on page 4.

Our say-on-pay proposal at our 2025 Annual Meeting received support from 86.4% of the votes cast. Overall, our stockholders supported our executive compensation program and its direction, including our continuous improvement efforts to tie performance metrics more closely to our business strategy, as we describe in our disclosure.

Pote ● ●

As part of our continued dialogue with stockholders on our executive compensation programs we contacted 34 of our largest stockholders in October 2025 and held 9 meetings with stockholders in December 2025 representing holders of approximately 25% of our outstanding shares in the fall of 2025. The key themes of these discussions were around:

●
The promotion of Mr. Fadool to CEO, effective February 2025
●
The changes described above to metrics for both short-term and long-term incentive plans for 2025 that were disclosed in the 2024 Proxy Statement
●
Potential request for stockholder approval for the amended and restated 2023 Stock Incentive Plan

In general, we received positive feedback on the changes that were implemented for 2025 (as disclosed in the 2024 Proxy Statement).

2026 Proxy Statement |	37

Leading Compensation Governance Practices

The following features of our executive compensation program demonstrate sound compensation governance, and we have designed them in the best interests of our stockholders:

●
Stockholder engagement informs our compensation program
●
Significant portion of executive pay is performance based and at-risk
●
Rigorous goal-setting process
●
Annual compensation assessment
●
Annual risk assessment
●
Stock ownership guidelines for executives
●
Clawback policy for recoupment of incentive-based compensation under certain conditions
●
Double-trigger change of control provisions for restricted stock and performance stock units

●
No short sales of Company stock
●
No pledging of Company stock
●
No hedging of Company stock
●
No loans
●
No gross-ups on excise tax or excessive perquisites
●
No evergreen provision for share reserve replenishment

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What Guides Our Program

Compensation Philosophy and Objectives

Attracting, developing, and retaining a highly talented workforce – at all levels within our organization – is a top priority. We are committed to providing competitive compensation opportunities designed to deliver equal pay for equal work regardless of race, color, age, religion, sex, sexual orientation, gender, identity/expression, national origin, disability, veteran status, or any other characteristic protected by applicable law.

As part of our regular compensation review process, our Board and senior management team regularly seek input from external experts and independent compensation consultants. Informed in large part by the results of comprehensive market analyses, we ensure that our compensation program supports our business strategy and our pay-for-performance philosophy, while also being aligned with competitive pay practices. Through this work, we make data-driven decisions about each employee’s compensation in the context of their role at the Company, based on the employee’s experience, geography, and performance. When necessary, we adjust to better align pay with external market practices or comparable internal positions.

We also strive to ensure pay equity among comparable jobs across the Company. To this end, we conduct an independent evaluation that examines pay among similarly situated employees who perform comparable work to identify pay disparities or other inequities (if any).

Where appropriate, we take corrective action consistent with our commitment to a diverse and inclusive culture where we pay all our employees equitably and they have equal opportunities for success.

Management regularly reports to our Board on each of these efforts.

In addition to the above priorities, our executive compensation program aims to achieve the following objectives:

●	Align the interests of our executives with the long-term interests of the business, our stockholders, and employees
●	Motivate exceptional performance through metrics that support our long-term strategy of growth and create stockholder value
●	Attract, develop, motivate, and retain top global talent
●	Pay competitively across salary grades in all regions of the world
●	Mitigate excessive risk taking
●	Reflect the input of our stockholders

2026 Proxy Statement |	39

Principal Elements of Compensation

The principal elements of compensation that we list below support our compensation philosophy and objectives. We review each element annually and adjust them when appropriate to align with median market levels (50th percentile of the Company’s compensation peer group). Total target direct compensation may be reasonably below or above the median considering a person’s scope of responsibilities and experience, development opportunity, changes in responsibilities, and individual and business performance.

	Element	Key Features

Cash (Fixed)	Base Salary

Provides a competitive fixed rate of pay relative to similar positions in the market and enables the Company to attract and retain critical executive talent

Based on job scope, level of responsibilities, individual performance, experience, and market levels of pay

Cash (Variable)	Annual Cash Incentive

Focuses executives on achieving annual financial goals that drive long-term stockholder value

For corporate executives:

●
50% based on BW AOM, which measures the Company’s profitability relative to the sales it generates
●
50% based on BW FCF, which measures how much operating cash flow the Company generates net of capital expenditures to allow the Company to pursue opportunities that enhance stockholder value

For business unit presidents:

●
35% based on BW AOM at the Company level
●
35% based on BW FCF at the Company level
●
30% based on BU AOM or BU AOI at the business unit level

We implemented this compensation strategy for performance at both the Company and business unit levels for our business unit presidents to incentivize business unit profitability, while continuing to emphasize overall Company performance

The MIP allows the Compensation Committee to apply a performance modifier (upward or downward) of up to 10% of the target MIP award to modify the MIP payout that would otherwise result based on the achievement of Company-wide strategic goals (with the total payout capped at 200% of target)

Equity (Variable)	Long-Term Equity Incentive

Provides incentives for executives to execute on longer-term financial goals that drive stockholder value creation and support the Company’s retention strategy

We grant two-thirds of the total value of the target long-term equity incentive opportunity using Performance Stock Units:

●
50% based on Relative TSR measured over a three-year performance period
●
25% based on Relative Revenue Growth measured over a three-year performance period
●
25% based on Cumulative Adjusted Earnings Per Share measured over a three-year performance period

We grant one-third of the total value using Restricted Stock, with 50% vesting on the second anniversary of the grant date, and the remainder of the shares vesting on the third anniversary of the grant date, provided that the recipient is still employed by the Company

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The Decision-Making Process

The Role of the Compensation Committee

The Compensation Committee oversees the executive compensation program for our executives, including our NEOs, and is comprised of independent, non-employee members of the Board. The Compensation Committee works closely with an independent consultant and management to examine the effectiveness of the Company’s executive compensation program throughout the year. The Compensation Committee’s charter, which can be found at www.borgwarner.com/investors/corporate-governance, specifies details of the Compensation Committee’s authority and responsibilities.

Our Compensation Committee strategically reviews our executive officers’ compensation at least annually, in addition to regular discussions at Compensation Committee meetings held throughout the year. Reflecting our intent to pay for performance, the Compensation Committee evaluates our compensation philosophy and objectives to ensure they align with our business strategies, competitive realities, and our Board’s determination of what is in the best interests of stockholders. The Compensation Committee also considers feedback from our stockholders. After considering all these data points, the Compensation Committee determines whether the compensation program: (i) meets these objectives, (ii) provides adequate incentives and motivation to our executive officers, and (iii) appropriately compensates our executive officers relative to comparable officers at other companies with which we compete for executive talent. For compensation decisions relating to executive officers other than our CEO, our Compensation Committee considers recommendations from our CEO.

The Role of Management

The CEO submits recommendations for the compensation of the Strategy Board, which includes the NEOs and other executives, to the Compensation Committee for its approval. The CEO does not participate in the deliberations of the Compensation Committee regarding his own compensation. The Compensation Committee makes all final determinations regarding CEO compensation. This process: (i) ensures that the Compensation Committee routinely receives and considers management input, (ii) provides transparency, and (iii) maintains committee oversight.

The Role of the Independent Compensation Consultant

Our Compensation Committee retained Pearl Meyer & Partners, LLC as its independent compensation consultant. The Compensation Committee annually reviews its relationship with Pearl Meyer to ensure continued independence. The review process includes consideration of the factors impacting independence set forth in New York Stock Exchange rules. Pearl Meyer reports directly to the Compensation Committee and provides benchmarking data to the Corporate Governance Committee with respect to Board compensation. The Compensation Committee evaluated whether any work provided by Pearl Meyer raised any conflict of interest for services performed during 2025 and determined that it did not.

Pearl Meyer regularly participates in Compensation Committee meetings and, in collaboration with the Compensation Committee, aids in determining the appropriate compensation program, design, levels, and peer groups for the Company.

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The Role of Peer Groups

As we explain more fully below, we utilize two different peer groups for compensation purposes, a compensation peer group and a performance peer group. Based on feedback from stockholders and comments from proxy advisers, the Compensation Committee took a fresh look at the compensation and performance peer groups and implemented some changes for compensation decisions in 2025.

Compensation Peer Group: The Compensation Committee regularly assesses the market competitiveness of the Company’s executive compensation program based on data from a comparator peer group (called the compensation peer group). The Compensation Committee reviews and determines the compensation peer group’s composition on an annual basis, considering input from its independent compensation consultant and management.

In evaluating and setting compensation, our Compensation Committee considers several factors including individual and business performance, internal equity, retention, the degree of alignment between the executive’s job duties and the benchmarked job description, as well as an assessment of market practices. The benchmarking exercise is a useful tool that allows the Company to regularly review the market in which we compete for talent and provides credibility for our compensation program with our employees and stockholders.

The Compensation Committee removed Honeywell International Inc. and Eaton Corporation plc to better align the compensation peer group with companies of similar size based on market capitalization to BorgWarner. No companies were added to the peer group.

Honeywell International Inc. Eaton Corporation plc

Accordingly, the following companies comprised the 2025 compensation peer group:

3M Company	Dover Corporation	PACCAR Inc.
Adient plc	Emerson Electric Co.	Parker-Hannifin Corporation
American Axle & Manufacturing Holdings, Inc.	Fortive Corporation	Rockwell Automation, Inc.
Aptiv PLC	Illinois Tool Works Inc.	Stanley Black & Decker, Inc.
Autoliv, Inc.	Lear Corporation	Textron Inc.
Cummins Inc.	Magna International Inc.	The Goodyear Tire & Rubber Company
Dana Incorporated	Oshkosh Corporation	Trane Technologies plc

Performance Peer Group: For performance stock unit grants in 2025, the Compensation Committee continued to use the Automotive Parts & Supplier index performance peer group for purposes of measuring relative TSR. This performance peer group is more specific to the Company’s current industry. There were no changes to the performance peer group, and the following companies comprised the 2025 performance peer group:

Allison Transmission Holdings, Inc.	Fox Factory Holding Corp.	Magna International, Inc.
American Axle & Manufacturing Holdings, Inc.	Gentex Corporation	Modine Manufacturing Company
Aptiv PLC	Gentherm Incorporated	Standard Motor Products, Inc.
Autoliv, Inc.	Honeywell International Inc.	Stoneridge, Inc.
Commercial Vehicle Group, Inc.	Illinois Tool Works Inc.	Strattec Security Corporation
Cooper-Standard Holdings Inc.	LCI Industries	Superior Industries International, Inc.
Dana Incorporated	Lear Corporation	Visteon Corporation
Dorman Products, Inc.

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2025 Executive Compensation Program in Detail

Base Salary

We establish executives’ base salaries by considering the scope of each executive’s responsibilities, time in position, individual experience, internal equity, individual performance, and business performance. When considering market competitive base salaries, we target the median level among our compensation peer group companies, which we determine annually. We review base salaries annually and adjust as appropriate to align with market levels after considering changes in individual responsibilities, individual and business performance, and experience.

The Compensation Committee reviewed the base salary for our NEOs in 2025 and adjusted them as shown in the table below. As of December 31, 2025, the base salaries were as follows:

	2024 Year-	2025	2025	2025	2025 Year-
NEO	End Salary	Adjustment	Promotion	% Change	End Salary
Joseph F. Fadool	$1,125,000	$—	$125,000	11.1%	$1,250,000
Craig D. Aaron	$675,000	$75,000	$—	11.1%	$750,000
Stefan Demmerle	$845,000	$—	$—	—%	$845,000
Volker Weng	$750,000	$40,000	$—	5.3%	$790,000
Tonit M. Calaway	$740,000	$—	$—	—%	$740,000
Frédéric B. Lissalde	$1,450,000	$(478,500)	$—	(33.0)%	$971,500

The Compensation Committee based the increases on market data for our compensation peer companies as well as individual and business performance and experience. Mr. Fadool received a base salary increase of 11.1% on February 7, 2025, relating to his appointment as President and Chief Executive Officer. Mr. Aaron received a base salary increase of 11.1% on April 1, 2025 to better align his base salary with the market rate for his position. Mr. Lissalde’s tenure as Chief Executive Officer ended on February 6, 2025, after which he served as a consultant to the Board through August 2025. As his Amended Employment Agreement contemplated, his base salary decreased by 33% to $971,500 on February 7, 2025 and continued at that level until his retirement on August 30, 2025.

The Compensation Committee determined the promotional salary increase for Mr. Fadool based on advice from its compensation consultant, ensuring his compensation aligns with similar roles in the compensation peer group. Consistent with past practice, the Compensation Committee set the total target direct compensation for Mr. Fadool at approximately 80% of the median of our compensation peer group considering he was new in his role.

Management Incentive Plan

The Management Incentive Plan is our cash-based, annual incentive plan for executives which is intended to drive executive behavior to accomplish key business strategies. The MIP plays a critical role in our continued efforts to be an employer of choice in the automotive industry as we emphasize organic growth and strong financial performance at the business unit and Company levels. To incentivize performance at both of these levels, we modified the MIP calculation for our business unit presidents to include both Company and business unit performance metrics. For our other NEOs, we maintained MIP metrics that were directly tied to Company performance. The Compensation Committee will continue to refine the MIP to be consistent with the Company’s strategic priorities and ensure that senior management is compensated based on the metrics over which they have the most influence and that drive stockholder value creation.

2025 MIP Target Award Opportunities

We express target bonus opportunities as a percentage of base salary and establish them based on the NEO’s level of responsibility and ability to impact the Company’s overall results. The Compensation Committee also considers market data in setting target award amounts. The 2025 target bonus opportunity for our NEOs ranged from 120% to 160% of base salary in accordance with market median total cash compensation. NEOs receive 50% of the target opportunity for achieving threshold performance and 200% of the target opportunity for achieving maximum performance or above, with results in between these levels and target linearly interpolated.

The Compensation Committee increased Mr. Fadool’s target bonus as a percentage of base salary on February 7, 2025, from 120% to 150% as a result of his promotion to President and Chief Executive Officer.

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2025 MIP Performance Goals and Results

Each year, the Compensation Committee establishes threshold, target, and maximum performance goals for the Company at the beginning of the fiscal year. To establish these goals, the Compensation Committee considers the broader economic environment, industry conditions, and the Company’s annual budget, current guidance, and past performance with respect to operating margin, operating income and free cash flow generation.

The Compensation Committee based performance under the 2025 MIP on the achievement of preestablished financial performance metrics: BW AOM, BW FCF, and BU AOM/AOI. The Compensation Committee selected these metrics because delivering strong operating income and free cash flow generation at a Company and business unit level are critical to our long-term success. We included BW AOM and BW FCF in the MIP calculations of all NEOs and BU AOM/AOI in the MIP calculations for our BU Presidents and calculated and defined them as follows:

BW AOM	=	BW Adjusted Operating Income	÷	BW Net Sales
BW AOM

BW AOM is defined as (a) U.S. GAAP Operating Income adjusted to eliminate the impact of restructuring expense; merger, acquisition, and disposition expense; intangible asset amortization expense; other net expenses, discontinued operations; and other gains and losses not reflective of the Company’s ongoing operations, divided by (b) externally reported BorgWarner sales. For MIP purposes, BW AOM excludes the impact of any acquisitions that closed during the calendar year, which would not have been contemplated in the Company’s annual budget, and externally reported BorgWarner sales are adjusted to exclude the impact of customer tariff recoveries.

BU AOM	=	BU Adjusted Operating Income	÷	BU Net Sales
BU AOM

BU AOI is defined as (a) U.S. GAAP Operating Income attributable to the Business Unit, adjusted to eliminate the impact of restructuring expense; merger, acquisition, and disposition expense; intangible asset amortization expense; other net expenses, discontinued operations; and other gains and losses not reflective of the Business Unit’s ongoing operations, divided by (b) sales attributable to the Business Unit. For MIP purposes, BU AOM excludes the impact of any acquisitions that closed during the calendar year, which would not have been contemplated in the Business Unit’s annual budget, and sales attributable to the Business Unit are adjusted to exclude the impact of customer tariff recoveries.

The Compensation Committee selected BW AOM at the Company level and BU AOM/AOI at the business unit level because it:

●	Is one of the Company’s primary internal performance metrics, which every manufacturing location globally measures and reports monthly;
●	Supports the Company’s longer-term goal of increasing its historically strong margin profile;
●	Has a high degree of correlation to stock price valuation; and
●	Is strongly connected to the determination of economic value.
BW FCF	=	Operating Cash Flow	-	Capital Expenditures, including Tooling Outlays
BW FCF

BW FCF is defined as (a) the net cash provided by operating activities minus (b) capital expenditures, including tooling outlays, and (c) adjusted for operating cash inflows or outflows not reflective of the Company’s ongoing operations. For MIP purposes, BW FCF excludes the impact of any acquisitions that closed during the calendar year, which would not have been contemplated in the Company’s annual budget.

The Compensation Committee selected BW FCF because it places emphasis on driving strong cash flow performance, which supports the Company’s ability to invest in future growth plans and to return value directly to stockholders.

Goal Setting for BW AOM: The Compensation Committee set the 2025 target performance level for BW AOM at 10.4% based on the Company’s budget, which was a stretch goal above our guidance range of 10.0% to 10.2% that we disclosed in February 2025. The Company’s AOM target for 2025 was set above the prior year BW AOM actual performance (10.06% for 2024) and above the prior year target (9.45% for 2024). The increase in the target compared to the prior year’s actual performance demonstrates the Compensation Committee’s focus on margin growth to drive stockholder value creation.

Goal Setting for BW FCF: The Compensation Committee set the 2025 target performance level for FCF at $800 million based on the Company’s budget, which was a stretch goal above our guidance range of $650 million to $750 million that we disclosed in February 2025. The Company’s FCF target for 2025 was set significantly above the prior year BW FCF actual performance ($729 million in 2024) and above the prior year target ($525 million).

Goal Setting for BU AOM/BU AOI: The Compensation Committee set the 2025 target performance level for BU AOM for the TTT business unit at 15.1% and the 2025 target performance level for BU AOI for the PDS business unit at $(85) million in line with the annual budgets for each business unit.

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For both BW AOM and BW FCF, the Compensation Committee set the maximum performance levels above the high end of the guidance ranges to require significant performance above guidance to achieve a maximum payout. The Compensation Committee increased the level required to achieve a maximum payout for BW FCF compared to prior years to require greater outperformance to reach a maximum payout. The Compensation Committee also set a threshold level for performance to allow for a payout for performance below the target. The 2025 BW AOM, BW FCF, and BU AOM/BU AOI performance targets and actual results were as follows:

	Performance Level
	Threshold	Target	Maximum
	(50%	(100%	(200%
Performance Metric	payout)	payout)	payout)	Actual Results
BW AOM	9.60%	10.40%	11.20%	10.80%
BW FCF	$700 million	$800 million	$1,000 million	$1,208 million
BU AOM - Turbos and Thermal Technologies	14.50%	15.10%	15.70%	15.31%
BU AOI - PowerDrive Systems	$(120) million	$(85) million	$(50) million	$(88) million

For 2025, we delivered BW AOM of 10.80%, which was between the target and maximum performance levels, and strong levels of BW FCF at $1,208 million, which was above the maximum performance level. As a result of this performance, the BW AOM portion of the award qualified for a payout of 150% of target and the BW FCF portion of the award qualified for a payout of 200% of target. The performance of BU AOM for TTT qualified for a payout of 135% of target, and BU AOI for PDS qualified for a payout of 95% of target.

The Chief Executive Officer, former Chief Executive Officer, Chief Financial Officer, and Chief Administrative Officer, with a 50% weighting for each of the designated metrics of BW FCF and BW AOM, qualified for a combined payout of 175% of target under the 2025 MIP.

The Presidents and General Managers of TTT and PDS, with a 35% weighting for BW AOM, 35% weighting for BW FCF, and a 30% weighting for BU AOM/BU AOI, qualified for combined payouts of 163% and 151% of target, respectively, under the 2025 MIP.

Reconciliations from the Company’s financial statements to BW AOM, BW FCF, BU AOM and BU AOI can be found in Appendix A.

2025 MIP Performance Modifier

The Compensation Committee carefully considers each element of our executive compensation program to ensure that those elements promote execution of our business strategy. To further BorgWarner’s mission to execute on our strategy and continue to deliver innovative and sustainable mobility solutions for the vehicle market, the Compensation Committee added a performance modifier to the MIP starting in 2022. With the performance modifier, the Compensation Committee may apply up to plus or minus 10% of the target MIP award to modify the MIP payout that would otherwise result for all MIP participants, based on its overall assessment of Company financial performance results and the achievement of Company-wide strategic goals. However, the payout remains capped at 200% of target (i.e., if financial performance is at maximum performance level, then the modifier cannot increase the award).

The Compensation Committee may apply the modifier based on progress against quantitative or qualitative targets, by way of example, in the following areas:

●	Environmental, Social, and Governance initiatives
●	Acquisitions and dispositions, including integration
●	Succession planning and talent development
●	Leadership during unusual and challenging circumstances
●	Strategic change management

The compensation committee was pleased with both the financial and non-financial performance of the Company and was satisfied that the MIP Payout adequately reflected the achievements of the management team. As a result, the performance modifier was not used in 2025.

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2025 MIP Payouts

For President and CEO, Joseph F. Fadool, this performance provided the following bonus payout:

MIP Result as a % of Target Bonus	=	BW AOM 150% Payout as % of Target x 50%		+	BW FCF 200% Payout as % of Target x 50%		=	175%

Bonus Payout	=	Base Salary of $1,237,329	Ñ	Effective Target Bonus of 147% of Base Salary	Ñ	MIP Result of 175% of Target Bonus	=	$3,188,117

		Target Bonus as a	MIP Payout
	Bonus Eligible	Percentage of	as % of
NEO	Base Salary	Base Salary	Target	Bonus Payout
Joseph F. Fadool	$1,237,329	147%	175%	$3,188,117
Craig D. Aaron	$750,000	120%	175%	$1,575,000
Stefan Demmerle	$845,000	120%	151%	$1,531,140
Volker Weng	$790,000	120%	163%	$1,545,240
Tonit M. Calaway	$740,000	120%	175%	$1,554,000
Frédéric B. Lissalde	$146,986	160%	175%	$411,562

The base salary and target bonus percentage shown for Mr. Fadool represents his salary and target bonus percentage considering his promotion during the year. The base salary for Mr. Lissalde has been prorated to reflect the period of MIP eligibility up to February 6, 2025.

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Long-Term Equity Incentives

We believe that an ownership culture that rewards our executives for maximizing long-term stockholder value drives long-term performance. Our long-term equity incentive plans provide participants with appropriate incentives to acquire equity interests in our Company and align their interests with the interests of our stockholders.

We detail below the shares that our NEOs earned, and we reflect them in the Option Exercises and Stock Vested table on page 58.

2023–2025 Performance Stock Unit Awards Earned

For the 2023–2025 performance cycle, participants could earn performance stock units based on the achievement of four measures: Relative TSR weighted at 25%, eProducts Revenue Mix weighted at 25%, eProducts Revenue weighted at 25%, and Cumulative FCF weighted at 25%. Results for the 2023–2025 performance cycle were as follows:

Relative Total Stockholder Return (“TSR”)	eProducts Revenue Mix
The Company’s Relative TSR was at the 64th percentile of the performance peer group (ranking 9th out of 23 companies), which resulted in a 156% of target payout for the 2023-2025 TSR metric.

The Company’s eProducts Revenue Mix in 2025 was 18.0%, which was at the threshold level of 18%. The threshold-level performance resulted in a 50% of target payout for the 2023–2025 eProducts Revenue Mix metric.

eProducts Revenue	Cumulative Free Cash Flow (“FCF”)*
The Company’s eProducts Revenue in 2025 was $2.570 billion, which was below the threshold level of $3.2 billion and resulted in no payout for the 2023–2025 eProducts Revenue metric.

The Company’s Cumulative FCF over the performance period was $2.337 billion, which was above the maximum level of $2.1 billion and resulted in a 200% of target payout for the 2023–2025 Cumulative FCF metric.

*FCF is a non-GAAP measure. Reconciliations to the comparable GAAP measure for FCF can be found in Appendix A.

With a 25% weighting for each of the designated performance cycle metrics, the combined payout was 102% of target for the 2023–2025 performance stock units.

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Based on the above performance achievement for each of the four measures, the resulting shares vesting for each of the NEOs is set out in the table below:

	Relative Total		eProducts		eProducts		Cumulative		Accumulated
	Stockholder Return		Revenue Mix		Revenue		Free Cash Flow		Dividends
	Shares at	Shares	Shares at	Shares	Shares at	Shares	Shares at	Shares	Dividends at	Shares
NEO	Target	Earned	Target	Earned	Target	Earned	Target	Earned	Target	Earned
Joseph F. Fadool	14,092	21,984	14,092	7,046	14,092	—	14,092	28,184	2,161	2,193
Craig D. Aaron	5,988	9,341	5,988	2,994	5,988	—	5,988	11,976	693	703
Stefan Demmerle	13,210	20,608	13,210	6,605	13,210	—	13,210	26,420	2,026	2,056
Volker Weng	9,775	15,249	9,775	4,888	9,775	—	9,775	19,550	1,499	1,521
Tonit Calaway	11,572	18,052	11,572	5,786	11,572	—	11,572	23,144	1,775	1,802
Frédéric B. Lissalde	46,602	72,699	46,602	23,301	46,602	—	46,602	93,204	5,672	5,757

2025–2027 Performance Stock Unit Awards

The Compensation Committee designed the performance stock unit awards for the senior executives, including the NEOs, to provide a competitive payout at the end of a three-year performance period, with financial goals set at the beginning of each performance period. A new performance period begins on January 1 and ends three years later on December 31.

As part of the annual equity award process, the Compensation Committee considers a mix of equity vehicles when granting long-term equity incentive awards. For 2025, we awarded two-thirds of the total value of the target long-term equity incentive opportunity through performance stock units and one-third through restricted stock. We use a consistent methodology based on the market median for long-term equity incentives to determine the target dollar amount of the long-term equity incentive opportunity for each executive. We grant performance stock units and restricted stock in terms of a number of shares, and we convert the target dollar amount to a specific number of shares. We calculate this conversion share price by using the average closing price of the Company’s common stock for all the trading days in January immediately preceding the date of the grant. For the 2025–2027 awards, the share price we used to convert the award value into units was $32.09.

	Restricted	Relative Total	Relative	Cumulative
	Stock	Stockholder Return	Revenue Growth	Earnings Per Share
NEO	Awarded	Units Awarded	Units Awarded	Units Awarded
Joseph F. Fadool	81,331	84,400	42,200	42,200
Craig D. Aaron	26,884	27,270	13,630	13,630
Stefan Demmerle	30,214	32,920	16,460	16,460
Volker Weng	27,027	28,720	14,360	14,360
Tonit M. Calaway	27,730	29,590	14,800	14,800
Frédéric B. Lissalde	67,726	77,820	38,910	38,910

For the 2025–2027 performance cycle, the Compensation Committee used the following mix of performance metrics for purposes of earning performance stock units:

The Cumulative Adjusted Earnings Per Share over the performance period	Determined by ranking the Company’s three-year TSR among a peer group of companies (see “performance peer group” on page 42)	The Relative Revenue Growth achieved during the performance period compared to the percentage change in the market

The Compensation Committee established this mix for the 2025–2027 performance cycle to emphasize long-term profitability across our product portfolio, while maintaining a balanced focus on sustained growth and stockholder value creation.

In 2025, the Compensation Committee elected to replace the eProducts Revenue, eProducts Adjusted Operating Margin, and Foundational Adjusted Operating Margin metrics used in the 2024–2026 performance cycle to incentivize profitable growth across our product portfolio.

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Actual award payouts for each performance metric for the 2025–2027 performance cycle can range between 0% and 200% of the target, based on performance results as follows:

Relative Total Stockholder Return (“TSR”)	Relative Revenue Growth

Elative
Cumulative Adjusted Earnings Per Share

As we discuss above, in response to input from our stockholders, we revised the payout scale for the Relative TSR portion of the 2025-2027 performance cycle awards compared to the prior year’s scale to target the 55th percentile for a 100% of target payout, and we implemented a cap on the payout for the Relative TSR metric such that the payout will be capped at 100% of target in the event that the absolute total stockholder return is negative over the performance period.

Restricted Stock

Restricted stock awards incentivize and reward executives for improving long-term stock value and serve as a retention tool. Generally, we grant restricted stock in February, with one half of the shares that we grant vesting on the second anniversary of the grant date and the remainder of the shares that we grant vesting on the third anniversary of the grant date, in each instance provided that the recipient is still employed by the Company.

Treatment of Equity in the Event of a Change of Control

All restricted stock and performance stock units are subject to double-trigger vesting (rather than single-trigger vesting) upon a change of control. Specifically, to the extent the successor or purchaser in a change of control transaction honors or assumes outstanding equity-based awards on an equivalent basis, these awards will not automatically be subject to accelerated exercisability, vesting, or settlement upon the change of control. Rather, vesting will occur upon the participant’s termination of employment if they are terminated by the Company (or its successor) without cause or if the participant terminates for good reason (assuming the participant has such right under an employment or other agreement) during the two-year period following the change of control.

If the successor or purchaser in the change of control transaction does not assume the awards or issue replacement awards, then upon the date of the change of control, restricted stock will become fully vested and performance stock units will vest proportionately (based on the performance period up to the change of control date compared to the original performance period of the grant), with performance deemed to be satisfied at target.

Treatment of Equity upon Qualifying Termination (Not in the Event of a Change of Control)

In the case of a termination of employment (not in connection with a change of control) that qualifies a participant for benefits under the Executive Severance Plan described on pages 63–64, a pro rata portion of restricted stock and restricted stock units held by the participant will generally vest upon the participant’s termination. Additionally, the participant will forfeit unearned performance stock units and related dividend equivalents and unvested stock options or stock appreciation rights.

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Other Executive Compensation Practices, Policies, and Guidelines

Stock Ownership Guidelines

To promote equity ownership and to align the interests of management and our stockholders, we have established stock ownership guidelines that outline our expectations for our executives to hold a significant and sustained long-term personal financial interest in the Company. The guidelines are as follows:

Position
Chief Executive Officer (CEO)	6x Base Salary
Chief Financial Officer (CFO)	3x Base Salary
Business Presidents and Executive Vice Presidents	2x Base Salary

We expect executives to meet the guidelines within five years of being appointed an officer. Shares counted to meet the ownership guidelines include shares held outright in brokerage or other investment accounts and non-vested restricted stock. Non-vested performance stock units do not count. Officers who do not meet their ownership guideline must hold at least 50% of any performance stock unit awards or restricted stock that become vested until their ownership guideline is met. No additional holding periods apply if the ownership guidelines are met. Our Compensation Committee reviews the ownership level for our CEO and all other persons covered under this guideline each year. As of March 3, 2026, each of our NEOs that was subject to the guidelines met the level of ownership required or had additional time to meet the guidelines.

Clawback Policy

We adopted a Compensation Recovery Policy governing the recovery of erroneously awarded incentive-based compensation consistent with the requirements of the Securities and Exchange Commission and the New York Stock Exchange. The Compensation Recovery Policy provides that, if we are required to prepare a qualifying accounting restatement, then, unless an exception applies, we will recover reasonably promptly the excess of: (1) the amount of incentive-based compensation received by a person who served as a covered officer at any time during the applicable performance period during the three completed years immediately preceding the date we are required to prepare the accounting restatement over, (2) the amount that would have been received had it been determined based on the restated financials.

In addition, as contemplated in the 2023 Stock Incentive Plan, for a period of one year following the exercise, payment, or delivery of an award (whether or not incentive-based), the Compensation Committee may rescind any such exercise, payment, or delivery of an award upon its determining that the participant engaged in certain prohibited conduct prior to the exercise, payment, or delivery of the award.

Policies and Practices Relating to the Timing of Equity Awards

We generally grant annual equity-based awards during the first half of our fiscal year, although such timing may change from year to year. At the discretion of the Compensation Committee, the committee may also consider and approve interim or mid-year grants (or grants made on another basis) from time to time based on business needs, changing compensation practices, or other factors. The Compensation Committee does not take into account material nonpublic information in determining the timing and terms of equity-based awards, and we have not timed the disclosure of material nonpublic information for the purpose of affecting the value of executive compensation.

Insider Trading and Confidentiality Policy

We have adopted an Insider Trading and Confidentiality Policy governing the purchase, sale and/or other dispositions of our securities by the Board, officers and employees of the Company and the Company that is reasonably designed to promote compliance with insider trading laws, rules and regulations, and the exchange listing standards applicable to us. Generally, our Policy also prohibits our directors and employees from: (1) engaging in any transaction involving a put, call, or other option on BorgWarner securities, (2) selling any BorgWarner securities he or she does not own (i.e., “selling short”), (3) in the case of directors and Section 16 officers, pledging any BorgWarner securities as collateral to secure personal loans or other obligations, and (4) engaging in hedging or monetization transactions involving BorgWarner securities. The types of prohibited hedging or monetization transactions include the use of financial instruments, such as prepaid variable forwards, equity swaps, collars, and exchange funds.

Executive Benefits and Perquisites

NEOs are eligible to participate in employee benefit plans on the same basis as other employees (such as medical, dental, and vision care plans; health care flexible spending accounts; health care reimbursement or savings accounts; life, accidental death and dismemberment, and disability insurance; employee assistance programs; and a defined contribution retirement plan, including a 401(k) feature). We provide the retirement plans that we describe on pages 59–60 to all U.S.-based employees to permit them to accumulate funds for retirement and to provide a competitive retirement package.

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Our U.S.-based executives who exceed the limits under the qualified BorgWarner Inc. Retirement Savings Plan participate in the BorgWarner Inc. Retirement Savings Excess Benefit Plan, or “Excess Plan.” All our NEOs received Company contributions under the Excess Plan in 2025. For further details, see page 60 under the Non-Qualified Deferred Compensation section.

We provide a taxable annual perquisite allowance to our NEOs. The allowance is equal to $50,000 per annum for the CEO, $35,000 per annum for the CFO, and $30,000 per annum for the other NEOs. We generally do not provide tax gross-ups on benefits or perquisites. NEOs may use Company aircraft for personal purposes in special circumstances. Any requests for use of Company aircraft must be made in writing and approved by the CEO or CFO. On certain limited occasions, and consistent with Company policy, an NEO’s spouse or other family member may accompany the NEO on a business trip in which Company aircraft is used. The Company does not incur any additional direct operating cost in such situations because there is no incremental cost associated with the additional traveler.

With the exception of Dr. Weng who is a deferred member in our German Turbo Systems Individual Pension Plan, none of our NEOs participates in, or has account balances in, any of the Company-sponsored qualified or non-qualified defined benefit pension plans.

Amended Employment Agreement with Mr. Lissalde

As we previously disclosed, on September 9, 2022, we entered into an employment agreement with Mr. Lissalde. Under the terms of the employment agreement, Mr. Lissalde remained employed by the Company until his retirement on August 30, 2025. Mr. Lissalde served as President and CEO until February 6, 2025, when Mr. Fadool succeeded him. Following the appointment of Mr. Fadool, Mr. Lissalde assumed a consultant role to the Board, supporting the transition of his duties as reasonably requested by Mr. Fadool or the Board, to ensure an orderly transition through the end of the term.

Prior to February 6, 2025, Mr. Lissalde was eligible to participate in our MIP at a level commensurate with his position as President and CEO. He was also eligible to receive awards under the Company’s 2023 Stock Incentive Plan as determined by the Compensation Committee at a level commensurate with the position of CEO and a base salary rate equal to his then-current salary rate as CEO, provided that, for 2025, the target grant date fair value of the award was 8/12ths of the value that would otherwise have been granted to him.

During the transition period, Mr. Lissalde’s annual base salary was sixty-seven percent (67%) of his annual base salary as in effect immediately prior to February 6, 2025, and he was not entitled to participate in the MIP for any performance periods beginning after February 6, 2025. He was eligible for a pro rata MIP payment, for the 2025 performance period based on the length of time he served as President and CEO during the performance period.

The employment agreement also provided that, during its term, Mr. Lissalde would receive reimbursement for reasonable expenses incurred for international financial planning and advice and international tax preparation services. He also remained eligible to participate in the Company’s benefit plans and received other benefits that were provided to him as of the date he entered into the Employment Agreement. Following his retirement on August 30, 2025, Mr. Lissalde continued to receive health care and other benefits as set forth in the Company’s welfare benefit plans.

Mr. Lissalde’s original employment agreement provided for restricted stock and performance stock units granted within 12 months of his retirement date to be prorated upon retirement. The parties amended the agreement in February 2025 to provide for the awards to be prorated when granted with no proration or forfeiture at retirement to achieve the same result more directly. Accordingly, because Mr. Lissalde remained employed until his retirement date, satisfied his obligations under the employment agreement, and executed a release of claims in favor of the Company and its affiliates, we have treated his termination as “Retirement” within the meaning of the 2023 Stock Incentive Plan and Mr. Lissalde:

(1) Vested in his restricted stock granted within 12 months prior to his retirement date on a pro rata basis, determined by dividing the number of months Mr. Lissalde was employed from January 1 of the year in which the grant date occurred through the retirement date by 12, provided that the restricted stock that was granted in 2025 (which had already been prorated by 8/12ths) vested in full.

(2) Vested in his restricted stock granted more than 12 months prior to his retirement date on a pro rata basis, determined by dividing the number of months Mr. Lissalde was employed from the grant of such restricted stock through his retirement date and the denominator which was the number of months in the applicable restriction period.

(3) Vested in his performance stock units granted within 12 months of his retirement date, to be delivered upon completion of the performance period, in the amount earned based on achievement of the applicable performance goals, but then prorated, determined by dividing the number of months Mr. Lissalde was employed from January 1 of the year in which the grant date occurred through his retirement date by 12, provided that the performance stock units we granted in 2025 (which have already been prorated), following the end of the performance period, will vest in full based on the actual achievement of the applicable performance goals, without proration.

(4) Vested in his performance stock units granted more than 12 months prior to his retirement date, to be delivered upon completion of the performance period, in the full number of performance stock units earned, based on achievement of the applicable performance goals.

2026 Proxy Statement |	51

The Company also paid a prorated MIP bonus to Mr. Lissalde based on company performance while he was President and CEO and provided Mr. Lissalde with its standard repatriation benefits for senior executive officers in connection with his relocation to France.

In exchange for the benefits provided by the employment agreement, Mr. Lissalde has agreed to certain non-competition and non-solicitation restrictions that extend for two years following the end of the term of the employment agreement, as well as confidentiality and non-disparagement covenants.

Change of Control Agreements and Executive Severance Plan

We have entered into COC Agreements with each of our NEOs and certain other executives. In establishing the COC Agreements, our Board determined that it is in the best interests of the Company and its stockholders to: (i) maintain NEOs’ continued dedication in the event of either a contemplated or actual change of control, and (ii) provide three years of compensation to NEOs terminated in connection with a change of control to ensure they focus on executing the transaction rather than personal uncertainties and risks associated with such change of control.

COC Agreements: (i) do not provide for excise tax gross-up provisions, (ii) allow a portion of any benefit received in connection with a change of control to be attributable to a non-compete agreement to reduce the potential for the excise tax, and (iii) require an executive to forego a portion of change of control payments that could otherwise trigger excise tax if such reduction would be beneficial to the executive.

We maintain an Executive Severance Plan to provide financial protection to our NEOs in the event that their employment is involuntarily terminated by the Company (without cause) or by the NEO for good reason (as defined in the plan), subject to the terms of the plan and not in connection with a change of control.

The Executive Severance Plan provides for a lump sum payment equal to one and a half times the sum of the NEO’s base salary and recent average bonus. The plan also provides medical and dental coverage for a limited time and outplacement services. In no event would an NEO receive a payment under both the COC Agreement and the Executive Severance Plan. See pages 61–64 for further details on the COC Agreements and Executive Severance Policy.

Compensation Risk Management

Each year, the Compensation Committee oversees a risk assessment of the Company’s executive compensation program. Based on its most recent review, the Compensation Committee concluded that our compensation program and practices do not create risks that are reasonably likely to have a material adverse effect on the Company. Our executive compensation program includes several features that mitigate unnecessary risk taking, including a balance of short- and long-term incentives, with long-term equity incentives comprising the majority of our executives’ target direct compensation; a mix of performance metrics on our short- and long-term incentives; clawback provisions; and stock ownership.

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Tax Deductibility of Compensation

Section 162(m) of the Internal Revenue Code of 1986 as amended generally provides that a public corporation may not deduct for tax purposes compensation in excess of $1 million that it paid for any fiscal year to certain covered employees – generally including our NEOs.

In determining our executive compensation for 2025, we considered the tax deductibility of compensation, as well as the goals of our compensation program, and we retained the flexibility to provide compensation that is consistent with our goals, even if such compensation would not be fully tax-deductible. Because many different factors influence a well-rounded, comprehensive executive compensation program, some of the compensation we provide to our executive officers is likely to not be fully deductible due to Section 162(m).

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management, and based on such review and discussions, the Compensation Committee recommended to our Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

The Compensation Committee

Deborah D. McWhinney (Chair)	Sara A. Greenstein	Shaun E. McAlmont	Sailaja K. Shankar

The Compensation Committee Report does not constitute soliciting material. It is not considered filed by us and shall not be incorporated by reference into any of our other filings under the Securities Act or the Exchange Act unless we state otherwise.

Compensation Committee Interlocks and Insider Participation

During our last completed fiscal year, the following individuals served on our Compensation Committee: Sara A. Greenstein, Shaun E. McAlmont, Sailaja K. Shankar, and Chair Deborah D. McWhinney. None of these committee members are, or have been, an officer or employee of the Company or any of its subsidiaries or was formerly an officer of the Company or of any of its subsidiaries. Additionally, none of these individuals have any relationship requiring disclosure by the Company under Item 404 of Regulation S-K.

No executive officer of the Company served as a director of another entity, or as a member of the Compensation Committee (or other board committee performing equivalent functions or, in the absence of any such committee, the entire board of directors) of another entity, one of whose executive officers served on the Compensation Committee or our Board.

2026 Proxy Statement |	53

Executive Compensation Tables

Fiscal Year 2025 Summary Compensation Table

The following table sets forth information regarding compensation for our NEOs for the last three fiscal years (or for such shorter period during which the individual has been an NEO):

						Change in
						Pension
						Value and
						Non-Qualified
					Non-Equity	Deferred
				Stock	Incentive Plan	Compensation	All Other
Name and Principal		Salary	Bonus	Awards(1)	Compensation(2)	Earnings	Compensation(3)	Total
Position	Year	($)	($)	($)	($)	($)	($)	($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)
Joseph F. Fadool(4)	2025	1,237,329	—	10,613,383	3,188,117	—	500,404	15,539,233
President and Chief	2024	1,006,250	—	3,584,280	2,309,902	—	375,377	7,275,809
Executive Officer	2023	865,000	—	3,999,113	1,711,500	—	340,751	6,916,364
Craig D. Aaron	2025	731,250	—	2,808,628	1,575,000	—	297,437	5,412,315
Executive Vice President	2024	629,167	—	2,673,022	1,355,230	—	153,313	4,810,732
and Chief Financial Officer
Stefan Demmerle	2025	845,000	—	3,320,795	1,531,140	—	381,503	6,078,438
Vice President, President	2024	838,750	—	3,365,331	1,926,600	—	339,617	6,470,298
and General Manager,	2023	810,000	—	3,747,834	1,603,920	—	320,044	6,481,798
BorgWarner PowerDrive Systems
Volker Weng(5)	2025	780,000	—	2,918,042	1,545,240	(35,803)	378,077	5,585,556
Vice President, President
and General Manager,
BorgWarner Turbos and Thermal Technologies
Tonit M. Calaway	2025	740,000	—	3,003,172	1,554,000	—	289,948	5,587,120
Executive Vice President,	2024	730,000	—	7,525,792	1,687,200	—	254,668	10,197,660
Chief Administrative Officer,	2023	693,750	—	3,284,522	1,369,200	—	241,182	5,588,654
General Counsel and Secretary
Frédéric B. Lissalde(4)(6)	2025	694,905	—	7,734,234	411,562	—	864,955	9,705,656
Former President and Chief	2024	1,437,500	—	11,934,920	4,408,000	—	996,458	18,776,878
Executive Officer	2023	1,387,500	—	13,223,536	3,651,200	—	890,309	19,152,545
(1)	The aggregate values in column (e) reported for 2025, 2024, and 2023 represent the grant date fair market value (“FMV”) of the awards noted in the Grants of Plan-Based Awards table. Assuming maximum performance levels are achieved for each performance metric underlying the performance stock unit grants, the maximum value of all performance stock unit awards granted in 2025 would be $16,130,566 for Mr. Fadool, $3,932,704 for Mr. Aaron, $4,748,380 for Dr. Demmerle, $4,142,572 for Dr. Weng, $4,268,782 for Ms. Calaway, and $11,224,756 for Mr. Lissalde, based on FMV at the time of grant.
(2)	The values in column (f) reflect payments made under the MIP.
(3)	The amount of All Other Compensation and Total compensation shown for 2023 has been adjusted for each of the NEOs to remove the value of dividends on unvested shares of restricted stock, because that value was already reflected in the value of the stock at grant as shown in the Grants of Plan-Based Awards Table for each year.
(4)	Mr. Fadool became our President and CEO effective February 6, 2025, succeeding Mr. Lissalde.
(5)	Dr. Weng is a deferred participant in the German Turbo Systems Individual Pension Plan and is not currently accruing any additional benefits in the plan. The Projected Benefit Obligation reduced from €185,597 at December 31, 2024 to €155,183 at December 31, 2025 due to a change in actuarial valuation assumptions. The reduction of €30,414 was converted into $35,803 at the December 31, 2025 exchange rate of €1 = $1.1772.
(6)	The amounts of All Other Compensation and total compensation shown for 2023 for Mr. Lissalde reflect an adjustment of $5,245 over the amounts shown in our Definitive Proxy Statement on Schedule 14A filed in 2024. This increase is due to the inclusion of the incremental cost of a healthcare physical performed during 2023.

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All Other Compensation Table

The following table details, by category, the amounts reported above in the “All Other Compensation” column of the Summary Compensation Table for each of our NEOs:

				Registrant
		Personal	Personal	Contributions
		Use of	Use of	to Defined	French			Total of
	Perquisite	Leased	Company	Contribution	Benefit	Relocation		“All Other
	Allowance	Vehicle	Aircraft	Plans(1)	Allowance	Cost(3)	Other(4)	Compensation”
Name	($)	($)	($)	($)	($)	($)	($)	($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)
Joseph F. Fadool	48,026	—	—	452,378	—	—	—	500,404
Craig D. Aaron	35,000	—	—	262,437	—	—	—	297,437
Stefan Demmerle	30,000	—	—	351,503	—	—	—	381,503
Volker Weng	30,000	—	—	348,077	—	—	—	378,077
Tonit M. Calaway	30,000	—	—	259,948	—	—	—	289,948
Frédéric B. Lissalde(2)	33,333	—	—	730,762	44,000	12,088	44,772	864,955
(1)	Amounts credited by the Company on behalf of its NEOs during 2025 pursuant to the provisions of the Retirement Savings Plan and the Retirement Savings Excess Benefit Plan.
(2)	Mr. Lissalde was a French national working in the U.S. and received a benefit allowance to enable him to maintain coverage in the French healthcare system.
(3)	As contemplated in his Amended Employment Agreement, Mr. Lissalde returned to Europe as part of the CEO transition. Relocation costs include $12,088 (which includes a tax gross-up of $4,757).
(4)	Other compensation consists of a retirement gift of $33,705 (which includes a tax gross-up of $13,263), tax preparation of $5,359 (which includes a tax gross-up of $2,109) and the cost of an executive physical of $5,708.

2026 Proxy Statement |	55

Grants of Plan-Based Awards in 2025

The following table summarizes the grants of equity and non-equity plan awards to our NEOs in 2025:

									All Other
									Stock	All Other
									Awards:	Option	Exercise	Grant Date
			Estimated Possible Payout Under			Estimated Future Payout			Number	Awards:	or Base	Fair Value
			Non-Equity Incentive			Under Equity Incentive			of Shares	Number of	Price of	of Stock
			Plan Awards(1)			Plan Awards			or Stock	Securities	Option	and Option
			Threshold	Target	Maximum	Threshold	Target	Maximum	Units	Underlying	Awards	Awards
Name	Grant Date		($)	($)	($)	(#)	(#)	(#)	(#)	Option (#)	($/Share)	($)
(a)	(b)		(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)	(l)
Joseph F. Fadool			910,891	1,821,781	3,643,562
	2/7/2025	(2)				26,145	59,760	119,520				1,978,355
	2/4/2025	(3)				84,400	168,800	337,600				6,086,928
	2/4/2025	(4)							81,331			2,548,100
Craig D. Aaron			450,000	900,000	1,800,000
	2/4/2025	(3)				27,265	54,530	109,060				1,966,352
	2/4/2025	(4)							26,884			842,276
Stefan Demmerle			507,000	1,014,000	2,028,000
	2/4/2025	(3)				32,920	65,840	131,680				2,374,190
	2/4/2025	(4)							30,214			946,605
Volker Weng			474,000	948,000	1,896,000
	2/4/2025	(3)				28,720	57,440	114,880				2,071,286
	2/4/2025	(4)							27,027			846,756
Tonit M. Calaway			444,000	888,000	1,776,000
	2/4/2025	(3)				29,595	59,190	118,380				2,134,391
	2/4/2025	(4)							27,730			868,781
Frédéric B. Lissalde			117,589	235,178	470,356
	2/4/2025	(5)				77,820	155,640	311,280				5,612,378
	2/4/2025	(6)							67,726			2,121,856
(1)	2025 bonus opportunity under the MIP.
(2)	2024 Performance Stock Unit Grant: The performance stock units will vest at the end of the three-year performance period 2024–2026. The value on the grant date shown in column (l) is calculated as the number of performance stock units granted, multiplied by the share price on the grant date (February 7, 2025) of $30.02 and the Monte Carlo pricing on the grant date of $42.36.
(3)	2025 Performance Stock Unit Grant: The performance stock units will vest at the end of the three-year performance period 2025–2027. The value on the grant date shown in column (l) is calculated as the number of performance stock units granted, multiplied by the share price on the grant date (February 4, 2025) of $31.33 and the Monte Carlo pricing on the grant date of $40.79.
(4)	2025 Restricted Stock Grant: The restricted stock will vest 50% on February 28, 2027, and the remainder on February 28, 2028. The value on the grant date shown in column (l) is calculated as the number of shares of restricted stock granted, multiplied by the share price on the grant date (February 4, 2025) of $31.33.
(5)	2025 Performance Stock Unit Grant for Mr. Lissalde: The performance stock units vested upon Mr. Lissalde’s retirement on August 30, 2025 and will be delivered after the end of the 2025–2027 performance period after the Compensation Committee certifies the underlying performance of the grants. The value on the grant date shown in column (l) is calculated as the number of performance stock units granted, multiplied by the share price on the grant date (February 4, 2025) of $31.33 and the Monte Carlo pricing on the grant date of $40.79.
(6)	2025 Restricted Stock Grant for Mr. Lissalde: The restricted stock vested upon Mr. Lissalde’s retirement on August 30, 2025. The vested shares are included in the Option Exercises and Stock Vested in 2025 table further below. The value on the grant date shown in column (l) is calculated as the number of shares of restricted stock granted, multiplied by the share price on the grant date (February 4, 2025) of $31.33.

The equity awards reflected in the Grants of Plan-Based Awards table are granted under the 2023 Stock Incentive Plan. Further details regarding our incentive plans can be found in our Compensation Discussion and Analysis on pages 30–53.

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Outstanding Equity Awards at Fiscal 2025 Year End

The following table summarizes all equity awards to our NEOs that remain either unexercised and/or unvested as of December 31, 2025:

	Option Awards				Stock Awards
Equity
								Incentive	Equity
			Equity					Plan	Incentive
			Incentive					Awards:	Plan Awards:
			Plan					Number of	Market or
			Awards:				Market	Unearned	Payout of
	Number of	Number of	Number of			Number	Value of	Shares,	Unearned
	Securities	Securities	Securities			of Shares	Shares	Units or	Shares, Units
	Underlying	Underlying	Underlying			or Units of	or Units of	Other	or Other
	Unexercised	Unexercised	Unexercised	Option		Stock That	Stock That	Rights That	Rights
	Options	Options	Unearned	Exercise	Option	Have Not	Have Not	Have Not	That Have
	Exercisable	Unexercisable	Options	Price	Expiration	Vested(1)	Vested(1)	Vested(3)	Not Vested(3)
Name	(#)	(#)	(#)	($)	Date	(#)	($)	(#)	($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Joseph F. Fadool	—	—	—	—	—	131,366	5,919,352	600,635	27,064,613
Craig D. Aaron	—	—	—	—	—	49,571	2,233,669	192,736	8,684,684
Stefan Demmerle	—	—	—	—	—	76,450	3,444,837	262,027	11,806,937
Volker Weng	—	—	—	—	—	61,589	2,775,200	212,715	9,584,938
Tonit M. Calaway(2)	—	—	—	—	—	215,053	9,690,288	235,527	10,612,847
Frédéric B. Lissalde	—	—	—	—	—	—	—	765,223	34,480,948
(1)	The values in column (g) represent the number of shares of restricted stock granted in 2023, 2024, and 2025 plus dividend equivalents that will vest on February 28, 2026, February 28, 2027, and February 28, 2028 respectively. The dollar value in column (h) is calculated using the closing stock price on December 31, 2025, of $45.06 per share.
(2)	The values in column (g) for Ms. Calaway include the shares of restricted stock relating to her retention award granted on July 1, 2024. The total of 215,053 shares of restricted stock and dividend equivalents shown in the table include 142,903 shares of restricted stock and 3,114 dividend equivalents that are due to vest on July 1, 2026 relating to this award.
(3)	The values of columns (i) and (j) are comprised of performance stock unit grants plus dividend equivalents made under the BorgWarner Inc. 2023 Stock Incentive Plan, issued for the performance periods of 2024-2026 and 2025-2027. Column (i) represents the maximum potential payout for all outstanding unearned Relative Total Stockholder Return (TSR) 2024-2026 and 2025-2027, Foundational AOM 2024-2026, eProducts AOM 2024-2026, eProducts Revenue 2024-2026, Cumulative Adjusted Earnings Per Share 2025-2027 and Relative Revenue Growth 2025-2027 performance stock units. The payout levels of the performance stock units are shown at maximum levels because actual performance over the most recent period was at or above 100% of the target level. Column (j) represents the number of performance stock units in column (i) times the closing stock price of $45.06 on December 31, 2025. Actual future payouts will depend on several factors, including (i) the number of performance stock units that are earned, as determined after the end of the performance period based on the level at which the applicable performance goals have been achieved, as described on pages 48-49; and (ii) the FMV of stock, as defined in the 2023 Plan.

Regarding adjustments to shares in the event of any merger, reorganization, consolidation, recapitalization, stock dividend, stock split, extraordinary distribution with respect to the stock, or other change in corporate structure affecting the stock, our Compensation Committee, or our Board shall make such substitution or adjustments in the aggregate number, kind and option price of shares or adjustments in the consideration receivable upon exercise, as it may be necessary to avoid dilution.

2026 Proxy Statement |	57

Option Exercises and Stock Vested in 2025

The following table summarizes all option exercises and stocks vesting by our NEOs during 2025:

	Option Awards		Stock Awards
	Number of		Number
	Shares	Value	of Shares	Value
	Acquired	Realized	Acquired on	Realized On
	on Exercise	On Exercise	Vesting(1)	Vesting(2)
Name	(#)	($)	(#)	($)
(a)	(b)	(c)	(d)	(e)
Joseph F. Fadool	—	—	87,486	3,512,791
Craig D. Aaron	—	—	28,486	1,230,492
Stefan Demmerle	—	—	81,955	3,291,285
Volker Weng	—	—	60,258	2,423,951
Tonit M. Calaway	—	—	72,183	2,894,795
Frédéric B. Lissalde	—	—	468,790	16,936,832
(1)	Number of “shares” disclosed in column (d) represents the total number of Relative Total Stockholder Return, eProducts Revenue Mix, eProducts Revenue, and Cumulative Free Cash Flow performance stock units earned for the 2023–2025 performance period and paid in 2026, the total number of shares of restricted stock granted in 2022 that vested in 2025, and the total number of shares of restricted stock granted in 2023 that vested in 2025 (including dividends earned relating to the performance stock units and restricted stock). All the shares are shown after application of the adjustment factor that was applied as a result of our PHINIA spin-off that occurred in July 2023.
(2)	Amount in column (e) is equal to the number of Relative Total Stockholder Return, eProducts Revenue Mix, eProducts Revenue, and Cumulative Free Cash Flow performance stock units earned (and dividends earned relating to the performance stock units) multiplied by $45.06, which is the closing stock price at the end of the performance period on December 31, 2025. It also includes the shares of restricted stock (and dividends earned relating to the restricted stock) granted in 2022 and 2023 that vested and were paid in 2025, multiplied by the FMV of $29.77, on the vest date of February 28, 2025.

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Pension Benefits

One of our NEOs, Dr. Weng, is a deferred member in a Company-sponsored defined benefit pension plan in Germany (the Turbo Systems Individual Pension Plan). None of our other NEOs participate, or have account balances, in any of the Company-sponsored qualified or non-qualified defined benefit pension plans.

Number of
		Years	Present Value of	Payment
		Credited	Accumulated	During Last
		Service	Benefit(1)	Fiscal Year
Name	Plan Name	(#)	($)	($)
(a)	(b)	(c)	(d)	(e)
Joseph F. Fadool	—	—	—	—
Craig D. Aaron	—	—	—	—
Stefan Demmerle	—	—	—	—
Volker Weng	Turbo Systems Individual Pension Plan	18.1	182,681	—
Tonit M. Calaway	—	—	—	—
Frédéric B. Lissalde	—	—	—	—
(1)	Dr. Weng is a deferred participant in the Turbo Systems Individual Pension Plan and is not currently accruing any additional benefits in the plan. The present value of €155,183 has been converted using an exchange rate of €1 = $1.1772.

US Retirement Savings Plan (RSP)

Our U.S.-based NEOs are eligible to participate in our Retirement Savings Plan, or RSP, which is our tax-qualified defined contribution plan. This plan, which is available to all U.S. salaried and hourly employees, allows our U.S.-based NEOs to take advantage of current tax-advantaged opportunities for accumulating future retirement income. The RSP is comprised of two primary components: a Company Retirement Account and a Savings Account with a match feature. In the Company Retirement Account, the Company contributes to the employee’s account each pay period based on years of service and eligible pay. For the majority of employees, including our U.S.-based NEOs, this ranges from 4% to 6% of compensation up to the Social Security wage base and from 8% to 11.5% of compensation above the Social Security wage base. In the Savings Account, participants may make contributions to the plan of 1% to 75% of their eligible earnings on a before-tax and/or after-tax basis (up to the statutorily prescribed annual limit on pre-tax contributions under the Internal Revenue Code (“IRC”)). The Company matches 100% of the first 3% of the employees’ pre-tax contributions. Participant contributions are held in trust as required by law. All employee contributions are 100% vested when contributed. The first 3% of compensation contributed to the Company Retirement Account vests immediately, and any other employer contributions vest 100% after three years of service.

Turbo Systems Individual Pension Plan

The Turbo Systems Individual Pension Plan is a defined benefit plan which provides for post-retirement payments based on the accumulation of fixed amounts for each year of creditable service.

Eligibility and Vesting: Dr. Weng has an individual pension commitment and has fully completed both the 2-year waiting period as defined in the plan and the legal vesting requirements (three years of pensionable service and age 21).

Benefit Formula: The pension benefit is based on the sum of fixed amounts earned over Dr. Weng’s career. The fixed amount in the year in which he terminated was a monthly retirement benefit at age 65 of €62.99 (where full months are considered proportionally).

Time and Form of Payment: The normal retirement age for the plan is 65. The earliest retirement age is 63, with benefits reduced by 0.3% for each month prior to age 65 (with a maximum reduction of 10.8%). The form of payment is a life-long monthly annuity starting upon retirement with a 60% surviving spouse benefit. Benefits are adjusted for inflation according to German law (every three years according to the cost-of-living index).

Accrued Benefit: Dr. Weng is a deferred member and is no longer accruing additional benefits under the plan. His accrued monthly benefit based on a retirement age of 65 is €933 per month.

Tax Code Limits on Benefits: The benefits payable under the German Pension Plan, which is a direct pension promise, are not limited due to the tax code.

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Non-Qualified Deferred Compensation

The following table shows the non-qualified deferred compensation activity for our NEOs during 2025:

	Executive	Registrant	Aggregate	Aggregate	Aggregate
	Contributions	Contributions	Earnings in	Withdrawals/	Balance at
	in Last FY	in Last FY	Last FY	Distributions	Last FYE
Name	($)	($)	($)	($)	($)
(a)	(b)	(c)(1)	(d)	(e)	(f)(2)
Joseph F. Fadool	—	415,683	855,334	—	3,862,772
Craig D. Aaron	—	225,742	98,621	—	783,351
Stefan Demmerle	—	314,808	557,210	—	2,921,669
Volker Weng	—	316,621	113,634	—	999,467
Tonit M. Calaway	—	228,492	252,722	—	1,767,313
Frédéric B. Lissalde	—	689,171	173,667	—	4,418,151
(1)	The amounts shown in this column represent benefits earned under the defined contribution Retirement Savings Excess Benefit Plan, which amounts also appear in the “All Other Compensation” column in the 2025 Summary Compensation Table for fiscal 2025.
(2)	The amount shown in this column in excess of the sum of the amounts from the preceding columns includes $2,591,755 for Mr. Fadool, $458,988 for Mr. Aaron, $2,049,651 for Dr. Demmerle, $569,212 for Dr. Weng, $1,286,099 for Ms. Calaway, and $3,555,313 for Mr. Lissalde, which was previously reported in the Summary Compensation Table for years prior to fiscal year 2025.

The Excess Plan is an unfunded, non-qualified retirement plan, which makes certain highly compensated U.S. employees whole with regard to Company contributions that are otherwise limited under the RSP by IRC provisions. Participation is automatic once these limits are reached in a plan year. The contributions vest in the same manner as under the RSP. Distributions are made following a participant’s separation from service, with distributions attributable to amounts earned or vested before January 1, 2005, distributed within 30 days of a participant’s separation from service and amounts earned or vested after December 31, 2004, distributed in the seventh month following the month in which the participant’s separation from service occurs. No in-service withdrawals or loans are available from the Excess Plan.

Excess Plan balances are invested in the same investment choices that are available to the participants under the RSP. As these plans are unfunded, no money is actually invested. Rather, a notional account that mirrors the returns of these investments is maintained.

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Potential Payments Upon Termination or Change of Control

The following table shows the post-employment payments that would be paid to each of our NEOs upon or following certain change of control related events. The calculations assume each NEO’s employment is terminated on December 31, 2025. For purposes of the calculations, the closing stock price on the last business day of 2025 ($45.06) was used to determine the market value of shares of restricted stock and performance stock units.

						Medical		Voluntary
			Restricted	Performance		Continuation	Total	Termination
	Cash	Prorated	Stock	Stock Units	Retirement	and	Qualifying	Without Good
	Severance(1)	Bonus(2)	Vesting(3)	Vesting(4)	Contributions(5)	Outplacement(6)	Termination (7)	Reason(8)
Name	($)	($)	($)	($)	($)	($)	($)	($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)
Joseph F. Fadool	9,354,561	1,868,187	5,919,352	13,532,284	1,189,678	85,090	31,949,152	1,868,187
Craig D. Aaron	4,300,569	683,523	2,233,669	4,342,342	532,659	84,586	12,177,348	683,523
Stefan Demmerle	7,544,400	1,669,800	3,444,837	5,903,446	954,357	73,336	19,590,176	1,669,800
Volker Weng	6,706,326	1,445,442	2,775,200	4,792,446	943,361	85,090	16,747,865	1,445,442
Tonit M. Calaway	6,556,200	1,445,400	9,690,288	5,306,356	700,050	78,970	23,777,264	1,445,400
(1)	The sum of base salary as of December 31, 2025, and average annual bonus payment over the past three years, multiplied by three.
(2)	The average annual bonus payment over the past three years prorated for service up to the Qualifying Termination date (assumed to be December 31, 2025, for purposes of this table).
(3)	Unvested shares of restricted stock and dividend equivalents will vest at the date of separation. Amounts shown in the table are valued using a fair market value of $45.06 per share as of December 31, 2025.
(4)	Unvested performance stock units and dividend equivalents for performance periods that have not been completed will vest as of the separation date and be delivered at the end of each performance period subject to performance conditions being satisfied. Column (e) shows the value of unvested performance stock units and dividend equivalents assuming they vest at 100% of target and using a Fair Market Value of $45.06 per share as of December 31, 2025.
(5)	Amount equal to three times the annual retirement plan contributions.
(6)	Continuation of health care benefits (medical and dental) and life insurance for 18 months, and outplacement assistance not to exceed $40,000.
(7)	A Qualifying Termination is a termination of employment by an employee for Good Reason or termination of employment by the Company without Cause as defined in the plan. No payments are due for termination with Cause.
(8)	In the case of a voluntary termination without good reason, only the prorated bonus is payable based on the average of past bonuses for the year of termination.
(9)	Payments shown in the table above are only due in the event of a termination after a change of control. No single-trigger payments are due in the event of a change of control in which the successor honors or assumes outstanding equity-based awards. Please refer to page 49 for a description of the equity treatment in the event of a change of control.
(10)	The amounts disclosed in the table above do not include life or disability insurance benefits or vested benefits under the qualified RSP, as these benefit plans are available to all U.S.-based salaried employees. The provisions of the plan would determine the timing and method of payments made under the above scenarios.

Mr. Lissalde is excluded from the above table as his employment terminated prior to December 31, 2025. The payments relating to Mr. Lissalde’s retirement are described above in the Amended Employment Agreement with Mr. Lissalde section.

Change of Control Employment Agreements

We have entered into COC Agreements with each of our NEOs. The COC Agreements do not include excise tax gross-up provisions. They also allow a portion of any benefit received in connection with a change of control to be attributable to a non-compete agreement to reduce the potential for the excise tax.

Below is a general description of the material terms and conditions of our COC Agreements.

In the event that an NEO terminates employment for good reason, or the Company terminates an NEOs employment with the Company without cause within two years of a change of control or in anticipation of a change of control, the NEO is entitled to the following:

●	A lump sum cash amount equal to three times the sum of (i) their annual base salary and (ii) the average annual bonus for the most recent three years
●	A lump sum cash amount based on a prorated portion of the average of past bonuses for the portion of the year up to the date of termination
●	A lump sum cash amount equal to three times the Company’s retirement contributions that would have been made on his or her behalf in the first plan year ending after termination of employment
●	Continuation of medical, dental, and life insurance benefits for up to 18 months following termination
●	Outplacement services at a cost not to exceed $40,000

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The COC Agreements also provide that, in the event of a change of control, any outstanding equity awards that are assumed or replaced by the successor in the change of control will not become vested on an accelerated, or “single-trigger,” basis solely as a result of the change of control. Instead, the assumed or replaced awards will continue in accordance with their terms and will become vested on an accelerated basis only if the Company terminates the NEOs employment without cause or the NEO terminates employment for good reason within two years after the change of control. This is referred to as “double-trigger” vesting. Any awards that are not assumed or replaced in the change of control will generally become vested upon the change of control.

Executives forego a portion of change of control payments that could otherwise trigger IRC Section 4999 excise taxes, as the tax will not be “grossed-up” under the COC Agreement, if such reduction in change of control payments would be beneficial to the executive.

“Change of control” generally means: (a) the acquisition by any party of beneficial ownership of 20% or more of either (i) the then-outstanding shares of our common stock, or (ii) the combined voting power of our then-outstanding voting securities entitled to vote generally in the election of our directors, (b) a change in the majority of our Board, (c) a major corporate transaction, such as a merger or sale of substantially all of our assets, which results in a change in the majority of our Board of Directors or a majority of stockholders, or (d) a complete liquidation or dissolution of the Company.

“Cause” generally means the willful and continued failure of the executive to substantially perform the executive’s duties or the willful engaging by the executive in illegal conduct or gross misconduct materially injurious to us.

“Good reason” generally means the diminution of responsibilities, authority or duties, our failure to comply with compensation or benefit provisions, transfer to a new work location more than 35 miles from the executive’s previous work location, a purported termination of the COC Agreement by us other than in accordance with the COC Agreement, or our failure to require any successor to us to comply with the COC Agreement.

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Potential Payments Under Executive Severance Plan

The amounts each NEO would receive upon a qualifying termination under the Executive Severance Plan are shown below. The amounts assume that such termination was effective on December 31, 2025, and thus are estimates of the amounts that would actually be received. The actual amounts to be received can only be determined in connection with the termination event.

						Medical
			Restricted	Performance		Continuation	Total
	Cash	Prorated	Stock	Stock Units	Retirement	and	Qualifying
	Severance(1)	Bonus(2)	Vesting(3)	Vesting(5)	Contributions(6)	Outplacement(7)	Termination(8)
Name	($)	($)	($)	($)	($)	($)	($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)
Joseph F. Fadool	4,677,281	1,868,187	3,088,882	—	—	83,110	9,717,460
Craig D. Aaron	2,150,285	683,523	1,208,251	—	—	82,606	4,124,665
Stefan Demmerle	3,772,200	1,669,800	2,165,269	—	—	71,356	7,678,625
Volker Weng	3,353,163	1,445,442	1,685,943	—	—	83,110	6,567,658
Tonit M. Calaway(4)	3,278,100	1,445,400	8,523,478	—	—	76,990	13,323,968
(1)	The sum of base salary as of December 31, 2025, and average annual bonus payment over the past three years, multiplied by 1.5.
(2)	The average annual bonus payment over the past three years prorated for service up to the Qualifying Termination date (assumed to be December 31, 2025, for purposes of this table).
(3)	Unvested shares of restricted stock and dividend equivalents will be prorated at the date of separation. Amounts shown in the table are valued using a fair market value of $45.06 per share as of December 31, 2025.
(4)	Shares of restricted stock and dividend equivalents relating to the retention award granted to Ms. Calaway will vest in full in the event of a qualifying termination. The amount relating to the retention award shown in column (d) is $6,579,526.
(5)	Unvested performance stock units will be forfeited without payment as of the separation date.
(6)	No retirement contributions are due at or after the separation date.
(7)	Continuation of health care benefits (medical and dental) for 18 months and outplacement assistance not to exceed $40,000.
(8)	A Qualifying Termination is a termination of employment by an employee for Good Reason or termination of employment by the Company without Cause as defined in the plan.
(9)	The amounts disclosed in the table above do not include life or disability insurance benefits or vested benefits under the qualified RSP, as these benefit plans are available to all U.S.-based salaried employees. The provisions of the plan would determine the timing and method of payments made under the above scenarios.

Mr. Lissalde is excluded from the above table as his employment terminated prior to December 31, 2025. The payments relating to Mr. Lissalde’s retirement are described above in the Amended Employment Agreement with Mr. Lissalde section.

Executive Severance Plan

Effective May 28, 2024, the Company adopted an Executive Severance Plan to provide financial protection to our NEOs in the event that their employment is involuntarily terminated by the Company without cause (as defined in the Plan) or voluntarily by the NEO for good reason (as defined in the Plan), subject to the terms of the Plan and not in connection with a change of control.

The Executive Severance Plan applies to our NEOs other than the former CEO, Mr. Lissalde. Mr. Lissalde did not receive any severance benefits. The benefits he received upon his retirement were determined under the Employment Agreement summarized above under “Amended Employment Agreement with Mr. Lissalde.”

Below is a general description of the material terms and conditions of our Executive Severance Plan.

In the event that an NEO’s employment is terminated by the Company without cause, or the NEO terminates employment for good reason, the NEO is entitled to the following:

●	A lump sum cash amount equal to one and a half times the sum of (i) their annual base salary and (ii) the average annual bonus for the most recent three years
●	A lump sum cash amount based on a prorated portion of the average of past bonuses for the portion of the year up to the date of termination
●	Continuation of medical and dental insurance benefits for up to 18 months following termination
●	Outplacement services at a cost not to exceed $40,000

The Executive Severance Plan also provides that, upon a qualifying termination, a pro rata portion of any then-unvested shares of restricted stock and then-unvested time-vesting restricted stock units (and accrued dividends) held by the NEO will immediately vest. However, any unearned and unvested performance stock units and related dividend equivalents and unvested stock options or stock appreciation rights will be forfeited.

If an NEO is eligible to receive severance benefits under the Executive Severance Plan and similar benefits pursuant to a Change of Control Employment Agreement, then the NEO shall receive either the severance benefits under the Plan or the benefits under

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such Change of Control Employment Agreement, whichever would result in the provision of greater benefits to the NEO, as determined by the Company. In no event shall an NEO be entitled to receive both the severance benefits under the Executive Severance Plan and similar benefits under a Change of Control Employment Agreement.

“Cause” generally means the willful and continued failure of the executive to perform substantially the executive’s duties or the willful engaging by the executive in illegal conduct or gross misconduct materially injurious to us.

“Good reason” generally means a significant reduction in the employee’s base compensation, the assignment of duties that significantly diminish the employee’s authority or responsibilities, or any significant breach by the Company of a material compensation arrangement.

Potential Payments Under Death, Disability, and Retirement

The amounts each NEO (or their beneficiaries in the event of death) would receive upon a qualifying termination as a result of death, disability, or retirement are shown below.

		Restricted	Performance	Total Upon
	Prorated	Stock	Stock Units	Death and	Total Upon
	Bonus(1)	Vesting(2)	Vesting(3)	Disability(4)	Retirement(5)
Name	($)	($)	($)	($)	($)
(a)	(b)	(c)	(d)	(e)	(f)
Joseph F. Fadool	1,821,781	5,919,352	—	7,741,133	1,821,781
Craig D. Aaron	900,000	2,233,669	—	3,133,669	900,000
Stefan Demmerle	1,014,000	3,444,837	—	4,458,837	1,014,000
Volker Weng	948,000	2,775,200	—	3,723,200	948,000
Tonit M. Calaway	888,000	9,690,288	—	10,578,288	888,000
(1)	The amount in column (b) represents the pro rata bonus that an NEO, employed at least three months during the calendar year, whose employment ends as a result of retirement, death, or disability is eligible to receive. It is an incentive based on year-end financial results and calculated on a pro rata basis for the period of employment in that calendar year. The amount shown assumes target performance for the full year. The actual amount paid would be determined based on actual performance through the end of the applicable performance period.
(2)	The amount in column (c) represents the unvested shares of restricted stock and dividend equivalents valued using a fair market value of $45.06 as of December 31, 2025.
(3)	There is no payout of performance stock units when the employee is not employed through the end of the performance period. However, the Compensation Committee may waive that requirement at its discretion. In such cases, the NEO would be eligible for all or a proportion of the performance stock units earned, determined at the end of the performance period and based on actual results.
(4)	The amounts disclosed in the table above do not include life or disability insurance benefits or vested benefits under the qualified RSP, as these benefit plans are available to all U.S.-based salaried employees. The provisions of the plan would determine the timing and method of payments made under the above scenarios.
(5)	There is no payout of restricted stock or performance stock units when the NEO is not employed as of the date when the restricted stock is scheduled to vest or at the end of the applicable performance period for performance stock units. However, the Compensation Committee may waive that requirement at its discretion. In such cases, the NEO would be eligible for all or a proportion of restricted stock and performance stock units outstanding, calculated on a pro rata basis as of their separation date. In the case of performance stock units earned, they will be determined at the end of the performance period and based on actual results.

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CEO Pay Ratio

For 2025, we estimate the ratio of our CEO’s total compensation to our median employee’s total compensation as 326 to 1.

The median employee used for 2025 was the same median employee used in 2024 and 2023 (an employee located in Poland), as there were no changes to our employee population or employee compensation arrangements that would significantly impact our pay ratio disclosure. The employee was identified in 2023 by ranking the total cash compensation of our worldwide employees (other than our CEO and excluding certain employees under a 5% “de minimis exception” as described below) who were employed by us or our affiliates on December 31, 2023. The total number of employees included in the median employee determination prior to the exclusion relating to the de minimis exemption was 35,115. Of these 35,115 employees, 29,108 were employed outside of the U.S. As permitted by the SEC’s rules, we excluded a total of 1,515 employees in non-U.S. locations reflecting 1,317 employees in India and 198 employees in Thailand. Such exclusions reflected less than 5% of our total employee population. The total number of our U.S. employees irrespective of the de minimis exemption was 6,007, the total number of our non-U.S. employees irrespective of the de minimis exemption was 29,108, and the total number of our non-U.S. employees after application of the de minimis exemption was 27,593. Total cash compensation included base wages, overtime pay, annual bonuses, and any cash allowances paid to employees.

The median employee’s 2025 total compensation was $47,910 and was calculated under the methodology employed for calculating Total Compensation in the Summary Compensation Table and compared to our CEO’s 2025 compensation to determine the ratio. For this purpose, we converted the median employee’s compensation into U.S. dollars using an exchange rate based on 3.59 PLN to 1 USD. For purposes of determining the CEO pay ratio, we calculated the CEO’s total annual compensation in accordance with Instruction 10 to Item 402(u) of Regulation S‑K by annualizing the compensation earned by our CEO as of December 31, 2025 for the period of time he was CEO during the year. The CEO’s annualized compensation earned while he was CEO was $15,634,340, producing a pay ratio of 326 to 1. Given the different methodologies that various public companies use to determine an estimate of their pay ratio, as well as differences in business models and workforce strategies, the estimated ratio reported above should not be used as a basis for comparison between companies.

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Pay Versus Performance

As required by Section 953(a) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(v) of Regulation S - K, we are providing the following information about the relationship between executive compensation actually paid and certain financial performance measures of the Company. For further information concerning the Company’s variable pay-for-performance philosophy and how the Company aligns executive compensation with the Company’s performance, refer to the section “Compensation Discussion and Analysis.”

The following table summarizes the Summary Compensation Table (“SCT”) total and Compensation Actually Paid (“CAP”) to the current CEO, the former CEO and the average for the other NEOs:

							Value of Initial Fixed $100
							Investment Based On:
					Average
	Summary		Summary		Summary	Average				Net Income
	Compensation	Compensation	Compensation	Compensation	Compensation	Compensation				From	BorgWarner
	Table Total for	Actually Paid	Table Total for	Actually Paid	Table Total	Actually Paid		Peer	Net	Continuing	Adjusted
	CEO(1)	to CEO(2)	CEO(1)	to CEO(2)	for Non-CEO	to Non-CEO	Company	Group	Income	Operations	Operating
Year	Joseph F. Fadool	Joseph F. Fadool	Frédéric B. Lissalde	Frédéric B. Lissalde	NEOs(3)	NEOs(4)	TSR(5)	TSR(6)	($m)(7)	($m)(8)	Margin(9)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)	(l)
2025	$15,539,233	$24,683,573	$9,705,656	$19,359,338	$5,665,857	$9,846,178	$142.94	$86.83	$277	$277	10.80%
2024	$—	$—	$18,776,878	$16,815,608	$5,835,052	$4,063,335	$99.33	$72.26	$338	$367	10.06%
2023	$—	$—	$19,152,545	$10,883,885	$6,585,636	$4,241,623	$110.55	$81.57	$625	$632	9.63%
2022	$—	$—	$17,724,227	$26,426,227	$5,946,437	$8,282,011	$107.53	$81.87	$944	$636	10.26%
2021	$—	$—	$17,381,923	$21,213,874	$5,179,438	$5,948,497	$118.40	$110.04	$537	$343	10.56%
(1)	The dollar amounts reported in column (b) are the amounts of total compensation reported for Mr. Fadool (our Chief Executive Officer from February 7, 2025) and the dollar amounts reported in column (d) are the amounts of total compensation reported for Mr. Lissalde (our Chief Executive Officer up to February 6, 2025) for each corresponding year in the “Total” column of the Summary Compensation Table.
(2)	The dollar amounts reported in column (c) and column (e) represent the amount of CAP to Mr. Fadool and Mr. Lissalde, as computed in accordance with Item 402(v) of Regulation S-K. In accordance with the requirements of Item 402(v) of Regulation S-K, the following adjustments were made to Mr. Fadool and Mr. Lissalde’s total compensation from the SCT to determine CAP:

		Deductions	Additions
SCT Adjustments to Determine CAP for 2025	SCT Total	from SCT(a)	to SCT(b)	CAP
Joseph F. Fadool (Current)	$15,539,233	$(10,613,383)	$19,757,723	$24,683,573
Frédéric B. Lissalde (Former)	$9,705,656	$(7,734,234)	$17,387,916	$19,359,338
(a)	Represents the grant date fair value of equity-based awards granted each year. We did not report a change in pension values for any of the years reflected in this table; therefore, a deduction from the SCT total related to pension value is not needed.
(b)	The equity award adjustments for each applicable year include the addition (or subtraction, as applicable) of the following: (i) the year-end fair value of any equity awards granted in the applicable year that are outstanding and unvested as of the end of the year; (ii) the amount of change as of the end of the applicable year (from the end of the prior fiscal year) in fair value of any awards granted in prior years that are outstanding and unvested as of the end of the applicable year; (iii) for awards granted in prior years that vest in the applicable year, the amount equal to the change as of the vesting date (from the end of the prior fiscal year) in fair value; (iv) for awards granted in prior years that are determined to fail to meet the applicable vesting conditions during the applicable year, a deduction for the amount equal to the fair value at the end of the prior fiscal year; and (v) the dollar value of any dividends or other earnings paid on stock in the applicable year prior to the vesting date that are not otherwise reflected in the fair value of such award or included in any other component of total compensation for the applicable year. The valuation assumptions used to calculate fair values did not materially differ from those disclosed at the time of grant. The amounts deducted or added in calculating the equity award adjustments are as follows:

Fair Value at the
		Year-over-	Change in Fair	End of the Prior
		Year Change	Value as of	Year of Equity
		in Fair Value of	Vesting Date of	Awards that	Value of
	Year End Fair	Outstanding	Equity Awards	Failed to Meet	Dividends
	Value of Equity	and Unvested	Granted in Prior	Vesting	Related to	Total
	Awards Granted	Equity	Years that Vested	Conditions in	Equity	Equity Award
Equity Award Adjustments for 2025	During the Year	Awards	in the Year	the Year	Awards	Adjustments
Joseph F. Fadool (Current)	$17,182,008	$1,889,726	$270,023	$—	$415,966	$19,757,723
Frédéric B. Lissalde (Former)	$12,354,986	$4,201,348	$2,067,413	$(1,580,377)	$344,546	$17,387,916

(3)	The dollar amounts reported in column (f) represent the average of the amounts reported for the Company’s named executive officers (NEOs) as a group (excluding Mr. Fadool and Mr. Lissalde, our Chief Executive Officers in 2025) in the “Total” column of the SCT in each applicable year. The NEOs included for purposes of calculating the average amounts for 2025 are as follows: Mr. Aaron, Dr. Demmerle, Dr. Weng and Ms. Calaway. NEOs included for 2024 are as follows: Mr. Aaron, Ms. Calaway, Mr. Fadool, Dr. Demmerle, and Mr. Nowlan. NEOs included for 2023 and 2022 are as follows: Mr. Nowlan, Mr. Fadool, Dr. Demmerle, and Ms. Calaway. NEOs included for 2021 are as follows: Mr. Nowlan, Mr. Fadool, Dr. Demmerle, Mr. Ericson, and Ms. Calaway.

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(4)	The dollar amounts reported in column (g) represent the average amount of CAP to the NEOs as a group (excluding Mr. Fadool and Mr. Lissalde), as computed in accordance with Item 402(v) of Regulation S-K. The dollar amounts do not reflect the amount of compensation realized by the NEOs as a group (excluding Mr. Fadool and Mr. Lissalde) during the applicable year. In accordance with the requirements of Item 402(v) of Regulation S-K, the following adjustments were made to average total compensation from the SCT for the NEOs as a group (excluding Mr. Fadool and Mr. Lissalde) to determine CAP:

	Average	Deductions	Additions	Average
SCT Adjustments to Determine CAP for 2025	SCT Total	from SCT(a)	to SCT(b)	CAP
Non-CEO NEOs	$5,665,857	$(3,003,708)	$7,184,029	$9,846,178
(a)	Represents the average grant date fair value of equity-based awards granted in 2025 to Non-CEO NEOs. A deduction from SCT relating to the average change in pension values for Non-CEO NEOs of $8,951 is included in the total of ($3,003,708).
(b)	The equity award adjustments for each applicable year include the addition (or subtraction, as applicable) of the following: (i) the year-end fair value of any equity awards granted in the applicable year that are outstanding and unvested as of the end of the year; (ii) the amount of change as of the end of the applicable year (from the end of the prior fiscal year) in fair value of any awards granted in prior years that are outstanding and unvested as of the end of the applicable year; (iii) for awards granted in prior years that vest in the applicable year, the amount equal to the change as of the vesting date (from the end of the prior fiscal year) in fair value; (iv) for awards granted in prior years that are determined to fail to meet the applicable vesting conditions during the applicable year, a deduction for the amount equal to the fair value at the end of the prior fiscal year; and (v) the dollar value of any dividends or other earnings paid on stock in the applicable year prior to the vesting date that are not otherwise reflected in the fair value of such award or included in any other component of total compensation for the applicable year. The valuation assumptions used to calculate fair values did not materially differ from those disclosed at the time of grant. The amounts deducted or added in calculating the equity award adjustments are as follows:

	Average		Change in	Average Fair Value
	Year End	Year-over-Year	Average Fair Value	at the End of the	Average
	Fair Value of	Change in Average	as of Vesting Date	Prior Year of Equity	Value of	Total
	Equity Award	Fair Value of	of Equity Awards	Awards that Failed	Dividends	Average
	Granted	Outstanding and	Granted in Prior	to Meet Vesting	Related	Equity
	During	Unvested Equity	Years that Vested	Conditions in	to Equity	Award
Equity Award Adjustments for 2025	the Year	Awards	in the Year	the Year	Awards	Adjustments
Non-CEO NEOs	$4,860,966	$1,908,134	$198,426	$—	$216,503	$7,184,029

(5)	The Total Stockholder Return shows the value at each year end (including dividend reinvestment) of $100 invested in our common stock on January 1, 2021.
(6)	The Peer Group Total Stockholder Return shows the value at each year end (including dividend reinvestment, to the extent applicable) of $100 invested on January 1, 2021, in companies within the Standard Industrial Code (“SIC”) 3714 Motor Vehicle Parts.
(7)	The dollar amounts reported represent the amount of net income reflected in the Company’s audited financial statements for the applicable year.
(8)	The dollar amounts reported represent the amount of net income attributable to continuing operations (i.e., reflecting the PHINIA spin-off) reflected in the Company’s audited financial statements for 2025, 2024, 2023, 2022, and 2021.
(9)	BorgWarner Adjusted Operating Margin is defined in the Compensation Discussion and Analysis, and a reconciliation from US GAAP Operating Income is shown in Appendix A. We have selected BorgWarner Adjusted Operating Margin for this table as the financial performance measure we consider most important in linking compensation actually paid to our NEOs for 2025.

Most Important Performance Measures

In our assessment, the most important financial performance measures used to link CAP to Company performance in 2025 are listed in the table below, not ranked in order of importance. The role of each of these performance measures in our executive compensation program is discussed in the “Compensation Discussion and Analysis.”

BorgWarner Adjusted Operating Margin	Relative Revenue Growth
BorgWarner Free Cash Flow	Cumulative Adjusted Earnings Per Share
Business Unit Adjusted Operating Margin/Income	Relative Total Stockholder Return

2026 Proxy Statement |	67

Analysis of the Information Presented in the Pay Versus Performance Table

In accordance with Item 402(v) of Regulation S-K, the Company is providing the following descriptions of the relationships between information presented in the Pay Versus Performance table.

Compensation Actually Paid and TSR

The chart below shows the comparison of Compensation Actually Paid to the CEO and non-CEO NEOs and TSR for the Company and Peer Group.

Compensation Actually Paid and Net Income

The chart below shows the comparison of Compensation Actually Paid for the CEO and non-CEO NEOs and Net Income.

Compensation Actually Paid and Adjusted Operating Margin

The chart below shows the comparison of Compensation Actually Paid for the CEO and non-CEO NEOs and Adjusted Operating Margin.

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Director Compensation

The following table details the compensation earned by each non-employee director who served on the Board in 2025. Pearl Meyer conducts an annual review of the non-employee director compensation. Based on Pearl Meyer’s market study of peer company compensation, no changes were made to the annual cash retainers for the non-employee directors and the Non-Executive Chair and they remained at $130,000. In addition, Pearl Meyer recommended no changes to the non-employee director annual equity compensation of $165,000. The compensation levels for our Board are at the 50th percentile compared to our peers. Directors who are employees of BorgWarner are not compensated for their service on the Board:

					Changes
					in Pension			Aggregate
					Value and			Number of
	Fees				Nonqualified			Outstanding
	Earned			Non-Equity	Deferred			Stock and
	or Paid	Stock	Option	Incentive Plan	Compensation	All Other		Option
	in Cash	Awards(1)	Awards	Compensation	Earnings	Compensation	Total	Awards(2)
Name	($)	($)	($)	($)	($)	($)	($)	(#)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)
Sara A. Greenstein	159,000	165,000	—	—	—	—	324,000	5,878
Michael S. Hanley	164,000	165,000	—	—	—	—	329,000	5,878
Shaun E. McAlmont	145,000	165,000	—	—	—	—	310,000	5,878
Deborah D. McWhinney	162,500	165,000	—	—	—	—	327,500	5,878
Alexis P. Michas	316,000	165,000	—	—	—	—	481,000	5,878
Sailaja K. Shankar	146,500	165,000	—	—	—	—	311,500	5,878
Hau N. Thai-Tang	143,500	165,000	—	—	—	—	308,500	5,878
(1)	The values in column (c) reported for 2025 represent the grant date fair market value of the restricted stock award granted on April 30, 2025. (FMV at grant date = number of shares of restricted stock times the closing stock price on April 30, 2025, of $28.38).
(2)	Aggregate number of outstanding shares of restricted stock and dividend equivalents at fiscal year-end. There are no outstanding vested or unvested stock options.

Annual compensation for our non-employee directors for 2025 was comprised of the following components: annual cash retainer and equity compensation consisting of restricted stock for board service and retainers for committee service. Our non-employee directors were not granted any stock option awards and did not receive any non-equity incentive plan compensation for 2025.

2025 Annual Non-Employee Director Compensation	Cash Retainers for Board Service	Amount ($)
	Committee Members
	Corporate Governance	$6,000
	Compensation	$9,000
	Audit	$7,500
	Committee Chairs
	Corporate Governance	$20,000
	Compensation	$25,000
	Audit	$30,000

In 2025, non-employee directors’ target annual cash retainer for board service was $130,000. Each non-employee director also received annual equity compensation of $165,000 worth of restricted stock. Committee members received annual retainers as follows for each committee on which they served: $6,000 for the Corporate Governance Committee, $9,000 for the Compensation Committee, and $7,500 for the Audit Committee. Chairs of the committees received additional annual retainers for their service to the committees in view of their commitment of additional time to their oversight of the committees. Committee Chairs received annual retainers as follows for each committee which they chair: $20,000 for the Corporate Governance Committee, $25,000 for the Compensation Committee, and $30,000 for the Audit Committee.

The Non-Executive Chair’s total compensation was targeted at $481,000, consisting of an annual cash retainer of $316,000 and an equity retainer of $165,000 granted in restricted stock. Board and standing committee meeting attendance fees are not paid. Non-employee directors are paid up to $1,000 per day for their attendance requested by the Company at meetings or events not associated with board or committee meetings. Additional compensation arrangements may be made if special committees are convened, though none are planned at this time. The stock ownership expectation of non-employee directors is an amount equivalent to five times the amount of the annual cash retainer for board service within five years of joining the Board. All our directors met the stock ownership guidelines as of March 3, 2026, or were appropriately progressing toward meeting them.

2026 Proxy Statement |	69

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth, as of December 31, 2025, certain information regarding beneficial ownership of common stock by those persons and entities that are known to the Company as beneficially owning more than five percent of the Company’s common stock:

Name and Address of Beneficial Owner		Number of Shares		Percent of Class
The Vanguard Group	100 Vanguard Blvd, Malvern, PA 19355	24,974,138	(a)	12.1%
BlackRock, Inc.	50 Hudson Yards, New York, NY 10001	18,497,086	(b)	9.0%
BlackRock Portfolio Management	50 Hudson Yards, New York, NY 10001	14,956,313	(c)	7.3%
Dimensional Fund Advisors LP	6300 Bee Cave Road, Building One, Austin, TX 78746	11,284,040	(d)	5.5%
(a)	Pursuant to a Schedule 13G/A reporting holdings as of December 31, 2025, on behalf of The Vanguard Group, indicating that it had shared dispositive power for 24,974,138 shares and shared voting power for 1,678,368 shares.
(b)	Pursuant to a Schedule 13G/A reporting holdings as of December 31, 2025, on behalf of BlackRock, Inc., indicating that it had sole voting power for 17,725,047 shares and sole dispositive power for 18,497,096 shares.
(c)	Pursuant to a Schedule 13G/A reporting holdings as of December 31, 2025, on behalf of BlackRock Portfolio Management LLC, indicating that it had sole voting power for 11,430,878 shares and sole dispositive power for 14,956,313 shares.
(d)	Pursuant to a Schedule 13G reporting holdings as of December 31, 2024, on behalf of Dimensional Fund Advisors LP, indicating that it had sole dispositive power for 11,284,040 shares and sole voting power for 11,106,739 shares.

The following table sets forth, as of March 3, 2026, certain information regarding the beneficial ownership of common stock by each director, each nominee for election as a director, each executive officer named in the Summary Compensation Table, and the directors and executive officers of the Company as a group. As of such date, there were 206,061,488 outstanding shares of common stock.

	Amount and Nature		Percent of
Name of Beneficial Owner	of Stock Ownership	(a)(b)	Class
Joseph F. Fadool	434,964	(c)	*
Craig D. Aaron	78,981	(c)	*
Stefan Demmerle	236,246	(c)	*
Volker Weng	95,608	(c)	*
Tonit M. Calaway	218,934	(c)	*
Frédéric B. Lissalde	127,184	(d)	*
Sara A. Greenstein	18,824	(e)	*
Michael S. Hanley	36,084	(e)	*
Shaun E. McAlmont	21,841	(e)	*
Deborah D. McWhinney	31,979	(e)	*
Alexis P. Michas	79,173	(e)	*
Sailaja K. Shankar	14,668	(e)	*
Hau N. Thai-Tang	14,668	(e)	*
All directors and executive officers of the Company (17 persons)	1,556,923	(f)	*
*	Represents less than one percent.
(a)	Includes all shares with respect to which each officer or director directly, or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares the power to vote or to direct voting of such shares or to dispose or to direct the disposition of such shares.
(b)	Includes shares that directors, officers, and directors and officers as a group will receive within 60 days of March 3, 2026, upon the reinvestment of dividends associated with unvested restricted stock awards.
(c)	Includes for each identified executive officer the number of shares of unvested restricted stock indicated, as to which shares the executive officer has the right to vote: Mr. Fadool – 163,796; Mr. Aaron – 57,759; Dr. Demmerle – 68,414; Dr. Weng – 60,002; and Ms. Calaway – 204,913.
(d)	Mr. Lissalde retired from the Company on February 6, 2025 and is not included in the group of all directors and officers of the Company.
(e)	Includes 5,814 shares of unvested restricted stock for each identified director, as to which shares the director has the right to vote.
(f)	Includes 722,194 shares of unvested restricted stock for all directors and executive officers as a group.

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Code of Ethical Conduct

The Company has long maintained a Code of Ethical Conduct, updated from time to time, which is applicable to all directors, officers, and employees of the Company. In addition, the Company has adopted a Code of Ethics for CEO and Senior Financial Officers which applies to the Company’s CEO, CFO, Treasurer, and Chief Accounting Officer. Each of these codes is posted on the Company’s website at www.borgwarner.com/investors/corporate-governance. We intend to disclose any amendments to, or waivers of, a provision of our Code of Ethical Conduct or Code of Ethics for CEO and Senior Financial Officers on our website within four business days following the date of any amendment or waiver as required by law or NYSE rules.

2026 Proxy Statement |	71

PricewaterhouseCoopers LLP, its member firms, and their respective affiliates (collectively, “PwC”), an independent registered public accounting firm, performed an audit of our consolidated financial statements for the fiscal year that ended on December 31, 2025, and the effectiveness of our internal control over financial reporting as of December 31, 2025. The Audit Committee has selected PwC to serve as our independent registered public accounting firm for the 2026 fiscal year, and the Audit Committee is presenting this selection to stockholders for ratification. Representatives of PwC will be present at the Annual Meeting to respond to stockholders’ appropriate questions and will have an opportunity, if they desire, to make a statement.

If the stockholders do not ratify the engagement of PwC at the Annual Meeting, the adverse vote will be considered a direction to the Audit Committee to consider other auditors for next year. However, because of the difficulty in making any substitution of auditors so long after the beginning of the current year, the selection for 2026 will stand unless the Audit Committee finds other good reason for making a change.

The ratification of the selection of PwC as our independent registered public accounting firm for the fiscal year ending December 31, 2026, requires the affirmative vote of a majority of the votes cast on this proposal. For purposes of determining the vote regarding this proposal, abstentions, and broker non-votes (if any) do not constitute a vote “for” or “against” the proposal and will be disregarded in the calculation of “votes cast.” As this proposal is considered a routine matter, brokers are permitted to exercise their discretion to vote uninstructed shares on this proposal. As a result, we do not expect any broker non-votes on this proposal. Unless you specify otherwise in your proxy, the persons you have appointed will vote your shares “for” ratification of the selection of PwC as our independent registered public accounting firm for the fiscal year ending December 31, 2026.

Our Board recommends a vote “FOR” the ratification of PwC as the Independent Registered Public Accounting Firm.

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Fees Paid to PwC

The aggregate fees billed or agreed to be billed to us for the years ended December 31, 2025 and 2024 by PwC for professional services were as follows:

	2025	2024
All amounts, including in footnotes, in thousands	($000)	($000)
Audit fees	10,581	10,635
Audit-related fees(1)	138	140
Tax fees(2)	2,098	1,911
All other fees(3)	79	2
Total	12,896	12,688
(1)	Includes fees related to Department of Energy compliance audits and other attestation services.
(2)	Includes fees connected with tax compliance, tax audit assistance, and tax planning. In 2025, the tax compliance fees were $1,065, the tax audit assistance fees were $688, and the tax planning fees were $345 (all figures in $000).
(3)	Includes fees associated with a market sizing study and license fees.

Pre-Approval Policies and Procedures

The Audit Committee has adopted procedures for pre-approving all services provided by the independent registered public accounting firm, including the fees and terms of such services. These procedures include reviewing detailed back-up documentation. The documentation includes a description of, and a budgeted amount for, particular categories of services that are recurring in nature and therefore anticipated at the time that the budget is submitted. Audit Committee approval is required to exceed the pre-approved amount for a particular category of audit services, audit-related services, or tax-services, or to engage the independent registered public accounting firm for any non-audit services not included in those pre-approved amounts. For these types of pre-approvals, the Audit Committee considers whether such services are consistent with the rules on auditor independence promulgated by the SEC and the Public Company Accounting Oversight Board (the “PCAOB”). The Audit Committee also considers whether the independent registered public accounting firm is best positioned to provide the most effective and efficient service, based on such reasons as the auditor’s familiarity with the Company’s business, people, culture, accounting systems, risk profile, and whether the services enhance the Company’s ability to manage or control risks and improve audit quality. The Audit Committee may form, and delegate preapproval authority to, subcommittees consisting of one or more members of the Audit Committee, and such subcommittees must report any pre-approval decisions to the Audit Committee at its next scheduled meeting. All services provided by the independent registered public accounting firm in 2025 were preapproved by the Audit Committee.

2026 Proxy Statement |	73

Report of the BorgWarner Inc. Audit Committee

Management of the Company is responsible for the preparation, presentation, and integrity of the Company’s consolidated financial statements and for the effectiveness of internal control over financial reporting. Management is responsible for maintaining its accounting and financial reporting principles and internal controls and procedures designed to maintain compliance with accounting standards and applicable laws and regulations. PwC was the independent registered public accounting firm for the Company in 2025 and was responsible for performing independent audits of the Company’s consolidated financial statements and of the design and effectiveness of internal control over financial reporting, and expressing an opinion on (1) the conformity of the financial statements with accounting principles generally accepted in the United States of America (“GAAP”), and (2) the effectiveness of internal control over financial reporting based on criteria established in Internal Control-Integrated Framework (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). The Audit Committee is directly responsible for the selection, appointment, compensation, retention, and oversight of the independent registered public accounting firm. In conjunction with the mandated rotation of the independent registered public accounting firm’s lead engagement partner, the Audit Committee and its Chair are involved in the selection of PwC’s new lead engagement partner.

In the performance of its oversight function, the Audit Committee has reviewed and discussed with management and PwC the audited consolidated financial statements for the year ended December 31, 2025. The Audit Committee also has discussed with PwC the matters required to be discussed by the PCAOB Auditing Standard No. 1301 “Communications with Audit Committees.” The Audit Committee received from PwC the written disclosures and the letter required by applicable standards of the PCAOB regarding the independent registered accountant’s communications with the Audit Committee concerning independence and has discussed with PwC their independence. The Audit Committee has concluded that PwC’s provision of audit and non-audit services to the Company is compatible with their independence.

The Audit Committee discussed with PwC the overall scope and plans for their audit. The Audit Committee met with PwC, with and without management present, to discuss the results of their audits, the evaluations of the Company’s internal controls, and the overall quality of the Company’s financial reporting. In addition, the Audit Committee provided guidance and oversight to the internal audit function, including the audit plan, and results of internal audit activity. The Head of Internal Audit has direct access to the Audit Committee to discuss any matters desired, and the Head of Internal Audit presented an update of internal audit activity at each regularly scheduled Audit Committee meeting.

The members of the Audit Committee are not full-time employees of the Company and are not performing the functions of auditors or accountants. It is not the duty or responsibility of the Audit Committee or its members to conduct “field work” or other types of auditing or accounting reviews or procedures or to set auditor independence standards. Members of the Audit Committee rely on the information provided to them by management and the independent registered public accounting firm. Accordingly, the Audit Committee’s considerations and discussions referred to above do not assure that the audit of the Company’s financial statements has been carried out in accordance with generally accepted auditing standards, that the financial statements are presented in accordance with GAAP, or that the Company’s independent registered public accounting firm is “independent.”

Based upon the reports and discussions described in this report, and subject to the limitations on the role and responsibilities of the Audit Committee that are described above and in the Audit Committee’s charter, the Audit Committee recommended to our Board that the audited consolidated financial statements of the Company be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2025, for filing with the SEC. PwC has been retained as the Company’s independent registered public accounting firm continuously since their initial engagement in December 2008 for the audit of the 2009 financial statements. The members of the Audit Committee and our Board recommend the continued retention of PwC to serve as the Company’s independent registered public accounting firm for 2026.

BorgWarner Inc. Audit Committee

Michael S. Hanley (Chair)	Deborah D. McWhinney	Sailaja K. Shankar	Hau N. Thai-Tang

The Audit Committee Report does not constitute soliciting material. It is not considered filed by the Company and shall not be incorporated by reference into any of its other filings under the Securities Act or the Exchange Act unless we state otherwise.

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We are seeking stockholder approval of an amended and restated version of the BorgWarner Inc. 2023 Stock Incentive Plan (the “2023 Plan”) to increase the number of authorized shares of common stock reserved for issuance under the plan by 8.3 million shares, which will allow us to continue to grant equity awards to individuals who are key to the success of our Company. At its February 4, 2026 meeting, the Board, upon the recommendation of the Compensation Committee, approved the amended and restated 2023 Plan, subject to the approval by the stockholders of the Company at the Annual Meeting. The 2023 Plan was initially adopted by our Board on February 8, 2023, and approved by the stockholders of the Company on April 26, 2023. A copy of the 2023 Plan as proposed to be amended and restated is attached to this Proxy Statement as Appendix B and is incorporated herein by reference.

Key Reasons to Vote “For” the Amended and Restated 2023 Stock Incentive Plan

Our equity-based compensation programs under the 2023 Plan have been integral to our past success and we believe increasing the number of shares available under the 2023 Plan will allow our equity-based compensation programs to continue to be an essential element contributing to our future performance, considering, among other things, the following:

●	The number of shares reserved under the 2023 Plan as proposed to be amended and restated represents what we believe is an acceptable level of dilution to our existing stockholders in light of the benefits to our future performance that we expect the 2023 Plan to continue to support. We estimate that the additional 8.3 million shares reserved for issuance under the 2023 Plan, when added to the shares subject to outstanding awards and available for future awards, could result in a maximum potential dilution to our existing stockholders of approximately 7.2%, based on our current total of 206,061,488 shares of common stock outstanding as of March 3, 2026. In deciding how many additional shares to request, our Board considered the potential dilution represented by such shares as described above, as well as our average burn rate and the anticipated benefits to our future performance represented by our equity-based compensation programs.
●	Our equity grants under the 2023 Plan have been at a level we consider to be moderate, and we expect to continue similar grant practices over the near term if the additional 8.3 million shares are approved. Our three-year average burn rate is approximately 0.9% when calculated by dividing the total number of equity awards granted in a given year by the number of shares of common stock outstanding.
●	The 2023 Plan incorporates several leading pay practices, including the following, each of which is described in more detail under “Material Terms of the 2023 Plan, as Proposed to be Amended and Restated” below:
o	Awards are generally subject to a minimum vesting period of one year from the date of grant, subject to an exception for awards that, in the aggregate, relate to up to 5% of the total share reserve.
o	Shares tendered or withheld to pay the exercise price of stock options or to satisfy tax withholding obligations do not replenish the share reserve.
o	No tax gross-ups for excise taxes that may be imposed on payments to our executive officers in connection with a change in control transaction.
o	“Double-trigger” rather than “single-trigger” vesting of equity-based awards upon a change in control transaction.
o	Awards to any individual non-employee director during any fiscal year are limited in amount.
o	Backdating and repricing of options or stock appreciation rights are prohibited.
o	Payment of dividends and dividend equivalents on unvested awards is prohibited for all equity award types.
o	Awards are subject to rescission and disgorgement in the event of certain breaches of conduct or financial restatements.

2026 Proxy Statement |	75

We believe that equity-based compensation is an effective means to promote the future growth and development of the Company because equity awards align the interests of our management team, non-employee directors, and other key employees with the interests of our stockholders while also allowing us to attract and retain talented individuals. If our stockholders do not approve the amendment and restatement of the 2023 Plan, then there will be insufficient shares available under the 2023 Plan to make annual awards and provide grants to new hires in the coming years, and the Compensation Committee might be required to revise its compensation philosophy and devise other programs to attract, retain, and compensate the officers and key employees of the Company, its subsidiaries and affiliates and non-employee directors of the Company.

Shares Underlying Awards Issued Under our Equity Incentive Plans

As of March 3, 2026, there were a total of 2,131,239 shares of common stock remaining available for future awards under the 2023 Plan, before any increase in available shares takes effect. Our only other equity compensation plan, the 2018 Stock Incentive Plan (the “2018 Plan”), was terminated in 2023 when the 2023 Plan was approved by stockholders, so there are no shares remaining for future awards under the 2018 Plan.

As of March 3, 2026, there were a total of 4,450,595 shares of common stock subject to outstanding awards under the 2023 Plan (no shares were outstanding under the 2018 Plan), consisting of:

●	1,404,823 shares of unvested restricted common stock;
●	563,651 shares subject to unvested restricted stock units; and
●	2,482,121 shares subject to unearned performance stock units (at target level).

There are no outstanding stock options or Stock Appreciation Rights. As of December 31, 2025, the weighted average remaining vesting period for then-outstanding unvested restricted common stock and restricted stock units was approximately 1.6 years.

The affirmative vote of a majority of the votes cast on this proposal at the Annual Meeting is required for approval of the amendment and restatement of the 2023 Plan. For purposes of determining the vote regarding this proposal, abstentions and broker non-votes do not constitute a vote “for” or “against” the proposal and will be disregarded in the calculation of “votes cast.” Unless you specify otherwise in your proxy, the persons you have appointed will vote your shares “for” approval of the amendment and restatement of the 2023 Plan. If our stockholders approve the amendment and restatement of the 2023 Plan, then the amendment and restatement will become effective on April 29, 2026, we will increase the number of shares reserved under the 2023 Plan by 8.3 million shares and we will promptly file with the SEC a Registration Statement on Form S-8 covering the additional shares available for issuance. If our stockholders do not approve the amendment and restatement of the 2023 Plan, then the additional shares requested will not be added to the 2023 Plan reserve, there will be insufficient shares available under the 2023 Plan to make annual awards and to provide grants to new hires in the coming years, and the Compensation Committee may be required to revise its compensation philosophy and devise other programs to attract, retain, and compensate the officers and key employees of the Company, its subsidiaries and affiliates, and non-employee directors of the Company.

Recommendation Our Board recommends a vote “FOR” approval of the amendment and restatement of the 2023 Stock Incentive Plan.

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Description of the 2023 Plan, as Proposed to be Amended and Restated

The following description of the key features and material terms of the 2023 Plan, as proposed to be amended and restated, is intended as a summary only and is qualified in its entirety by reference to the full text of the amended and restated 2023 Plan, which we have attached as Appendix B to this Proxy Statement. If the stockholders of the Company approve the amendment and restatement of the 2023 Plan, a Registration Statement on Form S-8 covering the shares newly available for issuance will be filed promptly with the SEC.

Summary of Key Features of the 2023 Plan, as Proposed to be Amended and Restated

Term of Plan	The 2023 Plan will expire on the tenth (10th) anniversary of its most recent stockholder approval date unless the Board terminates the 2023 Plan sooner at its discretion.
Eligible Participants

Officers and other employees of the Company, its subsidiaries and affiliates who are responsible for or contribute to the management, growth, and profitability of the business of the Company, its subsidiaries and affiliates, as determined by the Compensation Committee, any individual that the Company, a subsidiary or an affiliate has engaged to become an officer or employee, and directors of the Company are all eligible to receive awards under the 2023 Plan.

Shares Authorized	A total of 19.6 million shares of our common stock, including the original 11.3 million shares reserved, plus the additional 8.3 million shares proposed in this amendment and restatement.
Award Types (Available to All Participants)	• Stock Options • Stock Appreciation Rights • Restricted Stock • Stock Units	• Performance Units • Performance Stock Units • Cash Incentive Awards
Additional Terms of Stock Options and Stock Appreciation Rights

Maximum term is ten years.

Exercise price can never be lower than fair market value of stock on date of grant (subject to adjustment for stock splits and similar equity restructuring events).

Repricing of options or stock appreciation rights without prior stockholder approval is prohibited.

Clawback

Awards are subject to our Compensation Recovery Policy, which provides that, if we are required to prepare a qualifying accounting restatement, then, unless an exception applies, we will recover reasonably promptly the excess of: (1) the amount of incentive-based compensation received by a person who served as a covered officer at any time during the applicable performance period during the three completed years immediately preceding the date we are required to prepare the accounting restatement over, (2) the amount that would have been received had it been determined based on the restated financials.

In addition, for a period of one year following the exercise, payment, or delivery of an award (whether or not incentive-based), the Compensation Committee may rescind any such exercise, payment, or delivery of an award upon its determining that the participant engaged in certain prohibited conduct prior to the exercise, payment, or delivery of the award.

Material Terms of the 2023 Plan, as Proposed to be Amended and Restated

Administration. The Compensation Committee of the Board, or another committee of members of the Board who are “non-employee directors” (within the meaning of Section 16 of the Securities Exchange Act of 1934 (“Exchange Act”)), and “independent directors” (within the meaning of the applicable NYSE rule) as appointed by the Board (“Committee”), will administer the 2023 Plan.

In the case of awards granted to members of the Board who are not officers or employees of the Company, a subsidiary or an affiliate, the 2023 Plan will be administered by the Committee subject to the approval of a majority of all members of the Board who are “non-employee directors” and “independent directors.”

Under the 2023 Plan as amended and restated, the chief executive officer of the Company is authorized to grant awards, consistent with the terms of the 2023 Plan recommendations made by the Committee to the Board regarding non-CEO compensation, incentive-compensation plans, and equity-based plans and applicable legal and stock exchange requirements, with respect to up to 33,900 shares of common stock per individual per year:

●	to officers and employees of the Company and its subsidiaries and affiliates who are not, at the time of grant, subject to Section 16 of the Exchange Act; and
●	to any individual as an inducement for such individual to accept an offer of employment.

When references are made to the Committee in this description of the 2023 Plan in the context of awards made to non-employee directors, those references also include a majority of all members of the Board who are “non-employee directors” and “independent directors,” who must approve the Committee’s actions. In addition, in the case of awards granted to employees by the chief executive officer under an authorization by the Committee, references to the Committee mean the chief executive officer.

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Under the 2023 Plan, the Committee has the authority to interpret the provisions of the plan or any agreement covering an award; to select the eligible individuals to whom awards will be granted; to determine the types of awards to be granted; to determine the number of shares of our common stock to be subject to an award; to determine the exercise price (in the case of a stock option) and other terms and conditions of awards: to modify, amend, or adjust the terms and conditions or any award; to adopt, alter and repeal such administrative rules, guidelines, and practices governing the 2023 Plan as it may, from time to time, deem advisable; to interpret the terms and provisions of the 2023 Plan and any award; to otherwise supervise the administration of the plan; to determine to what extent shares of our common stock and other amounts payable will be deferred; and to determine under what circumstances a stock option or a stock appreciation right may be settled in cash or shares of our common stock.

Term, Amendment, and Termination. Unless terminated sooner by the Board, the 2023 Plan will terminate on the tenth (10th) anniversary of the date on which it has most recently been approved by the Company’s stockholders. Awards outstanding as of the date on which the 2023 Plan terminates shall not be affected or impaired by the termination of the 2023 Plan.

The Board may amend, alter, or discontinue the 2023 Plan at any time, except that any such action may not impair the rights of an award holder with respect to awards previously granted without the holder’s consent. However, no consent is necessary for amendments made to cause the 2023 Plan to qualify for the exemption provided by Rule 16b-3 of the Exchange Act. No amendment may be made that would disqualify the 2023 Plan from the exemption provided by Rule 16b-3 of the Exchange Act. Despite the foregoing, the Board always has the authority to amend the 2023 Plan and the terms of any award previously granted to consider changes in law and tax and accounting rules.

The Committee may amend the terms of any outstanding award, either prospectively or retroactively, but no such amendment may impair the rights of any award holder without the holder’s consent except to the extent required or permitted by the 2023 Plan or by applicable law (including, but not limited to any clawback requirements or policy of the Company as may be in effect from time to time) and except for an amendment made to cause the 2023 Plan or an award to qualify for the exemption provided by Rule 16b-3.

No amendment may be made to the 2023 Plan without the approval of the Company’s stockholders to the extent such approval is required by law, rules of the stock exchange on which the shares of our common stock are then traded, or agreement.

Shares Subject to the 2023 Plan. Subject to adjustments as described below and assuming the amendment and restatement of the 2023 Plan is approved by the stockholders, 19.6 million shares of the Company’s common stock, par value of $0.01 per share, will be reserved for issuance under the 2023 Plan. All such reserved shares may be issued pursuant to the exercise of ISOs.

Shares of our common stock subject to an award may be authorized but unissued shares, treasury stock, or shares of our common stock purchased on the open market. The aggregate number of shares of our common stock reserved will be depleted on the date of grant of an award by the maximum number of shares of our common stock, if any, that may be payable with respect to the award, as determined at the time of grant. As of March 3, 2026, the closing price of a share of our common stock was $54.12.

If an award lapses, expires, terminates, or is cancelled without the issuance of shares of our common stock under the award (whether due currently or on a deferred basis), it is determined during or at the conclusion of the term of an award that all or some portion of the shares of common stock with respect to which the award was granted will not be issuable on the basis that the conditions for such issuance will not be satisfied, shares of common stock are forfeited under an award, an award that is denominated in shares of common stock (in whole or in part) is settled in cash or shares of common stock are issued under any award and the Company subsequently reacquires them pursuant to rights reserved upon the issuance of the shares of common stock, then those shares of common stock will be recredited to the 2023 Plan’s reserve and may again be used for new awards under the 2023 Plan. However, shares of our common stock issued under any award that are recredited to the 2023 Plan’s reserve because the Company subsequently reacquired them pursuant to rights reserved upon the issuance of the shares of common stock may not be issued pursuant to ISOs. Additionally, in no event will the following shares be recredited to the 2023 Plan’s reserve: shares of our common stock purchased by the Company using proceeds from option exercises, shares of common stock tendered or withheld in payment of the exercise price of an option or as a result of the net settlement in shares of common stock of an outstanding stock appreciation right, or shares of common stock tendered or withheld to satisfy federal, state, or local tax withholding obligations.

Non-Employee Director Compensation Limit. Subject to adjustments as described below, no individual non-employee director may be granted, during any fiscal year of the Company, stock options, stock appreciation rights, restricted stock, stock units, or performance stock units that, in total, could result in a maximum payout on settlement of more than 33,900 shares of our common stock, excluding any additional stock units or shares of common stock credited to the participant as dividend equivalents on any award or cash or stock dividends on restricted stock that are paid or credited to a participant as additional restricted stock. Additionally, during any fiscal year of the Company, subject to adjustments as described below, we may not grant an award to any individual non-employee director, whether under the 2023 Plan or outside the 2023 Plan, that is payable or settleable in cash (or property other than shares of common stock) that could result in a maximum payment of more than $450,000, excluding any additional amounts paid or credited to a participant as interest or dividend equivalents on any award.

Adjustments. In the event of any merger, reorganization, consolidation, recapitalization, stock dividend, stock split, extraordinary distribution with respect to our stock, other change in corporate structure affecting our stock, or any other event that, which other event in the judgment of the Committee, necessitates an adjustment to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the 2023 Plan, the 2023 Plan requires the Committee to make appropriate

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adjustments in the number and type of shares of common stock authorized for grants under the 2023 Plan; the individual award limits under the 2023 Plan; the exercise, purchase or grant prices with respect to any award; the number and type of shares of common stock subject to outstanding awards; the maximum number of shares of common stock that may be issued as ISOs; and the performance goals of an award. Notwithstanding the foregoing, in the case of a stock dividend (other than a stock dividend declared in lieu of an ordinary cash dividend) or stock split or combination of the shares of common stock (including a reverse stock split), if no action is taken by the Committee, then adjustments of the type discussed that are proportionate will nevertheless automatically be made as of the date of such stock dividend or stock split or combination of the shares of common stock.

If any adjustment results in fractions of a share of common stock, such fractional shares will not be issued and will be canceled for no consideration. Notwithstanding the foregoing, no adjustment will be made to outstanding stock options if the adjustment would cause the stock options to provide for a deferral of compensation subject to Section 409A of the Code (and any applicable related regulations and guidance) or, in the case of ISOs, such adjustment would cause the 2023 Plan to violate Section 422 of the Code.

If any of the transactions or events described in this section constitutes a Change in Control (as defined in the 2023 Plan) or occurs subsequent to any Change in Control occurring after the effective date of the 2023 Plan, then, subject to participants’ rights under the 2023 Plan’s Change in Control provisions and the cash payment provisions described in the following paragraph, and unless the Committee otherwise determines prior to the first Change in Control occurring after the effective date of the 2023 Plan, proportionate adjustments of the type described in this section will be made automatically such that the full economic value of the awards to participants that are outstanding at the time of the transaction or event will be preserved and not diminished as a result of the transaction or event.

If any of the events described above occurs, the Committee may also (or in lieu of the adjustments described in this section) make provision for a cash payment to the holder of an outstanding award in exchange for the cancellation of all or a portion of the award (without the consent of the holder of the award) in an amount determined by the Committee effective at such time as the Committee specifies (which may be the time such transaction or event is effective), but if such transaction or event constitutes a Change in Control, then (i) such payment will be at least as favorable to the holder as the greatest amount the holder could have received in respect of such award under the 2023 Plan’s Change in Control provisions, (ii) if the 2023 Plan’s Change in Control provisions apply to the award, such payment will be allowed only to the extent those provisions would allow acceleration of exercisability, vesting, issuance of shares or other payment in respect of such award in connection with the Change in Control, and (iii) from and after the Change in Control, the Committee may make such a provision only if the Committee determines that doing so is necessary to substitute, for each share of our common stock subject to an award, the number and kind of shares of stock, other securities, cash or other property to which holders of shares of our common stock are or will be entitled in respect of each share pursuant to the transaction or event in accordance with the last sentence of this section. Further, and without limitation, subject to a participant’s rights under the 2023 Plan’s Change in Control provisions, in the event of any such merger or similar transaction, subdivision, or combination of shares of our common stock, dividend, or other event described above, whether or not constituting a Change in Control (other than any such transaction in which the Company is the continuing corporation and in which the outstanding shares of our common stock are not being converted into or exchanged for different securities, cash or other property, or any combination thereof), the Committee will substitute, on an equitable basis as the Committee determines, for each share then subject to an award, the number and kind of shares of stock, securities, cash, or other property to which holders of shares of our common stock are or will be entitled with respect to each share of common stock pursuant to the transaction.

Eligibility for Awards and Types of Awards. The 2023 Plan authorizes the grant of stock options, stock appreciation rights, restricted stock, stock units, performance units, performance stock units, and cash incentive awards. Participation in the 2023 Plan is open to officers and other employees of the Company, its subsidiaries and affiliates as selected by the Committee, any individual that the Company, a subsidiary or an affiliate has engaged to become an officer or employee, and directors of the Company.

However, grants of ISOs may only be made to officers and employees of the Company, a subsidiary, or an affiliate. As of March 3, 2026, approximately 410 employees, including 10 officers, would have been eligible to receive awards under the 2023 Plan. In any year, the Committee grants awards to the officers, the Company’s senior leadership, and select other employees that the Committee believes have made significant contributions to the Company. Also, as of March 3, 2026, seven directors of the Company who are not employees of the Company or any subsidiary, or affiliate would have been eligible to receive awards under the 2023 Plan.

Stock Options. Stock options grant the award holder the right to purchase our common stock at a specific price, referred to as the exercise price, at such times and upon such conditions as the Committee determines. Under the 2023 Plan, stock options may be either ISOs or nonqualified stock options. The Committee has the authority to grant participants either or both types of stock options (in each case with or without stock appreciation rights). The exercise price per share purchasable under a stock option is determined at the time of grant but may not be less than the fair market value per share of our common stock on the date of grant. The exercise period of a stock option is determined by the Committee and may not exceed ten years from the date of grant.

The Committee will determine the manner of payment of the exercise price and the procedures to be followed to exercise an option. The exercise price of a stock option must be paid in full at the time of exercise and is payable in cash, although the Committee may provide in the award agreement that the exercise price may also be paid: (i) in the form of unrestricted common stock already owned by the optionee having a fair market value on the date of exercise equal to the exercise price; (ii) by requesting that the Company withhold, from the number of shares of our common stock otherwise issuable upon exercise of the stock option, shares having an aggregate fair market value on the date of exercise equal to the exercise price, or (iii) a combination of (i) and (ii).

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Additionally, if permitted by the Committee and allowable by law, payment of the exercise price may be made through a broker-facilitated cashless exercise.

Upon receipt of a notice of exercise of a stock option, the Committee may elect to cash out all or part of the shares of our common stock for which a stock option is being exercised by paying the optionee an amount, in cash or common stock, equal to the difference between the exercise price and the fair market value of shares of our common stock times the number of shares of common stock for which the option is being exercised on the effective date of the cash out.

Stock Appreciation Rights. A stock appreciation right (“SAR”) entitles the holder to a payment in cash, shares of our common stock, or a combination of the two as determined by the Committee in its discretion, equal to the difference between the base price of the SAR and the fair market value of a share of our common stock on the date of exercise multiplied by the number of shares of common stock as to which the SAR was exercised. A SAR may be granted alone or in addition to other awards under the 2023 Plan. A SAR is exercisable as determined by the Committee and specified in the award agreement, but in no event after ten years from the date of grant. The base price of a SAR may not be less than the fair market value of a share of our common stock on the date of grant.

Restricted Stock and Stock Units. Restricted stock are shares of our common stock that are subject to forfeiture by the recipient if the conditions to vesting set forth in the related restricted stock agreement are not met. The Committee may condition the grant or vesting of restricted stock upon the attainment of specified performance measures of the participant or of the Company or subsidiary, division, or department of the Company for or within which the participant is primarily employed or upon other factors or criteria. A stock unit is a right to receive a share of our common stock or the fair market value in cash of a share of common stock in the future, under terms and conditions established by the Committee.

Upon a participant’s termination of employment for any reason prior to the date restricted stock or stock units vest, all unvested shares or unvested stock units will be forfeited, except to the extent otherwise provided by the Committee in the applicable award agreement or the Change in Control provisions of the 2023 Plan, or unless the Committee waives the forfeiture in whole or in part in the event that such participant’s employment is involuntarily terminated (other than for cause, as defined in the 2023 Plan), or in the event of the participant’s death, disability or retirement (as defined in the 2023 Plan).

Unless otherwise provided in the related award agreement, the grant of a restricted stock award will entitle the recipient to vote the shares of our common stock covered by the award and to receive the dividends paid on those shares, except that cash dividends will either, at the discretion of the Committee, (i) be automatically deferred and reinvested in additional restricted stock that will be subject to the same restrictions, terms and conditions, including the vesting period, as the original grant of restricted stock, or (ii) be paid out in cash at the time that the restricted stock vests. In no event will dividends be distributed to a participant unless, until and to the same extent as the underlying restricted stock vests. In no event will dividends be distributed to a participant unless, until and to the same extent as the underlying restricted stock vests.

With respect to any grant of stock units, the participant who receives such grant will acquire no rights of a stockholder unless and until the participant becomes the holder of shares delivered to such participant with respect to such stock units. The Committee may in its discretion provide that a participant receiving stock units also will be entitled to receive dividend equivalents related to such units. These dividend equivalents may, as determined by the Committee at the time the award is granted, be paid in cash at the time the stock unit to which it relates is settled, credited to the participant as additional stock units, which will vest and be settled at the same time as the stock unit to which it relates, or paid or credited (as appropriate) in any combination of cash and additional stock units; provided that in no event may dividend equivalents relating to a stock unit provide for payment prior to such stock unit’s vesting and, notwithstanding anything to the contrary in the 2023 Plan, dividend equivalents paid or credited with respect to stock units shall only be paid out to or earned by a participant to the extent that the vesting conditions applicable to the underlying stock units are satisfied.

Performance Stock Units and Performance Units. A performance stock unit is a contingent right to receive a share of our common stock or the fair market value in cash of a share of common stock, in the future, upon satisfaction of the conditions that the Committee specifies. A performance unit is the right to receive cash or an amount equal to the value of property other than shares of our common stock.

The Committee may condition payment with respect to performance units or performance stock units on the attainment of performance goals and may establish a related performance period of not less than one year. Performance goals are targets of objective or subjective performance over a specified period established by the Committee in its sole discretion and may include a threshold level of performance below which no payout or vesting will occur, target levels of performance at which a full payout or full vesting will occur, and/or a maximum level of performance at which a specified additional payout or vesting will occur. The Committee may also condition payments of cash or shares under a performance stock unit award or performance unit award on the continued service of the participant.

If a performance stock unit or performance unit recipient’s employment or service with the Company terminates during the performance period or before the performance goals are satisfied, the participant will forfeit all rights to receive cash or our common stock in payment of the performance units or performance stock units, except to the extent otherwise provided in the applicable award agreement or the Change in Control provisions of the 2023 Plan, or unless the Committee waives, in whole or in part any payment limitations with respect to such awards in the event that such participant’s employment is involuntarily terminated (other

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than for cause, as defined in the 2023 Plan), or in the event of a participant’s death, disability or retirement (as defined in the 2023 Plan). In any case in which the Committee has, prior to the expiration of the performance period, waived, in whole or in part, any or all payment limitations with respect to a participant’s performance units or performance stock units, such participant will receive payment with respect to his or her performance units or performance stock units in the year following the year in which the performance period ends or would have ended, at the same time as the Committee has provided for payment to all other award recipients.

The Committee may in its discretion provide that a participant shall be entitled to receive dividend equivalents on outstanding performance stock units. Such dividend equivalents may, as determined by the Committee at the time the award is granted, be: paid in cash at the time the performance stock units to which it relates are settled; credited to the participant as additional performance stock units, which shall vest and be earned and settled at the same time as the performance stock units to which they relate; or paid or credited (as appropriate) in any combination of cash and additional performance stock units; provided that in no event may dividend equivalents relating to performance stock units provide for payment prior to the time at which such performance stock units are earned and vested and, notwithstanding anything to the contrary in the 2023 Plan, dividend equivalents paid or credited with respect to performance stock units shall only be paid out to or earned by a participant to the extent that the vesting and performance conditions applicable to the underlying performance stock units are satisfied.

Cash Incentive Awards. The Committee will determine all terms and conditions of cash incentive awards, subject to the terms of the 2023 Plan, but the Committee will require that payment of all or any portion of the amount subject to the cash incentive award be contingent on the achievement or partial achievement of one or more performance goals during the period the Committee specifies. The Committee may specify that all or a portion of the performance goals subject to an award are deemed achieved upon a participant’s death, disability, or retirement.

Minimum Vesting Period. All awards have a minimum vesting period of one year from the date of grant (excluding, for this purpose, certain “substitute awards” that are granted upon the assumption of, or in substitution for, outstanding equity awards in connection with certain corporate transactions). For purposes of awards granted to non-employee directors, “one year” may mean the period of time from one annual meeting of stockholders to the next annual meeting of stockholders, provided that that period of time is not less than 50 weeks. Despite the foregoing, the Committee may grant awards with less than a one-year vesting requirement, as long as those awards do not relate to more than 5% of the number of shares reserved for the 2023 Plan (as described above).

Repricing and Backdating Prohibited. Except for the adjustments as described under the section entitled “Adjustments” above, neither the Committee nor any other person may (i) amend the terms of outstanding options or SARs to reduce the exercise or base price of such outstanding options or SARs; (ii) cancel outstanding options or SARs in exchange for options or SARs with an exercise or base price that is less than the exercise or base price of the original options or SARs; or (iii) cancel outstanding options or SARs with an exercise or base price above the current fair market value of a share of our common stock in exchange for cash or other securities, in each case, without prior approval of the Company’s stockholders. In addition, the Committee may not make a grant of an option or SAR with a grant date that is effective prior to the date the Committee takes action to approve such award.

No Dividends or Dividend Equivalents on Unvested Awards. The 2023 Plan expressly prohibits the payment of dividends or dividend equivalents on unvested awards for all equity award types.

Change in Control Provisions. The 2023 Plan provides for a form of “double-trigger” rather than “single-trigger” vesting of equity-based awards upon a Change in Control (as defined in the 2023 Plan). Specifically, to the extent the successor or purchaser in a Change in Control transaction honors or assumes on an equivalent basis (determined as described by the 2023 Plan) outstanding equity-based awards under the 2023 Plan, these awards will not automatically be subject to accelerated exercisability, vesting, or settlement upon the Change in Control. Rather, vesting will occur upon the participant’s termination of employment if he or she is terminated by the Company (or its successor) without cause or if the participant terminates for good reason (assuming the participant has such right under an employment or other agreement) during the two-year period following the Change in Control.

If the successor or purchaser in the Change in Control transaction does not assume the awards or issue replacement awards as provided in the 2023 Plan, however, then upon the date of the Change in Control: (1) any outstanding stock options and SARs will become fully exercisable and vested to the full extent of the original grant; (2) the restrictions applicable to any outstanding restricted stock will lapse, and such restricted stock will become free of all restrictions and become fully vested and transferable to the full extent of the original grant; (3) the restrictions applicable to any outstanding stock units will lapse and such stock units will become free of all restrictions and become fully vested; and (4) the restrictions applicable to any outstanding performance units and performance stock units will lapse, the performance goals of all such outstanding performance units and performance stock units will be deemed to have been achieved at target levels, the relevant performance period will be deemed to have ended on the effective date of the Change in Control, and all other terms and conditions to such awards will be deemed to have been satisfied. With respect to clause (4) above, if due to a Change in Control a performance period is shortened, then the target performance award initially established for such performance period will be prorated by multiplying the initial target performance award by a fraction, the numerator of which is the actual number of whole months in the shortened performance period and the denominator of which is the number of whole months in the original performance period.

If a participant has in effect an employment, retention, change in control, severance, or similar agreement with the Company, a subsidiary or any affiliate that provides a more favorable result upon a Change in Control on the participant’s awards than as

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described above, then such agreement will control in respect of those awards. In addition, the Committee may provide in an award agreement a more favorable result upon a Change in Control than as described above.

Issuances of Assumption of Awards. Under the 2023 Plan as amended and restated, in connection with any merger, consolidation, acquisition of property or shares, or reorganization, the Committee may authorize the issuance or assumption of substitute awards or other awards under the 2023 Plan upon such terms and conditions as it may deem appropriate, without affecting the number of shares of common stock otherwise reserved or available under the 2023 Plan, subject to the listing requirements of any principal securities exchange or market on which our common stock is then traded and to applicable law.

Rescission of Awards. Under the 2023 Plan, the Committee may cancel or declare forfeited or rescind unexercised, undelivered, or unpaid awards upon its determination that a participant has violated the terms of the 2023 Plan or the award agreement under which the award has been made or committed a breach of conduct (as defined in the 2023 Plan). In addition, for a period of one year following the exercise, payment or delivery of an award, the Committee may rescind the award upon its determining that the participant committed a breach of conduct (as defined in the 2023 Plan) prior to the exercise, payment or delivery of the award or within six months thereafter subject to any clawback requirements or policy of the Company as may be in effect from time to time.

Disgorgement of Awards. Any awards granted pursuant to the 2023 Plan, and any common stock issued, or cash paid pursuant to an award, will be subject to our Compensation Recovery Policy and any other recoupment or clawback policy that is adopted by, or any recoupment or similar requirement otherwise made applicable by law, regulation or listing standards to, the Company from time to time.

Transferability. Participants are not permitted to sell, assign, transfer, pledge, or otherwise encumber any award granted under the 2023 Plan unless and to the extent the Committee allows a participant to designate in writing a beneficiary to exercise the award or receive payment under the award after the participant’s death. This prohibition does not apply to such sales, assignments, transfers, pledges, or other encumbrances occurring: (1) by will or by the laws of descent and distribution or, in the Committee’s discretion, pursuant to a written beneficiary designation; (2) pursuant to a qualified domestic relations order (as defined in the Code or Title I of the Employee Retirement Income Security Act of 1974, as amended, or the rules thereunder); or (3) in the Committee’s discretion, pursuant to a gift to such optionee’s “immediate family” members directly, or indirectly by means of a trust, partnership, or limited liability company, provided that the participant may not receive consideration for such transfer of an award. However, an ISO may only be transferred according to clause (1).

Subject to the terms of the 2023 Plan and the relevant award agreement, all stock options may be exercisable only by the optionee, guardian, legal representative or beneficiary of the optionee or permitted transferee. The terms “holder” and “optionee” include any such guardian, legal representative or beneficiary or transferee. For purposes of this section, “immediate family” means, except as otherwise defined by the Committee, the optionee’s spouse, children, siblings, stepchildren, grandchildren, parents, stepparents, grandparents, in-laws and persons related by legal adoption. Such transferees may transfer an award only by will or by the laws of descent and distribution.

Code Section 409A. It is intended that stock options, SARs, and restricted stock awarded under the 2023 Plan not constitute a “deferral of compensation” within the meaning of Section 409A of the Code. It is further intended that performance stock units and performance units granted pursuant to the 2023 Plan not constitute a “deferral of compensation” within the meaning of Section 409A of the Code excepting, however, performance stock units and performance units that become vested as a result of the Committee’s waiver of payment limitations prior to the end of the applicable performance period. It is also intended that stock units awarded pursuant to the 2023 Plan, and performance units and performance stock units that are or become vested as a result of the Committee’s waiver of payment limitations prior to the end of the applicable performance period, satisfy the requirements of Sections 409A(a)(2) through (a)(4) of the Code in all material respects to the extent required to avoid the imposition of an additional tax upon a participant under Section 409A of the Code. The 2023 Plan will be interpreted for all purposes and operated to the extent necessary to comply with the intent expressed in this paragraph.

Certain Federal Income Tax Considerations

The following is a brief and general summary of the U.S. federal income tax consequences of transactions under the 2023 Plan based on federal income tax laws in effect on January 1, 2026. The summary does not purport to be complete and does not address the tax consequences of a participant’s death, or the state, local and foreign tax laws that may also be applicable to awards and transactions involving awards.

Stock Options. Stock options granted under the 2023 Plan may be either “Incentive Stock Options,” as defined in Section 422 of the Code, or Nonqualified Stock Options.

●	Incentive Stock Options. Incentive Stock Options granted under the 2023 Plan will be subject to the applicable provisions of the Code, including Code section 422. If shares of our common stock are issued to an optionee upon the exercise of an ISO, and if no “disqualifying disposition” of the shares is made by the optionee within one year after the exercise of the ISO or within two years after the date the ISO was granted, then (i) no income will be recognized by the optionee at the time of the grant of the ISO, (ii) no income, for regular tax purposes, will be realized by the optionee at the date of exercise, (iii) upon the sale of the shares of the common stock acquired by exercise of the ISO, any amount realized in excess of the option price will be taxed to the optionee, for regular tax purposes, as a capital gain (at varying rates depending upon the optionee’s holding period in the shares and income level) and any loss sustained will be a capital loss, and (iv) no deduction will be allowed to the Company for

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federal income tax purposes. If a “disqualifying disposition” of the shares is made, the optionee will realize taxable ordinary income in an amount equal to the excess of the fair market value of the shares purchased at the time of exercise over the exercise price (the “bargain purchase element”) and the Company will generally be entitled to a federal income tax deduction equal to the amount. The amount of any gain in excess of the bargain purchase element realized upon a “disqualifying disposition” will be taxable as capital gain to the holder (at varying rates depending upon the holder’s holding period in the shares and income level), for which the Company will not be entitled to a federal income tax deduction. Upon exercise of an ISO, the optionee may be subject to alternative minimum tax.
●	Nonqualified Stock Options. With respect to nonqualified stock options: (i) no income is recognized by the optionee at the time the option is granted; (ii) generally, at exercise, ordinary income is recognized by the optionee in an amount equal to the difference between the option exercise price paid for the shares and the fair market value of the shares on the date of exercise, and, except as described under the section entitled “Section 162(m) Limit” below, the Company is entitled to a tax deduction in the same amount; and (iii) at disposition, any gain or loss is treated as capital gain or loss. In the case of an optionee who is also an employee, any income recognized upon exercise of a nonqualified stock option will constitute wages for which withholding will be required.

Stock Appreciation Rights. No income will be recognized by a recipient in connection with the grant of a SAR. When a SAR is exercised, the recipient will generally be required to include as taxable ordinary income in the year of exercise an amount equal to the amount of cash received and the fair market value of any of our common stock received on the exercise. In the case of a recipient who is also an employee, any income recognized upon exercise of a SAR will constitute wages for which withholding will be required. The Company will be entitled to a tax deduction at the same time and in the same amount, except as described under the section entitled “Section 162(m) Limit” below. If the optionee receives common stock upon the exercise of a SAR, any gain or loss on the sale of the stock will be treated in the same manner as discussed above under “nonqualified stock options”.

Restricted Stock. A recipient will not realize taxable income at the time of grant of a restricted stock award, assuming that the restrictions constitute a substantial risk of forfeiture for federal income tax purposes. Upon the vesting of shares of our common stock subject to an award, the recipient will realize ordinary income in an amount equal to the excess of the fair market value of the shares at that time over the amount paid by the recipient, if any. The Company will be entitled to a deduction equal to the amount of ordinary income realized by the recipient in the taxable year in which the amount is included in the recipient’s income, except as described under the section entitled “Section 162(m) Limit” below. Dividends paid to the recipient during the restriction period will be taxable as compensation income to the recipient at the time paid and will be deductible at that time by the Company, except as described under the section entitled “Section 162(m) Limit” below. The recipient of a restricted stock award may, by filing an election with the Internal Revenue Service within 30 days of the date of grant of the restricted stock award, elect to be taxed at the time of grant of the award on the excess of the then fair market value of the shares of our common stock over the amount paid by the recipient, if any, in which case: (1) the Company will be entitled to a deduction equal to the amount of ordinary income recognized by the recipient in the taxable year in which the amount is included in the recipient’s income, except as described under the section entitled “Section 162(m) Limit” below; (2) dividends paid to the recipient during the restriction period will be taxable as dividends to the recipient and not deductible by the Company; and (3) there will be no further tax consequences to either the recipient or the Company when the restrictions lapse. In the case of a recipient who is also an employee, any amount included in income will constitute wages for which withholding will be required.

Stock Units, Performance Units, and Performance Stock Units. An employee who is awarded one or more stock units, performance units, and/or performance stock units will not recognize income and the Company will not be allowed a deduction at the time the award is made. When an employee receives payment for the awards in cash or shares of our common stock, the amount of the cash and the fair market value of the shares of our common stock received will be ordinary income to the employee and will be allowed as a deduction for federal income tax purposes to the Company, except as described under the section entitled “Section 162(m) Limit” below. If the receipt of payment is deferred, as allowable under the 2023 Plan and as may be permitted by the Committee, then the recipient will realize, in the year when paid, ordinary income equal to the amount of the cash received or the fair market value of any shares issued or transferred, determined as of the date of delivery or transfer. The Company will be entitled to a deduction equal in amount to the ordinary income realized by the recipient in the year paid, except as described under the section entitled “Section 162(m) Limit” below. In the case of a recipient who is an employee, any amount included in income will constitute wages for which withholding will be required.

Cash Incentive Awards. A participant who is paid a cash incentive award will generally recognize ordinary income equal to the amount of cash paid, and we will generally be entitled to a corresponding income tax deduction, except as described under the section entitled “Section 162(m) Limit” below.

Section 162(m) Limit. Code Section 162(m) generally disallows a tax deduction to public corporations for compensation in excess of $1 million paid for any fiscal year to “covered employees,” a term which generally includes our named executive officers and, for taxable years beginning after December 31, 2026, our other five highest-compensated employees for the taxable year.

Income Tax Withholding. Upon an employee’s realization of income from an award, the Company is generally obligated to withhold against the employee’s federal and state income and employment tax liability. Payment of the withholding obligation can be made from other amounts due from the Company to the award recipient or with shares of our common stock owned by the recipient. If the recipient elects to tender shares of our common stock or to reduce the number of shares the recipient is otherwise entitled to

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receive to satisfy the withholding obligation, then the shares tendered or reduced will be treated as having been sold to the Company.

Capital Gains. Generally, net capital gain (net long-term capital gain minus net short-term capital loss) is generally taxed at a maximum rate of 15%, with a 20% rate applying to certain high-income individuals.

Other

New Plan Benefits. We cannot currently determine the awards that may be granted under the 2023 Plan in the future to the executive officers named in this Proxy Statement or to other officers, employees, director, or other persons. The Committee, as administrator of the 2023 Plan, or the Board will make such determinations from time to time.

Effective Date. If approved by the stockholders, the amendment and restatement of the 2023 Plan will be effective as of the date of approval.

As of December 31, 2025, the number of shares of our common stock to be issued upon exercise or settlement of stock options, stock appreciation rights, restricted stock units, and performance stock units outstanding under our equity compensation plans and the number of shares remaining available for future grants of awards were as follows:

Number of securities
remaining available
	Number of securities to		for
	be issued upon	Weighted average	future issuance
	exercise	exercise price of	under
	of outstanding options,	outstanding options,	equity compensation
	restricted common	restricted common	plans (excluding
	stock,	stock,	securities reflected
	warrants and rights[1]	warrants and rights[2]	in column (a))[3]
Plan Category	(a)	(b)	(c)
Equity compensation plans approved by security holders	4,131,209	$—	3,930,553
Equity compensation plans not approved by security holders	—	—	—
Total	4,131,209	$—	3,930,553
(1)	The number in column (a) is comprised of 1,857,289 performance stock units, 1,544,565 shares of restricted stock and 729,355 restricted stock units. The Company does not have outstanding options.
(2)	Performance stock units and shares of restricted stock do not have an exercise price and, therefore, are not included in this calculation. Other than performance stock units and shares of restricted stock, there were no outstanding options, warrants, or rights under the equity compensation plan at December 31, 2025.
(3)	Reflects shares of common stock remaining available for future grants of equity-based awards under our 2023 Stock Incentive Plan. As of December 31, 2025, there were no shares of common stock remaining available for future grants of equity-based awards under any other equity compensation plan.

Recommendation Our Board recommends a vote “FOR” approval of the amendment and restatement of the 2023 Stock Incentive Plan.

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We have been advised that a stockholder, John Chevedden, intends to present the following stockholder proposal at our Annual Meeting. We will furnish the address and share ownership of the proponent promptly upon written request. The proposal will be voted on at the Annual Meeting if the proponent or a qualified representative is present at the meeting and submits the proposal for a vote. The text of the proposal and the supporting statement appear below exactly as received by us. The proposal may contain assertions about the Company or other matters that the Company believes are incorrect, but the Company has not attempted to refute all of those assertions. The Company disclaims responsibility for the accuracy and content of the proposal and supporting statement. Following the proposal are the Company’s reasons for opposing the proposal.

Proposal 5 – Shareholder Right to Act by Written Consent

Shareholders request that the board of directors take the necessary steps to permit written consent by the shareholders entitled to case the minimum number of votes that would be necessary to authorize an action at a meeting at which all shareholders entitled to vote thereon were present and voting (without any discrimination or restriction based on length of stock ownerships). This includes shareholder ability to initiate any appropriate topic for written consent.

BorgWarner shareholders have a particular need for the right to act by written consent because it is considerably more difficult than necessary for BorgWarner shareholders to call a special shareholder meeting. Delaware law considers it reasonable for 10% of shareholders to call a special meeting – yet BorgWarner made the threshold 20% of shareholders based on all shares outstanding and then excluded all BorgWarner shares that were not long-term shares.

This proposal topic won more than 50% support at the 2021 BorgWarner annual meeting.

Acting by written consent is hardly ever used by shareholders but the main point of having a right to act by written consent is that it gives shareholders greater standing to engage effectively with management when BorgWarner is underperforming.

Now could be a ripe time for this proposal due to the long-term underperformance of BorgWarner stock. BorgWarner stock was at $55 in 2017 and at only $45 in late 2025 despite a robust stock market. If BorgWarner directors and management know that BorgWarner shareholders can act by written consent they will have an incentive to perform better.

Challenging news reports regarding BorgWarner emerged in 2025 and it would be easy for shareholders to find similar news reports for 2026.

BorgWarner’s statutory profit was significantly weakened by unusual or non-recurring items totaling $835 million to $794 million in the 12-months leading up to September 2025. This led to a sharp drop in net profit margins from 6% to just 1% in that period.

In Q2 2025, BorgWarner announced its decision to exit the battery charging business entirely. This strategic shift highlighted the failure of this venture.

Negative reports pointed to a soft commercial vehicle and off-highway market in North America which pressured sales performance.

Challenges related to the “Nexperia chip situation” were cited as a potential impact on production in Europe and China. BorgWarner also faced potential risks from the indirect effects of automotive tariffs on its global OEM customers who import cars into the U.S. market.

In May 2025, an analysis noted that BorgWarner’s long-term debt had risen to $3.8 billion, a concern that could restrict financial flexibility.

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Several BorgWarner VPs, including Stefan Demmerle and Isabelle Mckenize, sold BorgWarner stock in the latter half of 2025, which can sometimes be interpreted unfavorably by shareholders..

Please vote yes:

Shareholder Right to Act by Written Consent – Proposal 5

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MANAGEMENT RECOMMENDATION AND RESPONSE

The Board unanimously recommends that stockholders vote against Proposal 5, which relates to stockholder action by written consent, because it is both unnecessary and not in the best interests of the Company and its stockholders.

Stockholders have previously rejected proposals seeking to revise terms for calling a special meeting of stockholders:

●	2022 Annual Meeting: Majority of votes cast by our stockholders were against Chevedden’s proposal to reduce the ownership threshold for stockholders to call a special meeting from 20% to 10% and to eliminate the one-year holding requirement to participate in the call.

●	2023 Annual Meeting: Majority of votes cast by our stockholders were against Chevedden’s proposal to reduce the ownership threshold for stockholders to call a special meeting from 20% to 10% and to eliminate the one-year holding requirement to participate in the call.

●	2025 Annual Meeting: Majority of the votes cast by our stockholders were against the proposal to eliminate the one-year holding requirement to participate in the call to hold a special meeting of stockholders.

Our stockholders already have the right to act by written consent with a 10% ownership threshold and without any requirements to hold stock for a certain amount of time, making adoption of the proposal wholly unnecessary. While Proposal 5 requests the Board to take action to permit stockholder action by written consent, the proposal overlooks the fact that our stockholders can already act by written consent. Specifically, under the Company’s publicly filed Restated Certificate of Incorporation, stockholders holding 10% of our outstanding shares have the right to request a record date to initiate stockholder action by written consent. Fundamentally, it is unclear what incremental actions Proposal 5 would ask the Board to take if the proposal were to pass given that the proposal does not seek any specific changes to the existing right of stockholders to act by written consent. As such, even if Proposal 5 passed, the Board believes no action would be necessary as the Board has already substantially implemented the right of stockholders to act by written consent.

We have a robust stockholder engagement program to ensure Board accountability and a proven track record of responding to stockholders. Our stockholders have the ability to engage directly with our Board and senior management throughout the year, as discussed above under “Proxy Stockholder Engagement”. In particular, prior to the Annual Meeting, BorgWarner engaged extensively with several of our top stockholders on a range of issues, including the terms governing action by written consent of stockholders. The feedback we received from our stockholders reinforced the Board’s view that the Company’s current requirements for action by written consent continue to be consistent with market best practices and align with our stockholders’ expectations.

BorgWarner is committed to strong corporate governance practices. In addition to our existing stockholder right to act by written consent, our other corporate governance practices allow our stockholders to voice their concerns and ensure Board accountability and responsiveness, including our established right for stockholders meeting certain ownership and holding requirements to call a special meeting, as set forth in our Amended and Restated By-Laws, as well as the following practices:

●	Independent Board chair
●	Annual election of directors
●	Majority voting standard for election of directors
●	No supermajority voting provision for common stockholders
●	Proxy access stockholder right (3%, 3 years, 20%, 2 nominees)
●	No stockholder rights plan

The Board believes it has demonstrated a commitment to strong corporate governance and responsiveness to stockholders. Accordingly, the Board believes the adoption of this stockholder proposal is unnecessary and not in our stockholders’ best interests.

OUR BOARD RECOMMENDS THAT YOU VOTE AGAINST THIS PROPOSAL

Our Board recommends a vote “AGAINST” the stockholder proposal regarding action by written consent.

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Proxy Statement

This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of BorgWarner Inc. for the Company’s 2026 Annual Meeting of Stockholders to be held at our world headquarters located at 3850 Hamlin Road, Auburn Hills, Michigan 48326, on Wednesday, April 29, 2026, at 9:00 a.m., local time, or at any adjournment or postponement thereof.

Internet Availability of Proxy Materials

As permitted by rules adopted by the SEC, we are providing our Proxy Statement, the form of proxy, and our Annual Report on Form 10-K for the fiscal year ended December 31, 2025, to stockholders electronically via the internet. Our Annual Report on Form 10-K for our fiscal year ended December 31, 2025, which includes our audited financial statements, is not to be regarded as proxy solicitation material. Our Proxy Statement and our 2025 Annual Report to stockholders are available at www.proxyvote.com.

On or about March 19, 2026, we will initiate delivery of proxy materials to our stockholders of record as of the close of business on March 3, 2026, via: (1) a notice containing instructions on how to access materials online, (2) a paper copy mailing, or (3) e-mail distribution. If you received a notice containing access instructions by mail, you will not receive a printed copy of the proxy materials in the mail. Instead, the notice we sent provides instructions on how to access and review all the important information contained in the proxy materials. The notice also provides instructions on how you can submit your proxy over the internet or by telephone. If you received a notice containing access instructions by mail and would like to receive a printed copy of our proxy materials or elect to receive the materials via e-mail in the future, please follow the instructions included in the notice. If you received a printed copy of proxy materials by mail and would instead like to register to receive a notice of internet availability of proxy materials in the future, you can do so by any of the methods that follow:

Internet Access the internet, go to www.proxyvote.com, and follow the enrollment instructions.	Telephone Call us free of charge at 1-800-579-1639 from within the United States or Canada.

E-Mail

Send us an e-mail at sendmaterial@proxyvote.com, using the control number on your proxy card as the subject line, and state whether you wish to receive either a paper or e-mail copy of our proxy materials and whether your request is for this meeting only or all future meetings.

Record Date and Shares Outstanding

Only stockholders of record at the close of business on March 3, 2026, are entitled to vote at the Annual Meeting. As of such date, there were 206,061,488 outstanding shares of common stock. A list of all record holders of our stock will be available for examination by stockholders during normal business hours at 3850 Hamlin Road, Auburn Hills, Michigan 48326, for any purpose germane to the meeting for a period of 10 days ending on the day before at least 10 days prior to the Annual Meeting and will also be available for the Annual Meeting. On each matter considered at our Annual Meeting, you are entitled to one vote for each of your shares of common stock.

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Voting

You have a choice of voting over the internet, by telephone, in person, or by using a traditional proxy card.

●	To vote by internet, go to www.proxyvote.com and follow the instructions there. You will need the number included on your proxy card, voter instruction form, or notice containing access instructions.
●	To vote by telephone, stockholders of record should dial 1-800-690-6903 and follow the instructions. Beneficial holders should dial the phone number listed on your voter instruction form. You will need the number included on your proxy card, voter instruction form, or notice.
●	To vote in person, you can attend and vote at the Annual Meeting.
●	If you received a paper copy of a proxy card or voter instruction form, you can mark, sign, and date the proxy card and return it in the envelope that was provided to you.

The deadline for voting by telephone or internet is 11:59 p.m. Eastern Daylight Time on April 28, 2026.

If you properly sign and return your signed proxy card, or vote by telephone, or by the internet before the Annual Meeting, we will vote your shares as you direct. Any proxy returned without specification as to any matter will be voted in accordance with the recommendation of our Board for each proposal.

If you hold your stock in “street name,” you may change or revoke your voting instructions by following the specific directions provided to you by your bank or broker. If you are a stockholder of record, you may change or revoke your vote at any time before the vote is taken by delivering a written notice of revocation to the Secretary of the Company or by submitting another vote on or before April 29, 2026 (including a vote in person at the Annual Meeting). For all methods of voting, your last vote cast will supersede all your previous votes.

The election inspectors will tabulate the votes cast prior to the meeting and at the meeting to determine whether a quorum is present. The presence, in person or by proxy, of the holders of a majority of common stock of the Company entitled to vote will constitute a quorum at the Annual Meeting. A quorum is necessary to transact business at the Annual Meeting. Shares of common stock represented by proxies that reflect abstentions or “broker non-votes” (i.e., shares held by a broker or nominee that are represented at the Annual Meeting, but with respect to which such broker or nominee is not empowered to vote on a particular proposal) will be counted as present and entitled to vote for purposes of determining the presence of a quorum.

Required Vote

With respect to Proposal 1, our By-Laws provide that a director nominee will be elected in an uncontested election only if the number of votes cast “for” a director nominee exceeds the number of votes cast “against” that nominee’s election. Each of our director nominees are currently serving on our Board. If a nominee who is currently serving as a director is not re-elected, Delaware law provides that the director would continue to serve on our Board as a “holdover director.” Under our By-Laws and Corporate Governance Guidelines, each director submits an advance, contingent, and irrevocable resignation that our Board may accept if stockholders do not re-elect the director. In that situation, our Corporate Governance Committee would make a recommendation to our Board about whether to accept or reject the resignation or take other action. Our Board would act on the Corporate Governance Committee’s recommendation and publicly disclose its decision and the rationale behind it within 90 days from the date that the election results were certified.

If you hold your stock in street name, your brokerage firm or other nominee may not vote your shares with respect to the election of directors without specific instructions from you as to how to vote with respect to the election of each of the eight nominees for director. These are called “broker non-votes”. Abstentions and broker non-votes represented by submitted proxies will not be taken into account in determining the outcome of the election of directors.

Each of Proposal 2 (the advisory vote on executive compensation), Proposal 3 (stockholder ratification of the selection of our auditors), Proposal 4 (approval of the Amended and Restated BorgWarner Inc. 2023 Stock Incentive Plan), and Proposal 5 (a stockholder proposal regarding stockholder action by written consent) requires the affirmative vote of a majority of the votes cast to be approved.

Proposal 2 is an advisory vote. Even though your vote with respect to Proposal 2 is advisory and therefore will not be binding on the Company, the Compensation Committee will review the voting results and take them into consideration when making future decisions regarding executive compensation.

We expect that only Proposal 3 will be considered “routine” under the rules of the NYSE. Therefore, your brokerage firm or other nominee may not vote your shares with respect to Proposals 1, 2, 4, or 5 without specific instructions from you as to how to vote. As to Proposal 3, however, we expect that your brokerage firm or other nominee may vote your shares without specific instructions from you as to how to vote. As a result, we do not expect any broker non-votes on this proposal.

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Householding Information

We have adopted a procedure called “householding,” which has been approved by the SEC. Under this procedure, a single copy of our annual report to stockholders, our Proxy Statement, or our Notice of Internet Availability of Proxy Materials, as applicable, will be sent to any household at which two or more stockholders reside, unless one of the stockholders at that address notifies us that they wish to receive individual copies. This procedure reduces our printing costs and fees. Stockholders who participate in householding will continue to receive separate proxy cards. Householding will not affect dividend check mailings, if any, in any way.

We will deliver promptly upon written or oral request a separate copy of our annual report to stockholders, our Proxy Statement, or our Notice of Internet Availability of Proxy Materials, as applicable, to any stockholder at a shared address to which a single copy of those documents was delivered. If you share an address with another stockholder and you wish to receive a separate copy of any of those documents, you may inform us of your wish by contacting Investor Relations at 3850 Hamlin Road, Auburn Hills, Michigan 48326 (telephone: 1-248-754-9200). Similarly, if you share an address with another stockholder who is receiving multiple copies and wish to request that the number of copies of those documents being delivered to that address be reduced to a single copy, you may inform us of your wish by contacting Investor Relations at the above address and telephone number.

Expenses of Solicitation

The cost of solicitation of proxies will be borne by the Company. In addition to solicitation of proxies through the internet and by use of the mail, proxies may be solicited by directors, officers, and regularly engaged employees of the Company. None of these directors, officers, or employees will receive any extra compensation or will enter into any contract or arrangement for doing so. We have also retained Alliance Advisors L.L.C. to assist us in soliciting proxies for a fee of $19,000, plus reasonable out-of-pocket expenses. Brokers, nominees, and other similar record holders will be requested to forward solicitation material and will be reimbursed by the Company upon request for their reasonable out-of-pocket expenses.

Stockholder Proposals

Stockholder proposals that are intended to be presented at the 2027 Annual Meeting of Stockholders pursuant to SEC Rule 14a-8 must be received by the Company on or before November 19, 2026, for inclusion in the Proxy Statement relating to that meeting.

A stockholder who intends to present business, including the election of a director, at the 2027 Annual Meeting of Stockholders, other than pursuant to Rule 14a-8, must comply with the requirements set forth in the Company’s By-Laws. Among other things, under the Company’s By-Laws, to bring business before an Annual Meeting, a stockholder must give written notice to the Secretary of the Company at the principal offices of the Company not less than 90 days and not more than 120 days prior to the first anniversary of the preceding year’s Annual Meeting. Therefore, for stockholder proposals to be presented at the 2027 Annual Meeting of Stockholders other than pursuant to Rule 14a-8, the Company must receive notice no sooner than December 30, 2026, and no later than January 29, 2027. The notice should contain: the reason for conducting such business; any material interest in such business the stockholder has; the name and address of the stockholder proposing such business as it appears in the Company’s books; and the number of shares of the Company that are beneficially owned by the stockholder. Stockholders should consult the Company’s By-Laws to ensure that all the specific requirements of such notice are met. In addition to satisfying the foregoing requirements under the Company’s By-Laws, to comply with the universal proxy rules, stockholders who intend to solicit proxies in support of director nominees other than the Company’s nominees must also comply with the additional requirements of SEC Rule 14a-19(b) and provide notice that sets forth the information required by Rule 14a-19 no later than March 1, 2027.

Proxy Access

We have a proxy access right in our By-Laws that permits a stockholder, or a group of up to 25 stockholders, owning continuously for at least three years shares of our Company representing an aggregate of at least 3% of the voting power to nominate and include in our proxy materials director nominees constituting up to 20% of our Board, provided that the stockholder(s) and the nominee(s) satisfy the requirements of our By-Laws. For the 2027 Annual Meeting of Stockholders, notice of proxy access director nominees must be received by our Secretary at 3850 Hamlin Road, Auburn Hills, Michigan, 48326 no earlier than October 20, 2026, and no later than the close of business on November 19, 2026.

Process for Nomination by Stockholders

Stockholders who wish to nominate candidates other than pursuant to the proxy access right must do so in accordance with the procedures in our By-Laws. Stockholders submitting such nominations must provide the information and background material to our Secretary at 3850 Hamlin Road, Auburn Hills, Michigan 48326, not less than 90 days nor more than 120 days prior to the first anniversary of the preceding year’s Annual Meeting. Accordingly, any stockholder who wishes to have a nomination considered at the 2027 Annual Meeting must deliver the required materials between December 30, 2026, and January 29, 2027.

The Company’s By-Laws require, among other things, that the nominating stockholder disclose all material monetary agreements between the nominating stockholder and the nominees; that director nominees (including our Board’s nominees) complete a questionnaire regarding the nominee’s background, qualifications, and conflicts of interest; and that stockholders nominating

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candidates must disclose economic interests, including all direct and indirect compensation between or among such stockholder and such stockholder’s respective affiliates and associates, on the one hand, and each proposed nominee and his or her respective affiliates and associates, on the other hand.

The Company’s Corporate Governance Committee Charter provides that the Corporate Governance Committee considers suggestions for Board membership submitted by stockholders in accordance with the notice provisions and procedures set forth in our By-Laws.

Available Information on Corporate Governance and SEC Filings

Through its website (www.borgwarner.com), the Company makes available, free of charge, the Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, all amendments to those reports, and other filings with the SEC, as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC. The Company also makes the following documents available on its website: the Audit Committee Charter; the Compensation Committee Charter; the Corporate Governance Committee Charter; the Company’s Corporate Governance Guidelines; the Company’s Code of Ethical Conduct; and the Company’s Code of ethics for CEO and Senior Financial Officers. You may also obtain a copy of any of the foregoing documents, free of charge, if you submit a written request to Investor Relations, 3850 Hamlin Road, Auburn Hills, Michigan 48326.

No person is authorized to give any information, or make any representation, other than that contained in this Proxy Statement, and if given or made, such information may not be relied upon as having been authorized.

Other Matters

The Company is not aware of any business to come before the Annual Meeting other than the matters described in this Proxy Statement. However, if any other matters should properly come before this meeting, votes pursuant to the proxy will be cast thereon in accordance with the discretion of the persons named in the accompanying proxy.

Forward-Looking Statements

This Proxy Statement contains forward-looking statements as contemplated by the 1995 Private Securities Litigation Reform Act that are based on management’s current outlook, expectations, estimates and projections. Words such as “anticipates,” “believes,” “continues,” “could,” “designed,” “effect,” “estimates,” “evaluates,” “expects,” “forecasts,” “goal,” “guidance,” “initiative,” “intends,” “may,” “outlook,” “plans,” “potential,” “predicts,” “project,” “pursue,” “seek,” “should,” “target,” “when,” “will,” “would,” and variations of such words and similar expressions are intended to identify such forward-looking statements. Further, all statements, other than statements of historical fact contained or incorporated by reference in this Proxy Statement that we expect or anticipate will or may occur in the future regarding our financial position, business strategy and measures to implement that strategy, including changes to operations, competitive strengths, goals, expansion and profitable growth of our business and operations, plans, references to future success, and other such matters, are forward-looking statements. All forward-looking statements are based on assumptions and analyses made by us in light of our experience and our perception of historical trends, current conditions and expected future developments, as well as other factors we believe are appropriate under the circumstances. Forward-looking statements are not guarantees of performance, and the Company’s actual results may differ materially from those expressed, projected, or implied in or by the forward-looking statements.

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You should not place undue reliance on these forward-looking statements, which speak only as of the date of this Proxy Statement. Forward-looking statements are subject to risks and uncertainties, many of which are difficult to predict and generally beyond our control, that could cause actual results to differ materially from those expressed, projected, or implied in or by the forward-looking statements. These risks and uncertainties, among others, include evolving legal, regulatory, and tax regimes; the supply disruptions impacting us or our customers, commodity availability and pricing, and an inability to achieve expected levels of recoverability in commercial negotiations with customers concerning these costs; competitive challenges from existing and new competitors, including original equipment manufacturer (“OEM”) customers; the challenges associated with rapidly changing technologies, including artificial intelligence, and our ability to innovate in response; the difficulty in forecasting demand for electric vehicles and our electric vehicles revenue growth; potential disruptions in the global economy caused by wars or other geopolitical conflicts; the ability to identify targets and consummate acquisitions on acceptable terms; failure to realize the expected benefits of acquisitions on a timely basis; the possibility that our 2023 tax-free spin-off of our former Fuel Systems and Aftermarket segments into a separate publicly traded company will not achieve its intended tax benefits; the failure to promptly and effectively integrate acquired businesses; the potential for unknown or inestimable liabilities relating to the acquired businesses; impacts of our exit of the charging business; our dependence on automotive and truck production, which is highly cyclical and subject to disruptions; our reliance on major OEM customers; impacts of any future strikes involving any of our OEM customers and any actions such OEM customers take in response; fluctuations in interest rates and foreign currency exchange rates; our dependence on information systems; the uncertainty of the global economic environment; the uncertainty surrounding global trade policies, including tariffs and export restrictions, and their impact on the Company, its customers and its suppliers; the outcome of existing or any future legal proceedings, including litigation with respect to various claims, or governmental investigations, including related litigation; future changes in laws and regulations, including, by way of example, taxes and tariffs, in the countries in which we operation; impacts from any potential future acquisition or disposition transactions; and the other risks, disclosed in reports that we file with the Securities and Exchange Commission, including Item 1A, “Risk Factors” in our most recently-filed Form 10-K.

We do not undertake any obligation to update or announce publicly any updates to or revisions to any of the forward-looking statements in this Proxy Statement to reflect any change in our expectations or any change in events, conditions, circumstances, or assumptions underlying the statements.

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Appendix A: Non-GAAP Reconciliations

Operating Income and Margin Reconciliation to BorgWarner Adjusted Operating Income and Margin

We determined the 2025 BorgWarner Adjusted Operating Margin, from the Company’s reported financial results, which were adjusted for non-comparable items as reported in the Company’s financial statements, including restructuring, and other non-comparable items.

		Year Ended
($ in millions)		December 31, 2025
A.	Net Revenue	$14,316
B.	Operating Income	$536
C.	Operating Margin (B divided by A)	3.74%
D.	Adjustments to Net Revenue for MIP Purposes	$(80)
	Tariff Recoveries	$(80)
E.	Adjusted Net Revenue (B plus D)	$14,236
F.	Adjustments to Operating Income:	$1,001
	Impairment Charges	$624
	Restructuring Expense	$101
	Accelerated Depreciation	$90
	Intangible Asset Amortization Expense	$66
	Legal Settlement	$40
	Cost to Exit Charging Business	$32
	Impairment of Investment	$16
	CEO Transition Compensation	$11
	Other(1)	$21
G.	Adjusted Operating Income (B plus F)	$1,537
H.	Adjusted Operating Margin As Reflected in 10-K (G divided by A)	10.74%
I.	Adjusted Operating Margin for MIP Purposes (G divided by E)	10.80%
(1)	Includes a $2M Loss on sale of business, $9M Loss on sale of assets, a $5M Merger and acquisition expenses and a $5M of Other non-comparable items.

Net Cash Provided by Operating Activities Reconciliation to Free Cash Flow

We determined the 2025 FCF from the Company’s reported financial results as follows:

		Year Ended
($ in millions)		December 31, 2025
A.	Net cash provided by operating activities	$1,648
B.	Capital expenditures, including tooling outlays	$(469)
C.	Customer advances related to capital expenditures	$29
D.	Free Cash Flow (A plus B plus C)	$1,208

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Business Unit Adjusted Operating Income and Margin Reconciliation for Turbos and Thermal Technologies

We determined the 2025 Business Unit Adjusted Operating Margin and Income for the Turbos and Thermal Technologies Business Unit, from the Company’s reported financial results as shown below.

		Year Ended
($ in millions)		December 31, 2025
A.	Net Revenue	$5,772
B.	Adjusted Operating Income	$879
C.	Adjusted Operating Margin (B divided by A)	15.23%
D.	Adjustments to Net Revenue for MIP Purposes:	$(15)
	Tariff Recoveries	(15)
E.	Adjusted Net Revenue (A plus D)	5,757
F.	Adjustments to Operating Income:	2
	Inter Company Transfer	2
G.	Adjusted Operating Income for MIP Purposes (B plus F)	$881
H.	Adjusted Operating Margin for MIP Purposes (G divided by E)	15.31%

Business Unit Adjusted Operating Income Reconciliation for PowerDrive Systems

We determined the 2025 Business Unit Adjusted Operating Income for the PowerDrive Systems Business Unit, from the Company’s reported financial results as shown below.

		Year Ended
($ in millions)		December 31, 2025
A.	Net Revenue	$2,347
B.	Adjusted Operating Income	$(83)
C.	Adjustments to Operating Income for MIP Purposes:	(5)
	Inter Company Transfer	(5)
D.	Adjusted Operating Income for MIP Purposes (B plus C)	$(88)

Cumulative Free Cash Flow

Cumulative Free Cash Flow is equal to net cash provided by operating activities less capital expenditures. The table below shows a summary of Free Cash Flow for the years ending 2023, 2024, and 2025.

		Year Ended	Year Ended	Year Ended	Total
($ in millions)		December 31, 2023	December 31, 2024	December 31, 2025	2023-2025
A.	Net cash provided by operating activities	$1,397	$1,382	$1,648	$4,427
B.	Capital expenditures, including tooling outlays	$(832)	$(671)	$(469)	$(1,972)
C.	Customer advances related to capital expenditures		$18	$29	$47
D.	Free Cash Flow (A plus B plus C)	$565	$729	$1,208	$2,502
E.	Free Cash Flow from discontinued operations	$(31)			$(31)
F.	Spin-off related costs	$(134)			$(134)
G.	Free Cash Flow, excluding adjustments (D plus E plus F)	$400	$729	$1,208	$2,337

eProducts Revenue and Revenue Mix

We determined the 2025 eProducts Revenue Mix by comparing the revenue from eProducts as a percentage of total revenue, including the impact of eProducts acquisitions during the year.

		Year Ended
($ in millions)		December 31, 2025
A.	Net Revenue	$14,316
B.	eProducts Revenue	$2,570
C.	eProducts Revenue Mix (B divided by A)	18.0%

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Appendix B: Amended and Restated BorgWarner Inc. 2023 Stock Incentive Plan

BORGWARNER INC.

2023 STOCK INCENTIVE PLAN

As Amended and Restated

SECTION 1.  Purpose and History.

1.1Purpose. The purpose of the Plan is to give the Company a significant advantage in attracting, retaining and motivating officers, employees, and directors, and to provide the Company and its Affiliates with the ability to provide incentives more directly linked to the profitability of the Company’s businesses and increases in stockholder value.

1.2History. The Plan first became effective, and Awards could be granted under the Plan, on and after April 26, 2023, the date the Company’s stockholders approved the Plan (the “Effective Date”). The Plan will terminate as provided in Section 16.1. Upon the Effective Date, the Prior Plan terminated, and no new awards could be granted under the Prior Plan, although awards previously granted under the Prior Plan and still outstanding continued to be subject to all the terms and conditions of the Prior Plan. The Plan was amended and restated as of May 1, 2024. On February 4, 2026, the Board approved an amendment and restatement of the Plan, subject to the approval of the Company’s stockholders at the Company’s Annual Meeting of Stockholders in 2026 (the date of such Annual Meeting of Stockholders, the “Amendment Effective Date”), to increase the total number of Shares available under the Plan.

SECTION 2. Definitions.

For purposes of the Plan, the following terms are defined as set forth below:

2.1”Affiliate” means any entity that, directly or through one or more intermediaries, is controlled by, controls, or is under common control with the Company within the meaning of Code Sections 414(b) or (c), provided that, in applying such provisions, the phrase “at least 50 percent” shall be used in place of “at least 80 percent” each place it appears therein.

2.2 “Applicable Exchange” means the New York Stock Exchange or such other exchange or automated trading system on which the Stock is principally traded at the applicable time.

2.3”Award” means a Stock Appreciation Right, Stock Option, Restricted Stock, Stock Unit, Performance Unit, Performance Stock Unit, or Cash Incentive Award granted pursuant to the Plan.

2.4”Award Agreement” means a written agreement or notice memorializing the terms and conditions of an Award.

2.5”Board” means the Board of Directors of the Company.

2.6”Breach of Conduct” means, for purposes of the Plan, any of the following:

(a)actions by the participant resulting in the termination of the participant’s employment with the Company or any Affiliate for Cause,

(b)the participant’s violation of the Company’s Code of Ethical Conduct,

(c)the participant’s unauthorized disclosure to a third party of confidential information, intellectual property, or proprietary business practices, processes, or methods of the Company; or willful failure to protect the Company’s confidential information, intellectual property, proprietary business practices, processes, or methods from unauthorized disclosure, or

(d)the participant’s soliciting, inducing, or attempting to induce employees of the Company and its Affiliates to terminate their employment with the Company or an Affiliate.

2.7	“Cash Incentive Award” means the right granted under Section 12 to receive a cash payment to the extent Performance Goals are achieved (or other requirements are met).
2.8	“Cause” means:

(a)the participant’s conviction of, or entering a guilty plea, no contest plea or nolo contendere plea to any felony or to any crime involving dishonesty or moral turpitude under the applicable law of the jurisdiction in which such action occurred,

(b)the participant’s commission of any material act or omission involving dishonesty or fraud with respect to the Company or any of its Affiliates or any of the customers, vendors, or suppliers of the Company or its Affiliates,

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(c)dishonesty in the course of fulfilling the participant’s employment duties,

(d)the participant’s misappropriation of material funds or assets of the Company for personal use or any act of theft or fraud as determined by the Company,

(e)the participant’s engagement in harassment or discrimination based on a legally protected status with respect to any employee of the Company or any of its Affiliates,

(f)the participant’s breach of material Company policy,

(g)the participant’s refusal to perform lawful duties as directed in good faith by the Company,

(h)willful and deliberate failure on the part of the participant to perform his employment duties in any material respect,

(i)the participant’s substantial or repeated neglect of duties (even if not willful and deliberate) after notice and an opportunity to cure,

(j)the participant’s gross negligence or willful misconduct that results or is reasonably expected to result in substantial harm to the Company (either singly or on a consolidated basis), or

(k)the participant’s breach of written obligations to the Company or any Affiliate in respect of confidentiality and/or the use or ownership of proprietary information.

2.9“CEO” means the chief executive officer of the Company or any successor corporation.

2.10 “Change in Control” has the meaning set forth in Section 15.2.

2.11 “Code” means the Internal Revenue Code of 1986, as amended from time to time, and any successor thereto. Any reference to a section of the Code shall include all the rules and regulations promulgated thereunder.

2.12 “Commission” means the Securities and Exchange Commission or any successor agency.

2.13 “Committee” means the Committee referred to in Section 3.1.

2.14 “Company” means BorgWarner Inc., a Delaware corporation.

2.15 “Disability” means that the participant:

(a)is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or

(b)is, by reason of any medically determinable physical or mental impairment which can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than 3 months under an accident or health plan covering the Company’s employees, or

(c)is determined to be permanently disabled by the Social Security Administration.

“Disability” shall be determined by the plan administrator of the RSP under the disability claims procedures of the RSP but applying the foregoing definition of “Disability.”

2.16 “Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, and any successor thereto. Any reference to a section of the Exchange Act shall include all the rules and regulations promulgated thereunder.

2.17 “Fair Market Value” means, per Share on a particular date, the closing sale price as of the trading day immediately preceding the date as of which Fair Market Value is to be determined or, if there shall be no such sale on such date, the next preceding day on which such a sale shall have occurred; provided that, to the extent determined by the Board or the Committee, Fair Market Value may instead mean, per Share on a particular date, a price that is based on the opening, closing, actual, high or low sale price, or the arithmetic mean of selling prices of, a Share, on the Applicable Exchange on the applicable date, the preceding trading day, the next succeeding trading day, or the arithmetic mean of selling prices on all trading days over a specified averaging period weighted by volume of trading on each trading day in the period that is within 30 days before or 30 days after the applicable date, as determined by the Board or the Committee in its discretion; provided further that, if an arithmetic mean of prices is used to set an exercise price or a grant or base price for a Stock Option or a Stock Appreciation Right, the commitment to grant the applicable Award based on such arithmetic mean must be irrevocable before the beginning of the specified averaging period in accordance with Treasury Regulation 1.409A-1(b)(5)(iv)(A). The Board and the Committee shall have the authority to prescribe the method of determining Fair Market Value with respect to an Award and such method may differ depending on whether Fair Market Value is in reference to the grant, exercise, vesting, settlement, payout of, or other event relating to, an Award. If the Stock is not traded on an established stock

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exchange, the Board or the Committee shall determine in good faith the Fair Market Value in whatever manner it considers appropriate but based on objective criteria.

2.18 “Full-Value Award” means Restricted Stock, Stock Units, Performance Stock Units, and any other Award under which the value of the Award is measured as the full value of a Share, rather than the increase in the value of a Share.

2.19 “Incentive Stock Option” means any Stock Option intended to be and designated as an “incentive stock option” within the meaning of Section 422 of the Code.

2.20 “Non-Qualified Stock Option” means any Stock Option that is not an Incentive Stock Option.

2.21 “Performance Goals” means a target or targets of performance (which may be objective or subjective) as established by the Committee in its sole discretion. A Performance Goal may include a threshold level of performance below which no payout or vesting will occur, target levels of performance at which a full payout or full vesting will occur, and/or a maximum level of performance at which a specified additional payout or vesting will occur.

2.22 “Performance Period” means the period of one year or longer established by the Committee in connection with the grant of an Award for which the Committee has established Performance Goals.

2.23 “Performance Unit” means an Award granted under Section 10, the value of which is expressed in terms of cash or in property other than Stock.

2.24 “Performance Stock Unit” means an Award granted under Section 11, the value of which is expressed in terms of, or valued by reference to, a Share.

2.25 “Plan” means the BorgWarner Inc. 2023 Stock Incentive Plan, as set forth herein and as hereinafter amended from time to time.

2.26 “Prior Plan” means the BorgWarner Inc. 2018 Stock Incentive Plan.

2.27 “Restricted Stock” means an Award granted under Section 8.

2.28 “Restricted Stock Agreement” means an Award Agreement memorializing the terms and conditions of a grant of Restricted Stock.

2.29 “Restriction Period” means, for purposes of an Award granted under Section 8, the time or times within which such Award may be subject to forfeiture and during which the participant shall not be permitted to sell, assign, transfer, pledge, or otherwise encumber shares of Restricted Stock.

2.30 “Retirement” means the participant’s Termination of Employment with the Company and all Affiliates:

(a)on or after the last day of the calendar month coincident with or immediately following the day on which the participant attains (i) age 55 if the participant has been credited with at least ten Years of Service or (ii) age 65, or

(b)in the case of Section 8 (Restricted Stock), Section 9 (Stock Units), Section 10 (Performance Units), and Section 11 (Performance Stock Units) only, with the written consent of the Company that such Termination of Employment shall constitute “Retirement”.

2.31 “RSP” means the BorgWarner Inc. Retirement Savings Plan, or any successor plan thereto.

2.32 “Rule 16b-3” means Rule 16b-3, as promulgated by the Commission under Section 16(b) of the Exchange Act, as amended from time to time or any successor definition adopted by the Commission.

2.33 “Share” means a share of Stock.

2.34 “Specified Employee” means a “specified employee” within the meaning of Section 409A(a)(2)(B) of the Code and using the methodology selected by the Company from time to time (including any permitted alternate means selected by the Company to identify specified employees), or if none, the default methodology provided by applicable Income Tax Regulations.

2.35 “Stock” means common stock, par value $.01 per share, of the Company.

2.36 “Stock Appreciation Right” means a right granted under Section 7.

2.37 “Stock Option” means an option granted under Section 6 to purchase Shares at a stated price for a specified period of time.

2.38 “Stock Unit” means a right granted under Section 9 to receive a Share or cash in an amount equal to the Fair Market Value of a Share sometime in the future.

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2.39 “Substitute Award” means an Award granted under the Plan upon the assumption of, or in substitution for, outstanding equity awards previously granted by a company or other entity in connection with a corporate transaction, including a merger, combination, consolidation, or acquisition of property or stock; provided, however, that in no event shall the term “Substitute Award” be construed to refer to an award made in connection with the cancellation and repricing of a Stock Option or Stock Appreciation Right.

2.40 “Termination of Employment” means the termination of the participant’s employment with the Company and any Affiliate. A participant employed by an Affiliate shall also be deemed to incur a Termination of Employment if the Affiliate ceases to be such an Affiliate and the participant does not immediately thereafter become an employee of the Company or another Affiliate. In the case of a participant who is a member of the Board but not an employee of the Company or any Affiliate, “Termination of Employment” means the termination of the participant’s services as a member of the Board. For purposes of Section 15.1(b), a “Termination of Employment” must constitute a “Separation from Service” for purposes of Section 409A of the Code.

2.41 “Year of Service” means each twelve (12) month period of employment (or fraction of a 12-month period of employment) with the Company or any Affiliate, based on the participant’s aggregate elapsed time of employment. Credit toward Years of Service runs continuously beginning on the first day a participant performs an hour of service (upon initial employment or reemployment) and ending on the date of the participant’s Termination of Employment. Any period during which a participant is on an authorized leave of absence will be considered as service for determining Years of Service. If a participant is reemployed following a Termination of Employment, the participant’s Years of Service, including fractional years, credited before the Termination of Employment will be restored after the participant performs an hour of service after reemployment.

In addition, certain other terms used herein have definitions given to them in the first place in which they are used.

SECTION 3. Administration.

3.1Compensation Committee Administration. Subject to Section 3.2, the Plan shall be administered by the Compensation Committee of the Board or such other committee of the Board, composed of not less than three (3) members of the Board, each of whom shall be appointed by and serve at the pleasure of the Board and who shall also be:

(a)“non-employee directors” within the meaning of Rule 16b-3, and

(b)“independent directors” within the meaning of any applicable stock exchange rule.

3.2Awards Granted to the Board. With respect to Awards granted to members of the Board who are not officers or employees of the Company, or an Affiliate, the Plan shall be administered by the Committee subject to the approval of a majority of all members of the Board (including members of the Committee) who are “non-employee directors” within the meaning of Rule 16b-3 and “independent directors” with the meaning of any applicable stock exchange rule. With respect to such Awards, all references to the “Committee” contained in the Plan shall be deemed and construed to mean the Committee, the decisions of which shall be subject to the approval of a majority of such members of the Board who are both “non-employee directors” within the meaning of Rule 16b-3 and “independent directors” within the meaning of any applicable stock exchange rule.

3.3Committee Authority. Among other things, the Committee shall have the authority, subject to the terms of the Plan:

(a)to interpret the provisions of the Plan or any agreement covering an Award;

(b)to select the officers, employees and directors to whom Awards may from time to time be granted;

(c)to determine whether and to what extent Awards are to be granted hereunder and the type or types of Awards to be granted;

(d)to determine the number of Shares to be covered by each Award granted hereunder;

(e)to determine the terms and conditions of any Award granted hereunder (including, but not limited to, the exercise price (subject to Section 6.3(a)), any vesting restriction or limitation and any vesting acceleration or forfeiture waiver regarding any Award and the Shares relating thereto, based on such factors as the Committee shall determine);

(f)to modify, amend, or adjust the terms and conditions of any Award, at any time or from time to time to the extent required or permitted by the Plan or by applicable law, including, but not limited to, any clawback requirements or policy of the Company as may be in effect from time to time;

(g)to adopt, alter and repeal such administrative rules, guidelines, and practices governing the Plan as it shall, from time to time, deem advisable, to interpret the terms and provisions of the Plan and any Award issued under the Plan (and any agreement relating thereto), and to otherwise supervise the administration of the Plan;

(h)to determine to what extent and under what circumstances Stock and other amounts payable with respect to an Award shall be deferred; and

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(i)to determine under what circumstances a Stock Option or a Stock Appreciation Right may be settled in cash or Stock under Section 6 or Section 7, respectively.

3.4Grants by the CEO. The CEO is authorized to grant Awards pursuant to the terms of the Plan with respect to thirty-three thousand nine hundred (33,900) Shares or fewer per individual, per year, to:

(a)officers and employees of the Company and its Affiliates who are not, at the time of grant, subject to Section 16 of the Exchange Act; and

(b)any individual as an inducement to accept an offer of employment (including Awards to individuals who may become, upon accepting an offer of employment, officers of the Company and its Affiliates who are subject to Section 16 of the Exchange Act).

Such grants shall be consistent with recommendations made by the Board’s Compensation Committee to the Board regarding non-CEO compensation, incentive-compensation plans, and equity-based plans, and with applicable legal and stock exchange requirements. The CEO shall have the authority of the Committee described in Sections 3.3(a), 3.3(b), 3.3(c), and 3.3(d) with respect to the granting of such Awards; provided, however, that the Committee may limit or qualify such authorization in any manner it deems appropriate.

3.5Committee Actions. The Committee may act only by a majority of its members then in office, except that the members thereof may:

(a)delegate all or a portion of the administration of the Plan to one or more officers of the Company, provided that no such delegation may be made that would cause Awards or other transactions under the Plan to cease to be exempt from Section 16(b) of the Exchange Act, and

(b)authorize any one or more of its members or any officer of the Company to execute and deliver documents on behalf of the Committee.

3.6Determinations Final. Any determination made by the Committee or pursuant to delegated authority pursuant to the provisions of the Plan with respect to the Plan or any Award shall be made in the sole discretion of the Committee or such delegate at the time of the grant of the Award or, unless in contravention of any express term of the Plan, at any time thereafter. All decisions made by the Committee or any appropriately delegated officer pursuant to the provisions of the Plan shall be final and binding on all persons, including the Company and Plan participants.

3.7Indemnification. In addition to such other rights of indemnification from the Company as they may have, the members of the Committee shall be indemnified by the Company against reasonable expenses, including attorneys’ fees, actually and necessarily incurred in connection with the defense of any action, suit, or proceeding, or in connection with any appeal therein, to which they or any of them may be a party by reason of any action taken or failure to act under or in connection with the Plan or any Award granted thereunder, and against all amounts paid by them in settlement thereof (provided such settlement is approved by legal counsel selected by the Company) or paid by them in satisfaction of a judgment in any such action, suit, or proceeding, except that such member is liable for negligence or misconduct in the performance of his duties; provided that within sixty days after institution of any such action, suit, or proceeding, the member shall in writing offer the Company the opportunity, at its own expense, to handle and defend the same.

SECTION 4. Stock Subject To Plan; Individual Limitations.

4.1Share Reserve. As of the Amendment Effective Date, subject to adjustment as provided herein, 19,600,000 Shares are reserved for issuance under the Plan, all of which may be issued pursuant to the exercise of Incentive Stock Options. The Stock to be delivered under the Plan may be made available from authorized but unissued Shares, treasury stock, or Shares purchased on the open market. The aggregate number of Shares reserved under this Section 4.1 shall be depleted on the date of grant of an Award by the maximum number of Shares, if any, that may be payable with respect to the Award, as determined at the time of grant.

4.2Replenishment of Shares. If (i) an Award lapses, expires, terminates, or is cancelled without the issuance of Shares under the Award (whether due currently or on a deferred basis), (ii) it is determined during or at the conclusion of the term of an Award that all or some portion of the Shares with respect to which the Award was granted will not be issuable on the basis that the conditions for such issuance will not be satisfied, (iii) Shares are forfeited under an Award, (iv) an Award that is denominated in Shares (in whole or in part) is settled in cash or (v) Shares are issued under any Award and the Company subsequently reacquires them pursuant to rights reserved upon the issuance of the Shares, then such Shares shall be recredited to the Plan’s reserve and may again be used for new Awards under the Plan, but Shares recredited to the Plan’s reserve pursuant to clause (v) may not be issued pursuant to Incentive Stock Options. Notwithstanding the foregoing, in no event shall the following Shares be recredited to the Plan’s reserve: (x) Shares purchased by the Company using proceeds from Option exercises; (y) Shares tendered or withheld in payment of the exercise price of an Option or as a result of the net settlement in Shares of an outstanding Stock Appreciation Right; or (z) Shares tendered or withheld to satisfy federal, state, or local tax withholding obligations.

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4.3Individual Award Limits. Subject to adjustment as provided in Section 4.4, during any fiscal year of the Company, no individual non-employee director may be granted:

(a)Stock Options, Stock Appreciation Rights, Restricted Stock, Stock Units, or Performance Stock Units that, in total, could result in a maximum payout on settlement of more than thirty-three thousand nine hundred (33,900) Shares, but excluding from this limitation any additional Stock Units or Shares credited to the participant as dividend equivalents on any Award or cash or stock dividends on Restricted Stock that are paid or credited to a participant as additional Restricted Stock; and

(b)an Award or payment or payment right outside the Plan that is payable or settleable in cash (or property other than Shares) that could result in a maximum payment of more than four hundred fifty thousand dollars ($450,000), but excluding from this limitation any additional amounts paid or credited to a participant as interest or dividend equivalents on any Award.

4.4Adjustments. In the event of any merger, reorganization, consolidation, recapitalization, stock dividend, stock split, extraordinary distribution with respect to the Stock, other change in corporate structure affecting the Stock or any other event, which other event the Committee determines necessitates an adjustment to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan, then the Committee shall, in such manner as it may deem equitable to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan, adjust any or all of the following:

(a)the number and type of Shares reserved for issuance and future grant under the Plan and the individual award limits under the Plan;

(b)the exercise, purchase, or grant prices with respect to any Award;

(c)the number and type of Shares subject to outstanding Awards;

(d)the maximum number of Shares that may be issued as ISOs set forth in Section 4.1; and

(e)the Performance Goals of an Award,

and in all cases subject to any required action by the Board or the stockholders of the Company and in compliance with applicable securities laws and rules of the stock exchange on which the Shares are then traded. Notwithstanding the foregoing, in the case of a stock dividend (other than a stock dividend declared in lieu of an ordinary cash dividend) or stock split or combination of the Shares (including a reverse stock split), if no action is taken by the Committee, adjustments contemplated by this Section that are proportionate shall nevertheless automatically be made as of the date of such stock dividend or stock split or combination of the Shares.

However, if any adjustment results in fractions of a Share, such fractional shares shall not be issued and shall be canceled for no consideration. Notwithstanding the forgoing, no adjustment will be made to outstanding Stock Options if (i) the adjustment would cause the Stock Options to provide for a deferral of compensation subject to Section 409A of the Code (and any applicable related regulations and guidance), or (ii) in the case of Incentive Stock Options, such adjustment would cause the Plan to violate Section 422 of the Code.

If any of the transactions or events described in this Section constitutes a Change in Control or occurs subsequent to any Change in Control occurring after the Effective Date, then, subject to participants’ rights under Section 15 and the cash payment provisions of the following sentence, and unless the Committee otherwise determines prior to the first Change in Control occurring after the Effective Date, proportionate adjustments of the type described in this Section shall be made automatically such that the full economic value of the Awards to participants that are outstanding at the time of the transaction or event shall be preserved and not diminished as a result of the transaction or event. If any of the events described in this Section occur, the Committee may also (or in lieu of the adjustments described in this Section) make provision for a cash payment to the holder of an outstanding Award in exchange for the cancellation of all or a portion of the Award (without the consent of the holder of the Award) in an amount determined by the Committee effective at such time as the Committee specifies (which may be the time such transaction or event is effective), but if such transaction or event constitutes a Change in Control, then (i) such payment shall be at least as favorable to the holder as the greatest amount the holder could have received in respect of such Award under Section 15, (ii) if Section 15 applies to the Award, such payment shall be allowed only to the extent Section 15(b) would allow acceleration of exercisability, vesting, issuance of shares or other payment in respect of such Award in connection with the Change in Control, and (iii) from and after the Change in Control, the Committee may make such a provision only if the Committee determines that doing so is necessary to substitute, for each Share subject to an Award, the number and kind of shares of stock, other securities, cash or other property to which holders of Shares are or will be entitled in respect of each Share pursuant to the transaction or event in accordance with the last sentence of this Section. Further, and without limitation, subject to a participant’s rights under Section 15, in the event of any such merger or similar transaction, stock dividend, stock split or combination of Shares, distribution or other event described above, whether or not constituting a Change in Control (other than any such transaction in which the Company is the continuing corporation and in which the outstanding Shares are not being converted into or exchanged for different securities, cash or other property, or any combination thereof), the Committee shall substitute, on an equitable basis as the Committee determines, for each Share then subject to an Award, the number and kind of shares of stock, securities, cash or other property to which holders of Shares are or will be entitled with respect to each Share pursuant to the transaction.

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SECTION 5. Eligibility.

The Committee may grant Awards under the Plan to any of the following individuals: (i) officers and other employees of the Company, its Affiliates who are responsible for or contribute to the management, growth and profitability of the business of the Company and its Affiliates, as determined by the Committee, (ii) any individual that the Company or an Affiliate has engaged to become an officer or employee and (iii) directors of the Company.

SECTION 6. Stock Options.

6.1Types. Stock Options granted under the Plan may be of two types: Incentive Stock Options and Non-Qualified Stock Options, provided however, that Incentive Stock Options may be granted only to employees of the Company and its subsidiaries (within the meaning of Section 424(f) of the Code). To the extent that any Stock Option is not designated as an Incentive Stock Option or even if so designated does not qualify as an Incentive Stock Option, it shall constitute a Non-Qualified Stock Option.

6.2Grant. The Committee shall have the authority to grant participants Incentive Stock Options, Non-Qualified Stock Options or both types of Stock Options (in each case with or without Stock Appreciation Rights). The grant of a Stock Option shall be evidenced by an Award Agreement, which shall be delivered to the optionee and indicate on its face whether it is intended to be an agreement for an Incentive Stock Option or a Non-Qualified Stock Option. The grant of a Stock Option shall occur on the date the Committee by resolution selects an individual to receive a grant of a Stock Option, determines the number of Shares to be subject to such Stock Option to be granted to such individual and specifies the terms and provisions of the Stock Option.

6.3Option Terms and Conditions. Stock Options granted under the Plan shall be subject to the following terms and conditions and any additional terms and conditions as the Committee shall deem desirable:

(a)Exercise Price. The exercise price per Share purchasable under a Stock Option shall be determined by the Committee and set forth in the Award Agreement, provided that the exercise price shall never be less than the Fair Market Value of the Shares subject to the Stock Option on the date of grant.

(b)Option Term. The term of each Stock Option shall be fixed by the Committee, but no Stock Option shall be exercisable more than ten years after the date of grant.

(c)Exercisability. Except as otherwise provided herein, Stock Options shall be exercisable at such time or times and subject to such terms and conditions as shall be determined by the Committee. If the Committee provides that any Stock Option is exercisable only in installments, the Committee may at any time waive such installment exercise provisions, in whole or in part, based on such factors as the Committee may determine. In addition, the Committee may at any time, in whole or in part, accelerate the exercisability of any Stock Option.

6.4Exercise. Stock Options may be exercised by following the procedures the Committee establishes from time to time. The exercise price shall be paid in full in cash (by certified or bank check or such other instrument as the Company may accept) at the time of exercise or, if and to the extent set forth in the Award Agreement, may also be paid by one or more of the following:

(a)in the form of unrestricted Stock already owned by the optionee having a Fair Market Value on the date of exercise equal to the exercise price; provided, however, that, in the case of an Incentive Stock Option, the right to make a payment in the form of already owned Shares may be authorized only at the time the Stock Option is granted;

(b)by requesting that the Company withhold from the number of Shares otherwise issuable upon exercise of the Stock Option that number of shares having an aggregate Fair Market Value on the date of exercise equal to the exercise price for all of the Shares subject to such exercise; or

(c)by a combination thereof, in each case in the manner provided in the Award Agreement.

In the discretion of the Committee and if not prohibited by law, payment for any Shares subject to a Stock Option may also be made by delivering a properly executed exercise notice to the Company or its agent, together with a copy of irrevocable instructions to a broker to deliver promptly to the Company the amount of sale or loan proceeds to pay the exercise price. To facilitate the foregoing, the Company may enter into agreements for coordinated procedures with one or more brokerage firms.

6.5Rights as a Stockholder. No Shares shall be issued until full payment of the option exercise price has been made. An optionee shall have all of the rights of a stockholder of the Company holding the Stock that is subject to such Stock Option (including, if applicable, the right to vote the shares and the right to receive dividends) when the optionee has given written notice of exercise, has paid in full for such shares and, if requested, has given the representation described in Section 18.4, but shall have no rights of a stockholder of the Company prior to such notice of exercise, full payment, and if requested providing the representation described in Section 18.4. For the avoidance of doubt, in no event will dividends or dividend equivalents be distributed to a participant unless, until and to the same extent as the related shares of Stock have vested.

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6.6Cash Out. On receipt of a notice of exercise of a Stock Option, the Committee may elect to cash out all or part of the portion of the Shares for which a Stock Option is being exercised by paying the optionee an amount, in cash or Stock, equal to the excess of the Fair Market Value of the Shares over the exercise price multiplied by the number of Shares for which the Option is being exercised on the effective date of such cash out.

SECTION 7. Stock Appreciation Rights.

7.1Grant. Stock Appreciation Rights may be granted as Awards under the Plan and may be granted alone or in addition to other Awards under the Plan. Each grant of a Stock Appreciation Right shall be confirmed by, and be subject to the terms of, an Award Agreement.

7.2Stock Appreciation Rights Terms and Conditions. Stock Appreciation Rights shall be subject to such terms and conditions as shall be determined by the Committee, including the following:

(a)A Stock Appreciation Right shall be exercisable as determined by the Committee and specified in the Award Agreement, but in no event after ten years from the date of grant. A Stock Appreciation Right may be exercised by giving written notice of exercise to the Company or its designated agent specifying the number of Shares as to which Stock Appreciation Right is being exercised.

(b)The base price of a Stock Appreciation Right shall not be less than the Fair Market Value of a Share on date of grant.

(c)Upon the exercise of a Stock Appreciation Right, a participant shall be entitled to receive an amount in cash, Shares, or a combination thereof, as determined by the Committee in its discretion, equal to the product of (i) the difference between the base price of the Stock Appreciation Right and the Fair Market Value of a Share on the date of exercise of the Stock Appreciation Right, and (ii) the number of Shares as to which such Stock Appreciation Right shall have been exercised.

7.3No Rights as a Stockholder. In the case of any Stock Appreciation Right providing for, or in which the Committee has determined to make, payment in whole or in part in Stock, the holder thereof shall have no rights of a stockholder of the Company prior to the proper exercise of such Stock Appreciation Right, and if requested, prior to providing the representation described in Section 18.4, and the issuance of Stock in respect thereof. For the avoidance of doubt, in no event will dividends or dividend equivalents be distributed to a participant unless, until and to the same extent as the related shares of Stock have vested.

SECTION 8. Restricted Stock.

8.1Grant. The Committee shall determine the time or times at which grants of Restricted Stock will be awarded, the number of shares to be awarded to any participant, the Restriction Period and any other terms and conditions of the Awards. Each grant of Restricted Stock shall be confirmed by, and be subject to the terms of, a Restricted Stock Agreement.

The Committee may condition the grant or vesting of Restricted Stock upon the attainment of specified performance measures of the participant or of the Company or an Affiliate, division or department of the Company for or within which the participant is primarily employed or upon such other factors or criteria as the Committee shall determine. Where the grant or vesting of Restricted Stock is subject to the attainment of one or more Performance Goals, such shares of Restricted Stock shall be released from such restrictions only after the attainment of such Performance Goals has been certified by the Committee, unless the Committee determines otherwise.

The provisions of Restricted Stock Awards need not be the same with respect to each participant.

8.2Issuance of Restricted Stock; Stop Transfer Orders and Legends. Shares of Restricted Stock shall be evidenced in such manner as the Committee may deem appropriate, including book-entry registration or issuance of one or more stock certificates. All shares of Restricted Stock shall be subject to such stop transfer orders or bear such legends as the Committee may deem advisable under the Plan or under applicable laws, rules or regulations or the requirements of any national securities exchange.

8.3Termination of Employment. Shares of Restricted Stock shall be subject to the following terms and conditions:

(a)Except to the extent otherwise provided in the applicable Restricted Stock Agreement and Sections 8.3(b) and 15.1(b)(2), upon a participant’s Termination of Employment for any reason during the Restriction Period, all shares still subject to restriction shall be forfeited by the participant.

(b)Except to the extent otherwise provided in Section 15.1(b)(2), the Committee shall have the discretion to waive, in whole or in part, any or all remaining restrictions with respect to any or all of a participant’s shares of Restricted Stock in the event that such participant’s employment is involuntarily terminated (other than for Cause), or in the event of the participant’s death, Disability, or Retirement, or the Committee may provide for such waiver in the applicable Award Agreement.

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8.4Rights as a Stockholder; Dividends. Except as provided in this Section 8 and the applicable Restricted Stock Agreement, the participant shall have, with respect to the shares of Restricted Stock, all of the rights of a stockholder of the Company holding the class or series of Stock that is the subject of the Restricted Stock, including, if applicable, the right to vote the shares and the right to receive any dividends, provided, however, that cash dividends will either, at the discretion of the Committee, (i) be automatically deferred and reinvested in additional Restricted Stock that shall be subject to the same restrictions, terms, and conditions, including the vesting period, as the original grant of Restricted Stock, or (ii) be paid out in cash at the time that the Restricted Stock vests. If dividends are credited to the participant as additional shares of Restricted Stock, then the number of additional shares of Restricted Stock that shall be credited to the participant shall not exceed the amount that is the result of multiplying the number of shares of Restricted Stock held by the participant on the dividend record date by the dividend paid on each Share, and then dividing the amount by the Fair Market Value of a Share on the dividend payment date. For the avoidance of doubt, in no event will dividends be distributed to a participant unless, until and to the same extent as the underlying Restricted Stock vests.

SECTION 9. Stock Units.

9.1Grant. The Committee shall determine the time or times at which grants of Stock Units will be awarded, the number of Stock Units to be awarded to any participant, the time or times within which such Awards may be subject to forfeiture, and any other terms and conditions of the Awards, in addition to those contained in Section 9.2. The provisions of Stock Units Awards need not be the same with respect to each participant. Each grant of Stock Units shall be confirmed by, and be subject to, the terms of an Award Agreement.

9.2Terms and Conditions. All grants of Stock Units shall be subject to the following terms and conditions.

(a)Except to the extent otherwise provided in the applicable Award Agreement and Section 9.2(b) and Section 15.1(b)(3), upon a participant’s Termination of Employment for any reason prior to the date on which Stock Units awarded to the participant shall have vested, all rights to receive cash or Stock in payment of such Stock Units shall be forfeited by the participant.

(b)The Committee shall have the discretion to waive, in whole or in part, any or all remaining payment limitations with respect to any or all of a participant’s Stock Units in the event that such participant’s employment is involuntarily terminated (other than for Cause), or in the event of the participant’s death, Disability, or Retirement, or the Committee may provide for such waiver in the applicable Award Agreement.

(c)In any case in which the Committee has waived, in whole or in part, any or all remaining payment limitations with respect to any or all of a participant’s Stock Units, payment of such participant’s Stock Units shall occur on the time(s) or event(s) otherwise specified pursuant to Section 9.2(e), in such participant’s Award Agreement.

(d)With respect to any grant of Stock Units, the participant who receives such grant shall acquire no rights of a stockholder unless and until the participant becomes the holder of Shares delivered to such participant with respect to such Stock Units.

(e)The Award Agreement for each award of Stock Units shall specify the time(s) or event(s) of payment of vested Stock Units, which time(s) or event(s) shall be limited to one or more of the following:

(1)   the date on which the Stock Units shall have vested,

(2)   the date of the participant’s Termination of Employment, or

(3)   a specified date.

In the case of an Award of Stock Units providing for payment upon the vesting of the Stock Units, payment shall be made as soon as administratively practicable thereafter, but in no event later than March 15 of the year following the year in which the vesting of the Stock Units occurs. In the case of an Award of Stock Units providing for payment upon Termination of Employment, payment shall be made on or after the Termination of Employment in the year in which the Termination of Employment occurs, except that in the case of a Specified Employee, payment shall be made on the first day of the seventh month following the month in which such Termination of Employment occurs or, if earlier, the date of the participant’s death. In the case of an Award of Stock Units providing for a specified date for payment, payment shall be made as soon as practicable on or after the specified date, but in no event no later than December 31 of the year in which the specified date occurs.

(f)On the time(s) or event(s) specified in the applicable Award Agreement for the payment of cash or Stock with respect to vested Stock Units, the Company shall deliver to the participant either (1) a number of Shares equal to the number of vested Stock Units, or (2) cash equal to the Fair Market Value of such number of Shares. The form of payment shall be determined by the Committee in its discretion or as provided in the applicable Award Agreement.

9.3Dividend Equivalents. The Committee may in its discretion provide that a participant shall be entitled to receive dividend equivalents on outstanding Stock Units. Such dividend equivalents may, as determined by the Committee at the time the Award is granted, be:

(a)paid in cash at the time the Stock Unit to which it relates is settled;

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(b)credited to the participant as additional Stock Units, which shall vest and be settled at the same time as the Stock Unit to which it relates; or

(c)paid or credited (as appropriate) in any combination of cash and additional Stock Units; provided that in no event may dividend equivalents relating to a Stock Unit provide for payment prior to such Stock Unit’s vesting and, notwithstanding anything to the contrary herein, dividend equivalents paid or credited with respect to Stock Units shall only be paid out to or earned by a participant to the extent that the vesting conditions applicable to the underlying Stock Units are satisfied.

If dividend equivalents are credited to the participant as additional Stock Units, then the number of additional Stock Units that shall be credited to the participant with respect to any dividend on Stock shall not exceed the amount that is the result of multiplying the number of Stock Units credited to the participant on the dividend record date by the dividend paid on each Share and then dividing this amount by the Fair Market Value of a Share on the dividend payment date.

For the avoidance of doubt, in no event will dividends or dividend equivalents be distributed to a participant unless, until and to the same extent as the related shares of Stock or Stock Units have vested.

SECTION 10. Performance Units.

10.1 Grant. The Committee shall determine the time or times at which Performance Units shall be awarded, the number of Performance Units to be awarded to any participant, the duration of the Performance Period, and any other terms and conditions of the Award, in addition to those contained in Section 10.2. Each grant of Performance Units shall be confirmed by, and be subject to, the terms of an Award Agreement.

10.2 Terms and Conditions. Performance Units shall be subject to the following terms and conditions:

(a)The Committee may condition payment with respect to Performance Units on the attainment of Performance Goals. The Committee may also condition Performance Unit payments upon the continued service of the participant. The provisions of such Awards (including without limitation any applicable Performance Goals) need not be the same with respect to each participant.

(b)Except to the extent otherwise provided in the applicable Award Agreement, Section 10.2(c) and Section 15.1(b)(4), upon a participant’s Termination of Employment for any reason during the Performance Period or before any applicable Performance Goals are satisfied, all rights to receive cash or Stock in payment of the Performance Units shall be forfeited by the participant.

(c)The Committee shall have the discretion to waive, in whole or in part, any or all remaining payment limitations with respect to any or all of such participant’s Performance Units in the event that such participant’s employment is involuntarily terminated (other than for Cause), or in the event of the participant’s death, Disability, or Retirement, or the Committee may provide for such waiver in the applicable Award Agreement.

(d)In any case in which the Committee has, prior to the expiration of the Performance Period, waived, in whole or in part, any or all payment limitations with respect to a participant’s Performance Units, such participant shall receive payment with respect to his or her Performance Units in the year following the year in which the Performance Period ends or would have ended, at the same time as the Committee has provided for payment to all other Award recipients.

(e)At the expiration of the Performance Period, unless otherwise determined by the Committee, the Committee shall evaluate the extent to which the Performance Goals for the Award have been achieved and shall determine the number of Performance Units granted to the participant that have been earned, and the cash value thereof. The Company shall then deliver to the participant either a cash payment equal in amount to the cash value of the Performance Units or Shares equal in value to the cash value of the Performance Units, with the form of payment determined by the Committee in its discretion or as provided in the applicable Award Agreement. Payment shall occur as soon as administratively practicable thereafter, but in no event later than March 15 of the year following the year in which the Performance Period ends.

SECTION 11. Performance Stock Units.

11.1 Grant. The Committee shall determine the time or times at which Performance Stock Units shall be awarded, the number of Performance Stock Units to be awarded to any participant, the duration of the Performance Period and any other terms and conditions of the Award, in addition to those contained in Section 11.2. Each grant of Performance Stock Units shall be confirmed by, and be subject to, the terms of an Award Agreement. Performance Stock Units may be conditioned upon the attainment of Performance Goals and continued employment or service of the participant. The provisions of such Awards (including without limitation any applicable Performance Goals) need not be the same with respect to each recipient.

11.2 Terms and Conditions.

(a)Unless otherwise provided in Section 11.2(b) or Section 15.1(b)(4), upon a participant’s Termination of Employment during the Performance Period or before any applicable Performance Goals are satisfied, all rights to receive cash or Stock in payment of the Performance Stock Units shall be forfeited.

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(b)Except to the extent otherwise provided in Section 15.1(b)(4), the Committee shall have the discretion to waive, in whole or in part, any or all remaining payment limitations with respect to any or all such participant’s Performance Stock Units in the event that a participant’s employment is involuntarily terminated (other than for Cause), or in the event of a participant’s death, Disability, or Retirement, or the Committee may provide for such waiver in the applicable Award Agreement.

(c)In any case in which the Committee has waived, in whole or in part, prior to the expiration of the Performance Period, any or all payment limitations with respect to a participant’s Performance Stock Units, such participant shall receive payment with respect to his or her Performance Stock Units in the year following the year in which Performance Period ends, at the same time as the Committee has provided for payment to all other Award recipients.

(d)At the expiration of the Performance Period, unless otherwise determined by the Committee, the Committee shall evaluate the extent to which the Performance Goals for the Award have been achieved and shall determine the number of Performance Stock Units granted to the participant which shall have been earned, and the cash value thereof. The Company shall then deliver to the participant either (1) a number of Shares equal to the number of Performance Stock Units determined by the Committee to have been earned, or (2) cash equal to the Fair Market Value of such number of Shares, as determined by the Committee in its discretion or as provided in the applicable Award Agreement. Payment shall occur as soon as administratively practicable thereafter, but in no event later than March 15 of the year following the year in which the Performance Period ends.

11.3 Dividend Equivalents. The Committee may in its discretion provide that a participant shall be entitled to receive dividend equivalents on outstanding Performance Stock Units. Such dividend equivalents may, as determined by the Committee at the time the Award is granted, be:

(a)paid in cash at the time the Performance Stock Units to which it relates are settled;

(b)credited to the participant as additional Performance Stock Units, which shall vest and be earned and settled at the same time as the Performance Stock Units to which they relate; or

(c)paid or credited (as appropriate) in any combination of cash and additional Performance Stock Units;

provided that in no event may dividend equivalents relating to Performance Stock Units provide for payment prior to the time at which such Performance Stock Units are earned and vested and, notwithstanding anything to the contrary herein, dividend equivalents paid or credited with respect to Performance Stock Units shall only be paid out to or earned by a participant to the extent that the vesting and performance conditions applicable to the underlying Performance Stock Units are satisfied.

If dividend equivalents are credited to the participant as additional Performance Stock Units, then the number of additional Performance Stock Units that shall be credited to the participant with respect to any dividend on Stock shall not exceed the amount that is the result of multiplying the number of Performance Stock Units credited to the participant on the dividend record date by the dividend paid on each Share and then dividing this amount by the Fair Market Value of a Share on the dividend payment date.

For the avoidance of doubt, in no event will dividends or dividend equivalents be distributed to a participant unless, until and to the same extent as the related shares of Stock or Performance Stock Units have vested.

SECTION 12. Cash Incentive Awards.

Subject to the terms of the Plan, the Committee will determine all terms and conditions of Cash Incentive Awards, including, but not limited to, the Performance Goals, the Performance Period, the potential amount payable, and the timing of payment; provided that the Committee must require that payment of all or any portion of the amount subject to the Cash Incentive Award is contingent on the achievement or partial achievement of one or more Performance Goals during the period the Committee specifies, although the Committee may specify that all or a portion of the Performance Goals subject to an Award are deemed achieved upon a participant’s death, Disability, or Retirement or in the event that such participant’s employment is involuntarily terminated (other than for Cause). Notwithstanding the foregoing, nothing hereunder shall preclude or limit the Company or the Administrator from granting annual incentive awards that are solely payable in cash outside of the terms of the Plan.

SECTION 13. Minimum Vesting Period.

All Awards shall have a minimum vesting period of one year from the date of grant (excluding, for this purpose, any Substitute Award). For purposes of Awards granted to non-employee directors, “one year” may mean the period of time from one annual meeting of stockholders to the next annual meeting of stockholders, provided that such period of time is not less than 50 weeks. Notwithstanding the foregoing, the Committee may grant Awards with less than a one-year vesting requirement, provided such Awards do not relate to more than 5% of the number of shares reserved under Section 4.1.

SECTION 14. Repricing and Backdating Prohibited.

Notwithstanding anything in the Plan to the contrary, and except for the adjustments provided for under the Plan, neither the Committee nor any other person may (i) amend the terms of outstanding Options or Stock Appreciation Rights to reduce the exercise or base price of such outstanding Options or Stock Appreciation Rights; (ii) cancel outstanding Options or Stock Appreciation Rights in exchange for Options or Stock Appreciation Rights with an exercise or base price that is less than the

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exercise or base price of the original Options or Stock Appreciation Rights; or (iii) cancel outstanding Options or Stock Appreciation Rights with an exercise or base price above the current Fair Market Value of a Share in exchange for cash or other securities, in each case, without prior approval of the Company’s stockholders. In addition, the Committee may not make a grant of an Option or SAR with a grant date that is effective prior to the date the Committee takes action to approve such Award.

SECTION 15. Change in Control Provisions.

15.1 Impact of Event. If a participant has in effect an employment, retention, change in control, severance, or similar agreement with the Company or any Affiliate that provides a more favorable result upon a Change in Control on the participant’s Awards, then such agreement shall control in respect of such Awards. In all other cases, unless the Committee provides for a more favorable result in an Award Agreement (in which case such Award Agreement shall control over the provisions hereof), in the event of a Change in Control:

(a)The successor or purchaser in the Change in Control transaction may assume an Award or provide a replacement award with terms and conditions at least as favorable as the terms and conditions in effect prior to the Change in Control, provided that any such assumed Award or replacement award shall:

(1)   have substantially equivalent economic value to the Award (as determined by the Committee as constituted immediately prior to the Change in Control);

(2)   relate to a class of equity that is (or will be within five (5) business days following the Change in Control) listed to trade on a recognized securities market;

(3)   provide the participant with rights and entitlements substantially equivalent to or better than the rights and entitlements applicable under such Award, including, but not limited to, an identical or better exercise or vesting schedule and identical or better timing and methods of payment (to the extent consistent with Section 409A of the Code, if applicable), including all provisions applicable in respect of such Award that provide for accelerated vesting;

(4)   with respect to Awards that vest upon the attainment of one or more Performance Goals, if the Change in Control occurs during the course of a Performance Period applicable to the Award, then (i) the Performance Goals shall be deemed to have been satisfied at the target level specified in the participant’s award agreement or, if greater, as otherwise specified by the Committee at or after grant, and (ii) any assumed or substituted award shall not include a performance objective, unless otherwise determined by the Committee as constituted immediately prior to the Change in Control; and

(5)   have terms and conditions providing that, if within two (2) years following a Change in Control either (i) the successor or purchaser in the Change in Control transaction (or any affiliate thereof) terminates the participant’s employment or service without Cause or (ii) if the participant is subject to any employment, retention, change in control, severance, or similar agreement with the successor, purchaser, the Company or any affiliate thereof under which the participant has the right to certain benefits if the participant terminates his or her employment or service for “good reason” (as such term is defined in such agreement), such participant does, in fact, terminate his or her employment or service for “good reason”, then the following provisions shall apply to any assumed Awards or replacement awards described herein:

(A)Effective upon the date of the participant’s termination of employment or service, all of such participant’s outstanding Awards or replacement awards automatically shall vest (assuming, for any Award the vesting of which is subject to Performance Goals for which the Performance Period had not been completed as of the date of such termination, that such goals had been met at the target level); and

(B)If the assumed Award or replacement award relates to a class of equity that is not then listed to trade on a recognized securities market, then, at the election of a participant, at the time of exercise or settlement of such Awards or replacement awards, the participant may elect to receive, in lieu of the issuance of such equity, a cash payment equal to the fair market value of the equity otherwise issuable thereunder (such payment calculated using the definition of “Fair Market Value” under the Plan as applied to the equity otherwise issuable under the assumed Award or replacement award).

(b)If the successor or purchaser in the Change in Control transaction does not assume the Awards or issue replacement awards as provided in clause (a), then immediately prior to the date of the Change in Control:

(1)   Any Stock Options and Stock Appreciation Rights outstanding as of the date such Change in Control is determined to have occurred and not then exercisable and vested shall become fully exercisable and vested to the full extent of the original grant.

(2)   The restrictions applicable to any outstanding Restricted Stock shall lapse as of the date such Change in Control is determined to have occurred, and such Restricted Stock shall become free of all restrictions and become fully vested and transferable to the full extent of the original grant.

(3)   The restrictions applicable to any outstanding Stock Units shall lapse as of the date such Change in Control is determined to have occurred, and such Stock Units shall become free of all restrictions and become fully vested. Payment

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for Stock Units that have vested as a result of this Section 15.1(b)(3) shall occur on the time(s) or event(s) otherwise specified in the Award recipient’s Award Agreement.

(4)   The restrictions applicable to any outstanding Performance Units and Performance Stock Units shall lapse as of the date such Change in Control is determined to have occurred, the Performance Goals of all such outstanding Performance Units and Performance Stock Units shall be deemed to have been achieved at target levels, the relevant Performance Period shall be deemed to have ended on the effective date of the Change in Control, and all other terms and conditions thereto shall be deemed to have been satisfied. If due to a Change in Control, a Performance Period is shortened, then the target Performance Award initially established for such Performance Period shall be prorated by multiplying the initial target Performance Award by a fraction, the numerator of which is the actual number of whole months in the shortened Performance Period and the denominator of which is the number of whole months in the original Performance Period. Payment for such Performance Units and Performance Stock Units that vest as a result of the Change in Control shall be made in cash or Stock (as determined by the Committee) as promptly as is practicable upon such vesting, but in no event later than March 15 of the year following the year in which the Performance Units and Performance Stock Units shall have vested pursuant to this Section 15.1(b)(4). Payment for Performance Units and Performance Stock Units that have vested prior to the Change in Control as a result of the Committee’s waiver of payment limitations prior to the date of the Change in Control shall be made in cash or Stock (as determined by the Committee):

(A)in the year following the year in which the Performance Period would have otherwise ended absent a Change in Control, or

(B)if earlier, as soon as practicable in the year in which the Award recipient’s Termination of Employment occurs; provided, however, that in the case of a “Specified Employee” who becomes entitled to payment of Performance Units or Performance Stock Units under this Section 15.1(b)(4)(B) by reason of his or her Termination of Employment, payment shall be made on the first day of the seventh month following the month in which such Termination of Employment occurs (to the extent required for compliance with Code Section 409A), or, if earlier, the date of the Specified Employee’s death.

15.2 Definition of Change in Control. For purposes of the Plan, a “Change in Control” shall mean the happening of any of the following events:

(a)The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) (a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 20% or more of either:

(1)   the then outstanding shares of common stock of the Company (the “Outstanding Company Common Stock”) or

(2)   the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”);

provided, however, that for purposes of Section 15.2(a), the following acquisitions shall not constitute a Change in Control:

(W)   any acquisition directly from the Company,

(X)   any acquisition by the Company,

(Y)   any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company, or

(Z)   any acquisition by any corporation pursuant to a transaction described in paragraphs (1), (2) and (3) of Section 15.2(c); or

(b)Individuals who, as of the Effective Date, constitute the Board (the “Incumbent Board”) and cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the Effective Date whose election, or nomination for election by the Company’s stockholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board; or

(c)Consummation by the Company of a reorganization, statutory share exchange, merger, or consolidation or similar transaction involving the Company or any of its Affiliates or sale or other disposition of all or substantially all of the assets of the Company or the acquisition of assets of another entity by the Company or any of its Affiliates (each of the foregoing, a “Business Combination”), in each case, unless, following such Business Combination,

(1)   all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Business Combination

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beneficially own, directly or indirectly, more than 60% of, respectively, the then outstanding shares of common stock (or, for a non-corporate entity, equivalent securities) and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors (or, for a non-corporate entity, equivalent governing body), as the case may be, of the entity resulting from such Business Combination (including, without limitation, an entity which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be,

(2)   no Person (excluding any corporation resulting from such Business Combination or any employee plan (or related trust) of the Company or such corporation resulting from such Business Combination) beneficially owns, directly or indirectly, 20% or more of, respectively, the then outstanding shares of common stock (or, for a non-corporate entity, equivalent securities) of the entity resulting from such Business Combination or the combined voting power of the then outstanding voting securities of such entity except to the extent that such ownership existed prior to the Business Combination; and

(3)   at least a majority of the members of the board of directors (or, for a non-corporate entity, equivalent governing body) of the entity resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination; or

(d)Approval by the stockholders of the Company of a complete liquidation or dissolution of the Company.

Notwithstanding the foregoing, if an Award is considered deferred compensation subject to the provisions of Section 409A of the Code, and if a payment under such Award is triggered upon a “Change in Control,” then the foregoing definition shall be deemed amended as necessary to comply with Section 409A of the Code.

SECTION 16. Term, Amendment, and Termination.

16.1 Term of Plan. Unless terminated sooner by the Board, the Plan will terminate on the tenth (10th) anniversary of the date on which it has most recently been approved by the Company’s stockholders. Awards outstanding as of the date on which the Plan terminates shall not be affected or impaired by the termination of the Plan.

16.2 Amendment by the Board. The Board may amend, alter, or discontinue the Plan at any time, but no amendment, alteration or discontinuation shall be made which would:

(a)impair the rights of a participant under an Award theretofore granted without the participant’s consent, except such an amendment made to cause the Plan to qualify for the exemption provided by Rule 16b-3, or

(b)disqualify the Plan from the exemption provided by Rule 16b-3,

except that the Board shall always have the authority to amend the Plan and the terms of any Award theretofore granted to take into account changes in law and tax and accounting rules.

16.3 Amendment by the Committee. The Committee may amend the terms of any Award theretofore granted, prospectively or retroactively, but no such amendment shall impair the rights of any holder without the holder’s consent except:

(a)to the extent required or permitted by the Plan or by applicable law, including, but not limited to, any clawback requirements or policy of the Company as may be in effect from time to time, or

(b)an amendment made to cause the Plan or Award to qualify for the exemption provided by Rule 16b-3.

16.4 Approval by Stockholders. No amendment shall be made to the Plan without the approval of the Company’s stockholders to the extent such approval is required by law, rules of the stock exchange on which the Shares are then traded, or agreement.

SECTION 17. Cancellation and Rescission of Awards.

17.1 Reasons for Cancellation or Rescission. The Committee may cancel, declare forfeited, or rescind any unexercised, undelivered, or unpaid Award upon its determining that:

(a)a participant has violated the terms of the Plan or the Award Agreement under which such Award has been made, or

(b)the participant has committed a Breach of Conduct.

In addition, for a period of one year following the exercise, payment, or delivery of an Award, the Committee may rescind any such exercise, payment, or delivery of an Award upon its determining that the participant committed a Breach of Conduct prior to the exercise, payment, or delivery of the Award, or within six months thereafter subject to any clawback requirements or policy of the Company as may be in effect from time to time.

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17.2 Committee’s Determination Binding. In the case of an Award’s cancellation, forfeiture, or rescission due to a Breach of Conduct by reason of the participant’s conviction of, or entering a guilty plea, no contest plea or nolo contendere plea to any felony or to any crime involving dishonesty or moral turpitude, the Committee’s determination that a participant has committed a Breach of Conduct, and its decision to require rescission of an Award’s exercise, payment, or delivery shall be conclusive, binding, and final on all parties. In all other cases, the Committee’s determination that a participant has violated the terms of the Plan or the Award, or has committed a Breach of Conduct, and the Committee’s decision to cancel, declare forfeited, or rescind an Award or to require rescission of an Award’s exercise, payment, or delivery shall be conclusive, binding, and final on all parties unless the participant makes a written request to the Committee to review such determination and decision within thirty days of the Committee’s written notice of such actions to the participant. In the event of such a written request, the members of the Board who are “independent directors” within the meaning of the applicable stock exchange rule (including members of the Committee) shall review the Committee’s determination no later than the next regularly scheduled meeting of the Board. If, following its review, such directors approve, by a majority vote,

(a)the Committee’s determination that the participant violated the terms of the Plan or the Award or committed a Breach of Conduct, and

(b)the Committee’s decision to cancel, declare forfeited, or rescind the Award,

such determination and decision shall thereupon be conclusive, binding, and final on all parties.

17.3 Rescinded Awards. In the event an Award is rescinded or recovered, the affected participant shall repay or return to the Company any cash amount, Stock, or other property received from the Company upon the exercise, payment, or delivery of such Award (or, if the participant has disposed of the Stock or other property received and cannot return it, its cash value at the time of exercise, payment, or delivery), and, in the case of Stock or other property delivered to the participant, any gain or profit realized by the participant in a subsequent sale or other disposition of such Stock or other property. Such repayment and (or) delivery shall be on such terms and conditions as the Committee shall prescribe.

17.4 Disgorgement of Awards. Any Awards granted pursuant to the Plan, and any Stock issued or cash paid pursuant to an Award, shall be subject to the Company’s Compensation Recovery Policy and any other recoupment or clawback policy that is adopted by, or any recoupment or similar requirement otherwise made applicable by law, regulation, or listing standards to, the Company from time to time.

SECTION 18. General Provisions.

18.1 Prohibition on Certain Dividends and Dividend Equivalent Payments. Notwithstanding anything to the contrary in the Plan, in no event may dividends or dividend equivalents be awarded with respect to Options, Stock Appreciation Rights, or any other Award that is not a Full-Value Award; and, for the avoidance of doubt, this Plan expressly prohibits the payment of dividends or dividend equivalents on unvested Awards for all equity Award types.

18.2 Unfunded Status. The Plan constitutes an “unfunded” plan for incentive and deferred compensation. The Committee may authorize the creation of trusts or other arrangements to meet the obligations created under the Plan to deliver Stock or make payments; provided, however, that, unless the Committee otherwise determines, the existence of such trusts or other arrangements is consistent with the “unfunded” status of the Plan.

18.3 Transferability. Participants shall not be permitted to sell, assign, transfer, pledge, or otherwise encumber any Award granted under the Plan, unless and to the extent the Committee allows a participant to designate in writing a beneficiary to exercise the Award or receive payment under the Award after the participant’s death, other than:

(a)by will or by the laws of descent and distribution, or, in the Committee’s discretion, pursuant to a written beneficiary designation,

(b)pursuant to a qualified domestic relations order (as defined in the Code or Title I of the Employee Retirement Income Security Act of 1974, as amended, or the rules thereunder), or

(c)in the Committee’s discretion, pursuant to a gift to such optionee’s “immediate family” members directly, or indirectly by means of a trust, partnership, or limited liability company, provided that the participant may not receive consideration for such transfer of an Award, provided that an Incentive Stock Option may only be transferred according to subsection (a).

Subject to the terms of the Plan and the relevant Award Agreement, all Stock Options shall be exercisable only by the optionee, guardian, legal representative, or beneficiary of the optionee or permitted transferee, it being understood that the terms “holder” and “optionee” include any such guardian, legal representative, or beneficiary or transferee. For purposes of this Section 18.3, “immediate family” shall mean, except as otherwise defined by the Committee, the optionee’s spouse, children, siblings, stepchildren, grandchildren, parents, stepparents, grandparents, in-laws, and persons related by legal adoption. Such transferees may transfer an Award only by will or by the laws of descent and distribution.

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18.4 Representations; Issuance of Shares. The Committee may require each person purchasing or receiving shares pursuant to an Award to represent to and agree with the Company in writing that such person is acquiring the shares without a view to the distribution thereof. All Shares issued under the Plan shall be evidenced in such manner as the Committee may deem appropriate, including book-entry registration or issuance of one or more stock certificates. All Shares delivered (whether in book-entry or certificated form) pursuant to any Award or the exercise thereof shall be subject to such stop transfer orders or bear such legends as the Committee may deem advisable under the Plan or under applicable laws, rules or regulations, or the requirements of any national securities exchange.

The Company shall have no obligation to issue, or make a book-entry transfer or deliver certificates for, Shares under the Plan prior to:

(a)obtaining approval from any governmental agency which the Company determines is necessary or advisable,

(b)admission of such shares to listing on the stock exchange on which the Stock may be listed, and

(c)completion of any registration or other qualification of such shares under any state or federal law or ruling of any governmental body which the Company determines to be necessary or advisable.

18.5 Other Compensation. Nothing contained in the Plan shall prevent the Company or any Affiliate from adopting other or additional compensation arrangements for its employees.

18.6 No Right to Employment. The adoption of the Plan shall not confer upon any employee any right to continued employment nor shall it interfere in any way with the right of the Company or any Affiliate to terminate the employment of any employee at any time.

18.7 Tax Withholding. In the event the Company or one of its Affiliates is required to withhold any Federal, state, or local taxes or other amounts in respect of any income recognized by a participant as a result of the grant, vesting, payment, or settlement of an Award or disposition of any Shares acquired under an Award, the Company may deduct (or require an Affiliate to deduct) from any payments of any kind otherwise due to the participant cash, or with the consent of the Committee, Shares otherwise deliverable or vesting under an Award, to satisfy such tax or other obligations. Alternatively, the Company or its Affiliate may require such participant to pay to the Company or its Affiliate, in cash, promptly on demand, or make other arrangements satisfactory to the Company or its Affiliate regarding the payment to the Company or its Affiliate of the aggregate amount of any such taxes and other amounts. If Shares are deliverable upon exercise or payment of an Award, then the Committee may permit a participant to satisfy all or a portion of the Federal, state, and local withholding tax obligations arising in connection with such Award by electing to (i) have the Company or its Affiliate withhold Shares otherwise issuable under the Award, (ii) tender back Shares received in connection with such Award, or (iii) deliver other previously owned Shares, in each case having a Fair Market Value equal to the amount to be withheld; provided that, to the extent needed for the Company and its Affiliates to avoid an accounting charge, the amount to be withheld in Shares may not exceed the total maximum statutory tax withholding obligations associated with the transaction. If an election is provided, the election must be made on or before the date as of which the amount of tax to be withheld is determined and otherwise as the Committee requires. In any case, the Company and its Affiliates may defer making payment or delivery under any Award if any such tax may be pending unless and until indemnified to its satisfaction.

18.8 Right of First Refusal. At the time of grant, the Committee may provide in connection with any grant made under the Plan that the Shares received as a result of such grant shall be subject to a right of first refusal pursuant to which the participant shall be required to offer to the Company any shares that the participant wishes to sell at the then Fair Market Value of the Stock, subject to such other terms and conditions as the Committee may specify at the time of grant.

18.9 Reinvestment of Dividends. The reinvestment of cash dividends in additional shares of Restricted Stock, and the crediting of dividend equivalents or interest equivalents (if such interest equivalents are payable in Stock when distributed) on Stock Units or on the deferred payment of Stock Units, Performance Units or Performance Stock Units, shall only be permissible if sufficient shares of Stock are available under Section 4 (taking into account then outstanding Awards).

18.10 Beneficiary Designations. The Committee shall establish such procedures as it deems appropriate for a participant to designate a beneficiary to whom any amounts payable in the event of the participant’s death are to be paid.

18.11 Code Section 409A. It is intended that Stock Options awarded pursuant to Section 6, Stock Appreciation Rights awarded pursuant to Section 7, and Restricted Stock awarded pursuant to Section 8 not constitute a “deferral of compensation” within the meaning of Section 409A of the Code. It is further intended that Performance Stock Units and Performance Units granted pursuant to Sections 10 and 11 not constitute a “deferral of compensation” within the meaning of Section 409A of the Code excepting, however, Performance Stock Units and Performance Units that become vested as a result of the Committee’s waiver of payment limitations prior to the end of the applicable Performance Period. It is also intended that Stock Units awarded pursuant to Section 9, and Performance Units and Performance Stock Units that are or become vested as a result of the Committee’s waiver of payment limitations prior to the end of the applicable Performance Period satisfy the requirements of Sections 409A(2) through (a)(4) of the Code in all material respects to the extent required to avoid the imposition of any additional tax upon a participant under Section 409A of the Code. The Plan shall be interpreted for all purposes and operated to the extent necessary to comply with the intent expressed in this Section 18.11.

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18.12 No Guarantee of Tax Treatment. Notwithstanding any provisions of the Plan to the contrary, the Company does not guarantee to any participant or any other Person with an interest in an Award that (i) any Award intended to be exempt from Section 409A of the Code shall be so exempt, (ii) any Award intended to comply with Section 409A of the Code or Section 422 of the Code shall so comply, or (iii) any Award shall otherwise receive a specific tax treatment under any other applicable tax law, nor in any such case will the Company or any Affiliate be required to indemnify, defend, or hold harmless any individual with respect to the tax consequences of any Award.

18.13 Issuance or Assumption. Notwithstanding any other provision of the Plan, and without affecting the number of Shares otherwise reserved or available under the Plan, in connection with any merger, consolidation, acquisition of property or shares, or reorganization, the Committee may authorize the issuance or assumption of Substitute Awards or other awards under this Plan upon such terms and conditions as it may deem appropriate, subject to the listing requirements of any principal securities exchange or market on which the Shares are then traded and applicable law.

18.14 Severability. If any provision of the Plan is or becomes invalid, illegal, or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not be impaired or affected thereby. The invalid, illegal, or unenforceable provision shall be treated as amended to the minimum extent necessary to make the provision valid, legal, and enforceable and to accomplish the Company’s original objectives for establishing the Plan.

18.15 Choice of Law; Legal Actions. The Plan and all Awards made and actions taken thereunder shall be governed by and construed in accordance with the laws of the State of Delaware without taking into account its conflict of laws provisions. The exclusive venue for any legal action or proceeding with respect to this Plan or any Award, or for recognition and enforcement of any judgment in respect of this Plan or any Award, shall be a court sitting in Oakland County, Michigan. Any legal action or proceeding with respect to the Plan or any Award must be brought within one year (365 days) after the day the complaining party first knew or should have known of the events giving rise to the complaint. Any such legal action may be heard only in a “bench” trial, and any party to such action shall agree to waive his, her or its right to a jury trial.

2026 Proxy Statement |	111

BorgWarner Inc.
World Headquarters
3850 Hamlin Road
Auburn Hills MI 488326

borgwarner.com

BORGWARNER

1 1 12345678 12345678 12345678 12345678 12345678 12345678 12345678 12345678 NAME THE COMPANY NAME INC. - COMMON 123,456,789,012.12345 THE COMPANY NAME INC. - CLASS A 123,456,789,012.12345 THE COMPANY NAME INC. - CLASS B 123,456,789,012.12345 THE COMPANY NAME INC. - CLASS C 123,456,789,012.12345 THE COMPANY NAME INC. - CLASS D 123,456,789,012.12345 THE COMPANY NAME INC. - CLASS E 123,456,789,012.12345 THE COMPANY NAME INC. - CLASS F 123,456,789,012.12345 THE COMPANY NAME INC. - 401 K 123,456,789,012.12345 → x 02 0000000000 JOB # 1 OF 2 PAGE 1 OF 2 SHARES CUSIP # SEQUENCE # THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date CONTROL # SHARES SCAN TO VIEW MATERIALS & VOTE 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0000695023_1 R2.09.05.010 BORGWARNER INC. ATTN: FAVIOLA BOGEN 3850 HAMLIN RD. AUBURN HILLS, MI 48326 Investor Address Line 1 Investor Address Line 2 Investor Address Line 3 Investor Address Line 4 Investor Address Line 5 John Sample 1234 ANYWHERE STREET ANY CITY, ON A1A 1A1 VOTE BY INTERNET - www.proxyvote.com or scan the QR Barcode above Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 P.M. ET on 04/28/2026. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 P.M. ET on 04/28/2026. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. The Board of Directors recommends you vote FOR the following: 1. Election of Directors Nominees For Against Abstain 1A Joseph F. Fadool 1B Sara A. Greenstein 1C Michael S. Hanley 1D Shaun E. McAlmont 1E Deborah D. McWhinney 1F Alexis P. Michas 1G Sailaja K. Shankar 1H Hau N. Thai-Tang The Board of Directors recommends you vote FOR proposals 2., 3. and 4. For Against Abstain 2. Approve, on an advisory basis, the compensation of our named executive officers. For Against Abstain 3. Ratify the selection of PricewaterhouseCoopers LLP as the independent registered public accounting firm for the Company for 2026. 4 Approve the Amended and Restated BorgWarner Inc. 2023 Stock Incentive Plan. The Board of Directors recommends you vote AGAINST the following proposal: For Against Abstain 5 Vote on stockholder proposal regarding action by written consent. NOTE: Transact such other business as may properly come before the meeting or any adjournment or postponement thereof. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

0000695023_2 R2.09.05.010 Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, Annual Report on Form 10-K are available at www.proxyvote.com BORGWARNER INC. Annual Meeting of Stockholders April 29, 2026 9:00 AM EDT This proxy is solicited by the Board of Directors The stockholder(s) hereby appoint(s) Tonit M. Calaway and Miyuki P. Oshima, or either of them, as proxies, each with the power to appoint her substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of BORGWARNER INC. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholder(s) to be held at 09:00 AM EDT on April 29, 2026, at BorgWarner Inc. located at 3850 Hamlin Road, Auburn Hills, Michigan, 48326, and any adjournment or postponement thereof. This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations. Continued and to be signed on reverse side